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RLI CORP.
...................................................................................................................................................................................

(Name of Registrant as Specified In Its Charter)

...................................................................................................................................................................................

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RLI CORP. NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT DIFFERENT WORKS ®

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615 Phone: 309-692-1000 | Fax: 309-692-1068 | www.rlicorp.com

RLI Corp.

9025 North Lindbergh Drive

Peoria, Illinois 61615

March 26, 2015

Dear Shareholders:

Please consider this letter your personal invitation to attend the 2015 RLI Corp. Annual Shareholders Meeting. It will be held at the Mt. Hawley Country Club, 7724 North Knoxville Avenue, Peoria, Illinois 61614, on May 7, 2015, at 2 p.m. CDT.

Business scheduled to be considered at the meeting includes the election of directors, approval of the amendment to the 2005 RLI Corp. Omnibus Stock Plan, approval of the amendment to the 2010 RLI Corp. Long-Term Incentive Plan, approval of the 2015 RLI Corp. Long-Term Incentive Plan, ratification of KPMG LLP as our independent registered public accounting firm for the current year, and an advisory vote on executive compensation. In addition, we will review significant events of 2014 and their impact on you and your Company.

Again, this year we are furnishing our proxy materials via the Internet. Shareholders will receive a mailed notice card with instructions on how to view our proxy materials over the Internet and other information.

Thank you for your interest in RLI as well as your confidence in, and support of, our future.

Sincerely,

Jonathan E. Michael

Chairman & Chief Executive Officer

RLI Corp. | 9025 N. Lindbergh Drive | Peoria, Illinois 61615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 7, 2015

To the Shareholders of RLI Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RLI Corp. (“Company”) will be held at the Mt. Hawley Country Club, 7724 North Knoxville Avenue, Peoria, Illinois 61614, on Thursday, May 7, 2015, at 2 p.m. Central Daylight Time for the following purposes:

1.              to elect twelve (12) directors for a one-year term expiring at the 2016 Annual Meeting;

2.              to approve the Amendment to the 2005 RLI Corp. Omnibus Stock Plan;

3.              to approve the Amendment to the 2010 RLI Corp. Long-Term Incentive Plan;

4.              to approve the 2015 RLI Corp. Long-Term Incentive Plan;

5.              to ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the current year;

6.              to hold an advisory vote on executive compensation (the “Say-on-Pay” vote); and

7.              to transact such other business as may properly be brought before the meeting.

Only holders of Common Stock of the Company of record at the close of business on March 9, 2015, are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Daniel O. Kennedy
Vice President, General Counsel

Peoria, Illinois

March 26, 2015

It is important, regardless of the number of shares you hold, that you personally be present or be represented by proxy at the Annual Meeting. Even if you expect to attend, it is important that you submit your proxy by any method described below:

•          By Internet: by submitting your proxy over the Internet in accordance with the instructions provided on your proxy card or Notice of Internet Availability of Proxy Materials;

•          By Phone: by submitting your proxy by telephone, toll-free, in accordance with the instructions provided on your proxy card, or

•          By Mail: if you received your proxy card by mail, by completing the proxy card and signing, dating and returning it as promptly as possible.

You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Corporate Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date or voting by telephone or over the Internet at a later date. If you attend the Annual Meeting and desire to vote in person, your proxy may be withdrawn upon request.

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2     |   RLI Corp. 2015 Proxy Statement

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RLI Corp. | 9025 N. Lindbergh Drive | Peoria, Illinois 61615

PROXY STATEMENT

Annual Meeting of Shareholders to be held May 7, 2015

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of RLI Corp., an Illinois corporation (“Company”), in connection with the solicitation, by the Board of Directors of the Company (“Board” or “Board of Directors”), of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at 2 p.m. Central Daylight Time on Thursday, May 7, 2015, at the Mt. Hawley Country Club, 7724 North Knoxville Avenue, Peoria, Illinois, 61614, and at any adjournments of the Annual Meeting.

This year, we are pleased to again be taking advantage of a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of the proxy materials. The E-Proxy Notice contains instructions that will enable shareholders receiving the E-Proxy Notice to access these materials over the Internet and, if so desired, to request a paper copy of these proxy materials by mail. Shareholders who do not receive the E-Proxy Notice will receive a paper copy of the proxy materials by mail. The Company intends to mail the E-Proxy Notice to shareholders on or about March 26, 2015.

VOTING

Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of our voting shares be represented at the Annual Meeting by proxy to achieve a quorum. Pursuant to the Company’s By-Laws, at least a majority of the outstanding voting shares must be present (in person or by proxy) at the Annual Meeting to conduct the meeting, which is known as a “quorum” of shares. Even if you expect to attend, it is important that you vote your shares in advance.

Whether you hold your shares directly as the shareholder of record or through a broker, trustee, or other nominee (“in street name”), you may vote by proxy without attending the Annual Meeting in three different ways:

•                  Internet: Shareholders may submit their proxy over the Internet by following the instructions provided on the proxy card or on the E-Proxy Notice. Shareholders will need to have the control number appearing on their proxy card or E-Proxy Notice available in order to submit their proxy over the Internet.

•                  Telephone: Shareholders may submit their proxy by telephone, toll-free, by following the instructions provided on the proxy card. Shareholders will need to have the control number appearing on their proxy card or E-Proxy Notice available in order to submit their proxy by telephone.

•                  Mail: Shareholders who receive a paper copy of a proxy card by mail may submit their proxy by signing, dating and returning the proxy card as promptly as possible in the envelope enclosed for that purpose.

Shareholders can save the Company expense by submitting their proxy by telephone or over the Internet. If you submit your proxy by telephone or over the Internet, you do not need to also submit a proxy card, although you may do so as one method of changing your vote as described below. The method of voting will not limit a shareholder’s right to attend the Annual Meeting.

Each proxy will be voted in accordance with the shareholder’s specifications. If you return a signed proxy card without providing voting instructions or do not designate a voting preference when using the other methods, your shares will be voted as recommended by the Board of Directors. All proxies delivered pursuant to this solicitation are revocable at any time prior to the meeting at the option of the shareholder either by giving written notice to the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, or by timely delivery of a properly completed proxy, whether by proxy card or by Internet or telephone vote, bearing a later date, or by voting in person at the Annual Meeting. All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting.

4     |   RLI Corp. 2015 Proxy Statement

Assuming the presence, in person or by proxy, of a quorum, the election of directors (Proposal One) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Votes withheld are deemed present at the meeting and thus will be counted for quorum purposes and have the effect of a vote against the director.

Assuming the presence, in person or by proxy, of a quorum, the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote shall be required to approve Proposals Two, Three, Four and Five. The Proposal Six (“Say-on-Pay”) vote is advisory (not binding) in nature so there is no specified voting requirement for approval. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy).

With respect to Proposals Two, Three, Four, Five and Six, shareholders may vote “For,” “Against” or “Abstain” on each proposal. Abstentions are deemed present at the meeting, and thus will be counted for quorum purposes, but will have the same effect as a vote against the matters respectively set forth in Proposals Two, Three, Four, Five and Six.

Brokers who hold shares for the accounts of their clients “in street name” may vote such shares either as directed by their clients or at their own discretion if permitted by the New York Stock Exchange (“NYSE”) and other organizations of which they are members. If an executed proxy is returned by a broker on behalf of its client that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a “broker non-vote”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum, but are not considered entitled to vote on that matter. Therefore, broker non-votes will not have any effect on any of the proposals being voted upon at the meeting. If your broker holds your shares “in street name” and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on routine matters, such as Proposal Five, the ratification of the selection of the Company’s independent public accounting firm.

Your broker will not, however, have discretion to vote on non-routine matters absent direction from you. Among other matters, brokers are not entitled to use their discretion to vote uninstructed proxies in director elections or executive compensation matters. As a result, your broker will not be able to vote your shares on Proposals One, Two, Three, Four and Six without your direction. Therefore, it is important that you provide your broker with voting instructions on all proposals. If your shares are held by your broker “in street name,” you will receive a voting instruction form from your broker or the broker’s agent asking you how your shares should be voted. Please complete the form and return it as instructed by the broker or agent.

SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on March 9, 2015, the record date, shall be entitled to vote at the 2015 Annual Meeting. As of the record date, the Company had 43,158,911 shares of Common Stock outstanding and entitled to vote. Common share ownership entitles the holder to one vote per share upon each matter to be voted at the 2015 Annual Meeting.

PROXY SOLICITATION

The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited in person or by telephone, facsimile or other electronic means, by directors, officers or employees of the Company. No additional compensation will be paid to such persons for their services. In accordance with the regulations of the SEC and the NYSE, the Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to beneficial owners of the Company’s Common Stock and obtaining their proxies or voting instructions. The Company has engaged Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies and expects to pay a maximum of $10,000 to Okapi for these services, plus reimbursement of out-of-pocket expenses.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT TO SHAREHOLDERS

This Notice of Annual Meeting and Proxy Statement and the Company’s 2014 Annual Report to Shareholders are available on the Company’s website at www.rlicorp.com and at www.proxyvote.com.

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SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

PRINCIPAL SHAREHOLDERS

Following are the persons or entities known to the Company who beneficially own more than 5 percent of the Company’s Common Stock as of December 31, 2014:

Name and Address	Number of Shares	Percent of Outstanding
of Beneficial Owner	Beneficially Owned	Common Stock

State Street Corporation (1)	4,410,332	10.3%
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

BlackRock, Inc.(2)	3,457,872	8.00%
55 East 52nd Street
New York, New York 10022

Kayne Anderson Rudnick
Investment Management LLC(3)	3,218,387	7.48%
1800 Avenue of the Stars
2nd Floor
Los Angeles, California 90067

Neuberger Berman Group LLC (4)	2,837,048	6.59%
605 Third Avenue
New York, New York 10158

The Vanguard Group, Inc. (5)	2,793,152	6.49%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)         The information shown is based solely on a Schedule 13G dated February 11, 2015, filed with the SEC by State Street Corporation (“State Street”), which filing indicates that State Street Bank and Trust Company (“Trustee”), a subsidiary of State Street, in its capacity as trustee of the Company’s Employee Stock Ownership Plan (“ESOP”), held 3,512,474 shares on behalf of participants in such plan. State Street further disclosed no sole voting or sole dispositive power with respect to the shares, and shared voting and shared dispositive power with respect to 4,410,332 shares. Each ESOP participant or beneficiary may direct the Trustee as to the manner in which the shares allocated to each participant under the ESOP are to be voted. The Trustee has sole voting power with respect to all unallocated shares and sole investment power as to all allocated and unallocated shares. With respect to allocated shares for which no votes are received, the Trustee will vote such shares in proportion to the votes cast on behalf of allocated shares for which votes are received.

(2)         The information shown is based solely on a Schedule 13G dated January 12, 2015, filed with the SEC by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock is the beneficial owner of 3,457,872 shares, and has sole voting with respect to 3,358,115 shares and sole dispositive power with respect to 3,457,872 shares.

(3)         The information shown is based solely on a Schedule 13G dated February 4, 2015, filed with the SEC by Kayne Anderson Rudnick Investment Management LLC (“Kayne”). According to the Schedule 13G, Kayne is the beneficial owner of 3,218,387 shares, and has sole voting and sole dispositive power with respect to 3,218,387 shares.

(4)         The information shown is based solely on a Schedule 13G February 11, 2015, filed with the SEC by Neuberger Berman Group LLC (“Neuberger”). According to the Schedule 13G, Neuberger is the beneficial owner of 2,837,048 shares, has shared voting power with respect to 2,830,348 shares and shared dispositive power with respect to 2,837,048 shares.

(5)         The information shown is based solely on a Schedule 13G dated February 9, 2015, filed with the SEC by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G, Vanguard is the beneficial owner of 2,793,152 shares, and has sole voting with respect to 57,113 shares, sole dispositive power with respect to 2,738,639 shares, and shared dispositive power with respect to 54,513 shares.

6     |   RLI Corp. 2015 Proxy Statement

DIRECTORS AND OFFICERS

The following is information regarding beneficial ownership of the Company’s Common Stock by each director and named executive officer (whose compensation is disclosed in this Proxy Statement), and the directors and executive officers of the Company as a group, as of February 9, 2015. James J. Scanlan was appointed to the Company’s Board on January 1, 2015.

Name of Individual or	Number of Shares	Percent of Outstanding
Number of Persons in Group	Beneficially Owned (1)	Common Stock

Kaj Ahlmann(2) (3)	5,372	*

Barbara R. Allen(3)	21,534	*

Michael E. Angelina (2) (3)	2,852	*

John T. Baily (2) (3) (4)	58,373	*

Thomas L. Brown(5) (6) (7)	42,439	*

Jordan W. Graham (2) (3)	42,591	*

Daniel O. Kennedy (5) (6) (7)	65,832	*

Craig W. Kliethermes (5) (6) (7)	123,367	*

Gerald I. Lenrow (2) (3)	159,355	*

Charles M. Linke (2) (3)	82,304	*

F. Lynn McPheeters (2) (3)	83,590	*

Jonathan E. Michael (5) (6) (7) (8)	1,325,674	3.0%

James J. Scanlan	5,500	*

Michael J. Stone (5) (6) (7) (9)(10)	519,721	1.2%

Robert O. Viets (2) (3) (11)	205,449	*

Directors and executive officers
as a group (17 persons) (5) (6) (7)	2,808,697	6.4%

*Less than 1% of Class.

(1)         Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares reported.

(2)         Includes shares held by a bank trustee under an irrevocable trust established by the Company pursuant to the RLI Corp. Nonemployee Director Deferred Compensation Plan (“Director Deferred Plan”) for the benefit of the following: Mr. Ahlmann 3,116 shares; Mr. Angelina 1,001 shares; Mr. Baily 27,562 shares; Mr. Graham 38,341 shares; Mr. Lenrow 152,189 shares; Mr. Linke 39,337 shares; Mr. McPheeters 39,071 shares; and Mr. Viets 119,531 shares. Each participating director has no voting or investment power with respect to such shares.

(3)         Includes 233 restricted shares awarded to the named persons in February 2014, to which such persons have sole voting and no investment power.

(4)         Includes 6,000 shares held by Mr. Baily’s spouse.

(5)         Includes shares allocated to the named persons under the ESOP with respect to which such persons have sole voting power and no investment power. As of January 1, 2015, the following shares were allocated under the ESOP: Mr. Brown 1,158 shares; Mr. Kennedy 8,121 shares; Mr. Kliethermes 8,685 shares; Mr. Michael 210,325 shares; and Mr. Stone 50,285 shares. During 2014, Messrs. Michael and Stone were eligible to elect to diversify their respective ESOP shares.

(6)         Includes shares allocated to the named persons which shares are held by a bank trustee under an irrevocable trust established by the Company pursuant to the RLI Corp. Executive Deferred Compensation Plan (“Deferred Plan”) for the benefit of the following: Mr. Brown 4,431 shares; Mr. Kennedy 1,230 shares; Mr. Kliethermes 14,926 shares; Mr. Michael 46,015 shares; and Mr. Stone 56,424 shares. Each participant has no voting or investment power with respect to such shares.

(7)         Includes shares that may be acquired by the named persons within 60 days after December 31, 2014, under the Omnibus Stock Plan and the Long-Term Incentive Plan, upon the exercise of outstanding stock options as follows: Mr. Brown

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28,400 shares; Mr. Kennedy 16,000 shares; Mr. Kliethermes 64,800 shares; Mr. Michael 418,400 shares; and Mr. Stone 115,200 shares.

(8)         Includes 114,020 shares allocated under the Key Plan, over which Mr. Michael has no voting or investment power; and 54,851 shares owned by the Jonathan E. Michael Grantor Retained Annuity Trusts, over which Mr. Michael, as Trustee, has sole voting and sole investment power.

(9)         Includes 12,550 shares held by Mr. Stone’s wife and 630 shares held by Mr. Stone’s wife, as Custodian — UTMA-FL, as to which Mr. Stone disclaims any beneficial interest.

(10) Includes 67,905 shares owned by the Michael J. Stone Grantor Retained Annuity Trusts, over which Mr. Stone, as Trustee, has sole voting and sole investment power.

(11) Includes 965 shares held in the Karen Viets Revocable Trust Agreement, and 5,244 shares held in the Karen M. Viets Grantor Retained Annuity Trust, over which Mr. Viets, as Co-Trustee, has shared voting and investment power.

The information with respect to beneficial ownership of Common Stock of the Company is based on information furnished to the Company by each individual included in the table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of the Common Stock of the Company to file with the SEC certain reports regarding their ownership of Common Stock or any changes in such ownership.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2014, the reporting persons have complied with all filing requirements of Section 16(a) (except one). The Company filed a voluntary Form 4 with the SEC in March 2014, to report shares which were exempt from current reporting, but had been acquired through an Executive Officer’s automated dividend reinvestment plan in 2013. Such amounts should have been included in the Executive Officer’s direct holding’s ending balance at 2013 year end.

PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

At this year’s Annual Meeting, all (12) directors are to be elected, each to hold office for a one-year term expiring at the 2016 Annual Meeting unless that director dies, resigns or is removed prior to that time. Unless otherwise instructed, the shares represented by a signed proxy card will be voted for the election of the 12 nominees named below. The affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes will be tabulated by an Inspector of Election appointed at the Annual Meeting. Shares may be voted for, or withheld from, each nominee. Cumulative voting for the directors is not permitted under the Company’s Articles of Incorporation.

NOMINEES

Mr. James J. Scanlan was appointed to the Board on January 1, 2015. Messrs. Kaj Ahlmann, Michael E. Angelina, John T. Baily, Jordan W. Graham, Gerald I. Lenrow, Charles M. Linke, F. Lynn McPheeters, Jonathan E. Michael, James J. Scanlan, Michael J. Stone and Robert O. Viets and Ms. Barbara R. Allen, each a current director, are standing for election. Each is nominated to serve for a one-year term expiring in 2016.

The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event that any nominee shall become unavailable for election, the shares represented by a proxy will be voted for the election of a substitute nominee selected by the persons appointed as proxies and recommended by the Board, unless the Board should determine to reduce the number of directors pursuant to the Company’s By-Laws or allow the vacancy to stay open until a replacement is designated by the Board.

The Board of Directors recommends the shareholders vote “For” election of all 12 nominees listed below.

DIRECTOR NOMINEE INFORMATION

Below are specific qualifications, skills, attributes and experience with respect to the director nominees to the Board of Directors furnished to the Company by such individuals, summarized herein and more fully detailed in the individual professional history below, which information led to the conclusion they are qualified to serve as a director and are beneficial

8     |   RLI Corp. 2015 Proxy Statement

to the Company. The Nominating/Corporate Governance Committee and the Board considered, in particular, the following with respect to each director: Mr. Ahlmann — his broad reinsurance and insurance expertise as well as his global experience. Ms. Allen — her executive management experience, which includes profit & loss, balance sheet responsibility, budgeting and strategic planning for major lines of business worldwide. Mr. Angelina — his significant insurance industry experience including his extensive risk management background; Messrs. Baily and Scanlan — their extensive experience in accounting and auditing in the insurance and reinsurance industries. Messrs. McPheeters and Viets — their significant experience, expertise and background regarding accounting matters, together with their various executive management experience. Mr. Graham — his strong financial services, strategy, merger/acquisition and advisory experience as well as deep information technology and internet background. Mr. Lenrow — his significant experience, expertise and knowledge of the insurance industry including accounting matters and insurance taxation. Mr. Linke — his many years of experience in the financial field including the broad perspective brought by Mr. Linke’s experience in consulting to clients in many diverse industries. The Board also considered the over 32 years of experience with the Company represented by Mr. Michael and over 37 years of insurance industry experience (19 years at the Company) represented by Mr. Stone.

		DIRECTOR
NAME	AGE	SINCE	PRINCIPAL OCCUPATION AND BACKGROUND

Kaj Ahlmann	64	2009

Joined Deutsche Bank in October 2009 as Global Head, Strategic Services and Chair, Advisory Board after having provided independent services to the Council of Global Insurance Asset Management, Deutsche Asset Management, since 2006. Mr. Ahlmann brings nearly 35 years of experience with various companies related to the reinsurance and insurance industries and asset management. From 2001 to 2003, Mr. Ahlmann was the Chairman and CEO of inreon, a global electronic reinsurance venture created by Munich Re, Swiss Re, Internet Capital Group and Accenture. He was Vice Chairman and Executive Officer of E.W. Blanch Holdings, Inc., a provider of integrated risk management and distribution services, from 1999 to 2001. Prior to that, from 1993 to 1999, he was Chairman, President and CEO of Employers Reinsurance Corporation, a global reinsurance company and served as a director of the parent organization, GE Capital Services. He served on the boards of Erie Indemnity Company, Erie Insurance Group from 2003 to 2008 and SCPIE Holdings, Inc., from 2006 to 2008. Mr. Ahlmann, with his family, owns and operates the Six Sigma Ranch & Winery in Lower Lake, California, which produces artisanal wines for retail distribution. Mr. Ahlmann currently serves on the boards of the American Institute for CPCU and the Advisory Board of Six Sigma Academy. He has a Bachelor’s degree in Mathematics and a Master’s degree in Mathematical Statistics and Probability and Actuarial Science, both from the University of Copenhagen.

Barbara R. Allen	62	2006

Retired after serving from November 2005 through August 2008 as President of Proactive Partners, a division of Tennis Corporation of America, which owns and operates athletic facilities in North America. Former Partner with The Everest Group, a strategy and general management consulting firm, from 2003 through October 2005. For 23 years, Ms. Allen held various executive management positions with The Quaker Oats Company including Executive Vice President, International Foods responsible for Quaker’s food business outside the United States; Vice President, Corporate Strategic Planning responsible for development of worldwide strategic plans and annual operating budgets; and, President, Frozen Foods Division and Vice President Marketing. Additionally, Ms. Allen served as President of the Corporate Supplier Division for Corporate Express and as CEO for the women’s pro-soccer league start-up, the WUSA. Ms. Allen is a former director for Maytag Corporation, Tyson Foods, Inc., Converse Inc., Chart House Enterprises, Inc., Lance, Inc., and Coty, Inc., serving on audit and compensation committees. Ms. Allen currently serves as Director for Hooray Puree and is on the advisory board at The University of Arizona Eller College of Management. She has a Bachelor’s degree in Psychology from the University of Illinois-Champaign and a Master’s degree in Marketing and Finance from the University of Chicago.

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		DIRECTOR
NAME	AGE	SINCE	PRINCIPAL OCCUPATION AND BACKGROUND

Michael E. Angelina	48	2013

Executive Director of the Academy of Risk Management and Insurance at Saint Joseph’s University since April 2012. Mr. Angelina leads the Risk Management and Insurance program within the Haub School of Business and coordinates the Academy of Risk Management Insurance activities. From June 2005 to April 2012, Mr. Angelina was the Chief Risk Officer and Chief Actuary for Endurance Specialty Holdings, Ltd., where he was a functional leader of pricing, reserving and risk management and the leader of the Enterprise Risk Management Initiative. From January 2000 to June 2005, Mr. Angelina was the Managing Principal of Tillinghast-Towers Perrin where he led the Philadelphia office and co-led Tillinghast Asbestos practice. Mr. Angelina serves as a Board Member of Equator Re, the American Academy of Actuaries (AAA), and a member of AAA Committee on Property & Liability Financial Reporting, CAS Committee on Reinsurance, and past member and current Chair of AAA Casualty Practice Council. Mr. Angelina has a Bachelor’s degree in Mathematics from Drexel University.

John T. Baily (1)	71	2003

Retired after serving as President of Swiss Re Capital Partners from 1999 through 2002. In this role, he was involved in investments and acquisitions in the insurance industry. Previously National Insurance Industry Chairman and Partner of the accounting firm of Coopers & Lybrand LLP (C&L) (now known as PricewaterhouseCoopers LLP) retiring in 1999 after 33 years, 23 years as a partner. He served as Chairman of the C&L insurance practice for 13 years, where he was responsible for all of the firm’s services to the insurance industry (including audit, tax, actuarial, management consulting). He was also past Chairman of C&L’s International Insurance Companies Committee. He was also a member of C&L’s governing body, the U.S. Board of Partners. He is a past Chairman of the AICPA Insurance Companies committee. He served on the Investment Committee of both Securitas Capital and Conning Capital Partners. Mr. Baily serves on the boards of Endurance Specialty Holdings, Inc., Golub Capital BDC, Inc., CIFG Holdings, Ltd., and its affiliates, and is Chairman Emeritus of the Board of Albright College. He previously served on the boards of Erie Indemnity Company and NYMagic, Inc. He has served as the Chair of the Audit Committee of both private and public companies, and currently serves as the Audit Committee Chair of Endurance Specialty Holdings, Inc. and CIFG Holdings, Ltd. He has a Bachelor’s degree in Economics from Albright College and a Master’s degree in Business Administration from the University of Chicago.

10 | RLI Corp. 2015 Proxy Statement

		DIRECTOR
NAME	AGE	SINCE	PRINCIPAL OCCUPATION AND BACKGROUND

Jordan W. Graham	54	2004

Managing Director with Quotient Partners since May 2011, providing business strategy and merger/acquisition advisory services to financial services, social media, internet and information services companies. Mr. Graham has over 30 years of experience working both in and providing information technology based products and services to the financial services industry globally. From 2010 to 2011, President of FICO Consumer Services and Executive Vice President of Credit Scoring and Predictive Analytics at Fair Isaac, Inc., the leading provider of credit, analytics, and decision management technologies. From 2007 to 2010, Mr. Graham was Managing Director and Head of North America Business Development for the Global Transaction Services (GTS) Division of Citigroup responsible for strategic planning, global partnerships and acquisitions. For the preceding two years, he was retained as a full-time consultant to the CEO of Citigroup GTS and provided strategy and acquisition advisory services. From 1998 to 2004, he was an executive with Cisco Systems, serving as Vice President of the Internet Business Solutions Group, Services Industries Strategy Consulting, leading internet business strategy consulting practices for the financial services, healthcare, energy and media/entertainment industries globally. Previously he was Managing Director and Global Head of Cisco’s Financial Services Industry Consulting Practice providing internet business strategy services to CXO level executives in Global 500 insurance, banking and securities firms. He has also been the CEO of two successful venture capital-backed businesses, a financial services technology company and an internet cloud-based solutions provider, as well as a board director and member of the Investment Committee for Securitas Capital, a SwissRe and Credit Suisse backed private equity fund investing in insurance and risk related ventures. Mr. Graham has a Bachelor’s degree in Business Entrepreneurship from the University of Southern California.

Gerald I. Lenrow	87	1993

Currently in his own legal practice serving a select group of insurers. At the end of 1998, he concluded three years of consulting with General Reinsurance Corp and its affiliate, Cologne Life Re. Previously, he was a partner with Coopers & Lybrand LLP (C&L) (now known as PricewaterhouseCoopers LLP) retiring after 30 years with the firm. While at C&L, he formed and led their national insurance tax group. While widely recognized as an authority in insurance taxation, Mr. Lenrow has been involved in all facets of the industry. Over the years, he provided strategic counsel to senior management in all sectors of the industry. An integral part of his activities included mergers and acquisitions and handling disputes through the IRS administrative appeals procedures. He monitors legislative activities and developments emanating from the IRS national office affecting the insurance industry. He worked with congressional tax writing committees, the Treasury and the IRS on tax legislation. For approximately 20 years, Mr. Lenrow was an advisor to the Property Casualty Insurance Association of America (formerly known as National Association of Independent Insurers) and the National Association of Mutual Insurance Companies. Mr. Lenrow is past chair of the American Bar Association’s Torts & Insurance Practice Section Committee on the Taxation of Insurance Companies and was on the Advisory Board for the Insurance Tax Review. He has a Bachelor’s degree in Accounting from the City College of New York and a Law degree from Fordham University.

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		DIRECTOR
NAME	AGE	SINCE	PRINCIPAL OCCUPATION AND BACKGROUND

Charles M. Linke	77	2003

Professor Emeritus of Finance at the University of Illinois (Urbana-Champaign) since 1998. Professor Linke has held various positions with the University of Illinois since 1966. CEO of Economics Et Cetera, Inc., a consulting firm specializing in financial economics since 1981. Professor Linke joined the University of Illinois faculty in 1966, serving as IBE Distinguished Professor of Finance, Chairperson of the Department of Finance, Associate Dean for Graduate Studies and Associate Dean of Executive Education. He has also served as visiting scholar at Senshu University in Tokyo, Japan, and visiting professor at Nankai University, People’s Republic of China. He has a Bachelor’s degree and has Master’s and Doctorate degrees in Business Administration, all from Indiana University.

F. Lynn McPheeters	72	2000

Retired as Vice President and Chief Financial Officer of Caterpillar Inc., the world’s leading manufacturer of construction, mining and related equipment in February 2005. Mr. McPheeters joined Caterpillar Inc. in 1964 and held various financial positions and spent 15 years overseas. In his global assignments, he served as Distribution Finance Manager in Japan, Finance Manager in Europe and Secretary-Treasurer for Caterpillar Far East in Hong Kong. He went on to serve as Executive Vice President of Caterpillar Financial Services Corporation in Nashville and returned to Peoria to become Caterpillar’s Corporate Treasurer in 1996 until November 1998. He was responsible for the company’s banking and funding relationships, trade financing policy, foreign exchange and interest risk management, pension fund administration and Caterpillar Investment Management Limited, the company’s investment advisory group, which had its own group of mutual funds and managed the company’s employee 401(k) plan. He was also responsible for a division managing the placement of all corporate insurance coverages. Mr. McPheeters was appointed Vice President and Chief Financial Officer in 1998. He was responsible for the Corporate Services Division, which included accounting, tax, treasury, and investor relations functions. For three of his six years as CFO, he also had responsibility for the company’s IT operations. Mr. McPheeters serves on the board of Microlution Inc. and Lumimove, Inc. He is a past Chairman of the OSF Saint Francis Medical Center Foundation Council and is former President and emeritus member of the Southern Illinois University Carbondale Foundation Board. He has a Bachelor’s degree in Accounting from Southern Illinois University-Carbondale, and later attended the Advanced Management Program at Duke University and Finance Management Program at Stanford University.

Jonathan E. Michael(2)	61	1997

Chairman of the Board since May 5, 2011. President & CEO of the Company since January 1, 2001. He was elected Chairman of the Board & CEO of the Company’s principal insurance subsidiaries January 1, 2002. Mr. Michael joined the Company in 1982 and has held various managerial and executive officer positions, including Controller, Vice President, Finance/Chief Financial Officer. Additionally, as Executive Vice President he was responsible for running the Company’s insurance operations for several years before becoming Chief Operating Officer in 1994. Prior to 1982, Mr. Michael was associated with Coopers & Lybrand LLP, and is a certified public accountant. He serves on the Board of Directors of investment management software maker SS&C Technologies Holdings, Inc. and sunglass manufacturer Maui Jim, Inc. He is currently a member of the OSF St. Francis Medical Center Community Advisory Board, a member of the Illinois Neurological Institute Advisory Board, Vice Chairman and member of Central Illinois Easter Seals Foundation Board, a Trustee of Ohio Dominican University, and a member of the National Council of Advisors for the Bradley University Foster College of Business. He is a member and Past Chair of the Property Casualty Insurers Association Board of Governors. He has a Bachelor’s degree in Business Administration from Ohio Dominican College.

12 | RLI Corp. 2015 Proxy Statement

		DIRECTOR
NAME	AGE	SINCE	PRINCIPAL OCCUPATION AND BACKGROUND

James J. Scanlan	61	2015

Retired after serving as United States Insurance Industry Leader and as a member of the Global Insurance Leadership Team of the accounting firm PricewaterhouseCoopers LLP (“PwC”) from 2003 through 2013. He was responsible for seventy-five partners and all areas of practice management, including risk management and new business development. Mr. Scanlan joined PwC in 1976 and was admitted to Partnership in 1986. He was also past Partner in Charge of Philadelphia Healthcare Practice (1989–1992); Philadelphia Financial Services Practice (1993–1997); and Southwest Regional Financial Services and Insurance Practice (1998–2001). He was a member of PwC Extended Leadership Team from 2007 through 2013. He serves on the Board of Directors of The Warranty Group, a leading global provider of warranty solutions and underwriting services. He is Chair of the Finance Committee of Drexel Neumann Academy. He has a Bachelor’s degree in accounting from Pennsylvania State University. He is a certified public accountant.

Michael J. Stone	66	2012

President, Chief Operating Officer of the Company’s principal insurance subsidiaries since January 2002, which responsibilities include the overall direction of the companies. Mr. Stone joined the Company in May 1996 and has held various executive officer positions, including Vice President, Claim, Senior Vice President and Executive Vice President. From 1977 to May 1996, Mr. Stone held various managerial and executive officer positions with Travelers Insurance Group. Mr. Stone serves on the Board of Directors of Prime Holdings Insurance Services, Inc, Prime Property & Casualty Insurance, Inc., Prime Insurance Company, UnityPoint Health, sunglass manufacturer Maui Jim, Inc. and South Side Trust & Savings Bank. He has a Bachelor’s degree in Political Science from Bellarmine College, and received his Law degree, magna cum laude, from the University of Louisville.

Robert O. Viets (3)	71	1993

Since 1999, President of ROV Consultants, LLC., previously providing consulting services to regulated energy and communication businesses. Former President, CEO and director from 1988 until 1999 of CILCORP Inc., a holding company in Peoria, Illinois, whose principal subsidiary was a utility company. He served as a consultant to AES Corporation, a global power company. After working for several years in St. Louis with Arthur Andersen & Co., a national accounting firm, Mr. Viets joined Central Illinois Light Company (CILCO) in Peoria to manage the company’s regulatory and financial activities. CILCO was a regulated electric and natural gas utility serving central Illinois. In 1985, Mr. Viets led the formation of CILCORP, Inc., a non-regulated holding company that became the parent company of CILCO. The corporate restructuring was designed to prepare the company for competition in the retail electric and natural gas energy markets. Mr. Viets is a former director of Patriot Coal Corporation and Consumers Water Company, Philadelphia Suburban Corporation (now Aqua America, Inc.), Lincoln Office Supply Co., Inc. and Methodist Health Services Corporation. He has also chaired the Bradley University board of trustees. Mr. Viets has a Bachelor’s degree in Economics from Washburn University and a Law degree from Washington University School of Law. He is a certified public accountant.

The following footnotes reflect directorships held within the past five years at publicly traded companies:

(1)         Mr. Baily currently serves as a director of Endurance Specialty Holdings Ltd. and Golub Capital BDC, Inc. Mr. Baily previously served as a director of NYMagic, Inc., Erie Indemnity Company and its subsidiary, Erie Family Life Insurance Company.

(2)         Mr. Michael currently serves as a Director of SS&C Technologies Holdings, Inc.

(3)         Mr. Viets previously served as a director of Patriot Coal Corporation.

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PROPOSAL TWO: APPROVAL OF THE AMENDMENT TO THE 2005 RLI CORP. OMNIBUS STOCK PLAN

PROPOSAL

The Board of Directors has approved, and recommends to the shareholders of the Company for their approval and adoption, the Amendment to the RLI Corp. Omnibus Stock Plan.

BACKGROUND

For each of the five years 2010 through 2014, the Company has returned capital to shareholders through special cash dividends as reflected in the table below.

	Special Dividend
Year	Per Share		Total

2010	$ 3.50	*	$146,717,578

2011	$ 2.50	*	$105,752,320

2012	$ 2.50	*	$106,293,865

2013	$ 1.50	*	$ 64,476,054

2014	$ 3.00		$129,308,145

Total	$13.00		$552,547,962

* Adjusted for 2-for-1 stock split effective January 15, 2014.

These special dividends were in addition to regular quarterly cash dividends paid in these years. For the period 2010 through 2014, the Company has delivered total return to shareholders, including regular dividends, special dividends, stock buy backs, and share price appreciation, of $1.45 billion, including a total of $552.5 million in special dividends noted above.

Under the Company’s equity-based incentive plans, approximately 100 key members of Company management have received stock options as an incentive to promote the long-term interests of the Company for all shareholders and to reward them for achieving a high level of Company performance. Stock options also provide a means for the Company to attract and retain key talent to achieve Company objectives. Stock option holders are provided an incentive to create shareholder value because they are rewarded for increases in the Company’s share price above the share price on the date a stock option is awarded.

When a special cash dividend is paid, the Company’s book value is decreased by the amount of cash paid out. Because stock options are not eligible to receive dividends, without an exercise price adjustment, option holders would be negatively impacted, or diluted, by an amount comparable to the special dividend because the intrinsic value of the underlying options will decrease by such dividend amount.

To prevent such dilution to stock option holders from a special dividend, the Company’s Board of Directors made adjustments to all outstanding stock options each time a special dividend was paid by reducing the exercise price of stock options by the amount of the special dividend. For our tax-qualified Incentive Stock Options, both the exercise price and number of options were adjusted in compliance with applicable tax regulations. These adjustments to stock options did not increase the intrinsic value of the stock options and consequently did not result in compensation to the holders or compensation expense for the Company. In other words, these adjustments were economically neutral to both stock option holders and the Company, leaving both in the same position before and after each special dividend.

As interpreted by the Executive Resources Committee (“Committee”) of the Company’s Board of Directors, Paragraph 16 in both the 2005 RLI Corp. Omnibus Stock Plan (“Omnibus Plan”) and 2010 RLI Corp. Long-Term Incentive Plan (“2010 LTIP), titled “Adjustments for Change in Capitalization,” provides the authority to make adjustments to the exercise price of stock options (and number of options, for Incentive Stock Options) to prevent unfair dilution to the value of those options from changes in capitalization, such as a special dividend. These plans were approved by the Company’s shareholders in 2005 and 2010, respectively.

The Company has disclosed information to shareholders regarding these option adjustments as a result of special dividends in each year from 2010 to 2014, in both our Annual Report on Form 10-K and our Annual Shareholder Meeting Proxy Statement for those years. Although the adjusted option price amounts are not considered compensation to the Named Executive Officers or other option holders, such data is included therein for informational purposes.

As a result of the special dividends paid to shareholders in the years 2010 through 2014, the cumulative adjustments to the stock option exercise prices for all option holders of $37.0 million were approved by the Board. The Board believes such adjustments to prevent inappropriate dilution to stock options as a result of a return of capital to shareholders through

14   |   RLI Corp. 2015 Proxy Statement

special dividends are reasonable, fair and necessary. Any future special dividends by the Company could result in corresponding adjustments to option exercise prices.

As previously disclosed in the Company’s SEC reports (10-Q Quarterly Report filed October 27, 2014 and 10-K Annual Report filed February 26, 2015), on July 21, 2014, Belmont Mass. Contributory Retirement System (“Belmont”), on behalf of itself and all other similarly situated shareholders of RLI Corp., and derivatively on behalf of RLI Corp., filed a lawsuit against the Company and its directors relating to the Omnibus Plan and 2010 LTIP, (together the “Plans”). In the lawsuit, Belmont alleged, in part, that the Company’s Board of Directors lacked authority under the Plans to make the adjustments to the exercise price of outstanding stock options in response to special dividends, without shareholder approval. The lawsuit requested, among other things, that the adjustments be submitted to a vote by the Company’s shareholders. The Company and its Board disputed Belmont’s claims, and believe that the Plan provisions currently permit such adjustments.

The Company filed a Motion to Dismiss Belmont’s lawsuit on multiple grounds, maintaining that the Board had authority under the Plans to make such adjustments to prevent improper dilution of stock option holders from a change in capitalization resulting from a special dividend. In addition, the Company relied on a provision in the Plans granting the Committee final and binding discretionary authority to interpret the Plans’ provisions.

Subsequently, Belmont and the Company agreed to settle the lawsuit on terms the Company believes are favorable to and in the best interests of the Company and its shareholders. Those terms include submitting proposals to Company shareholders to approve amendments to both the 2010 LTIP and the Omnibus Plan to clarify and make explicit that in response to a special cash dividend, the Board of Directors has the authority to adjust certain terms of stock options. On March 10, 2015, the Circuit Court of Cook County, Illinois, approved the settlement as fair, reasonable and adequate.

In this Proposal Two, you are being asked to approve the amendment to the Omnibus Plan only. Proposal Three contains a similar proposal for the amendment to the 2010 LTIP. Although there can be no further issuances of equity instruments under the Omnibus Plan and the 2010 LTIP (if the 2015 Long-Term Incentive Plan (“2015 LTIP”) is approved by the shareholders), the amendments are necessary because they govern currently outstanding stock options issued under such Plans. Our proposed new 2015 LTIP, which is the subject of Proposal Four, contains the same provision permitting such adjustments.

AMENDMENT

The following provisions describe the proposed amendment to the Omnibus Plan.

Section 16 of the Omnibus Plan, as amended, would read as follows:

“ADJUSTMENT FOR CHANGES IN CAPITALIZATION. In connection with a (i) Fundamental Change (subject to Plan Section 17), (ii) recapitalization, (iii) reclassification, (iv) cash or stock dividend or other distribution (other than ordinary cash dividends), (v) stock split, (vi) stock combination, (vii) stock exchange, or (viii) other relevant change (individually and collectively, the “Event”) — which would otherwise impact or affect (a) the aggregate number or type of Shares available for Awards under the Plan, including any adjustment in the manner in which the maximum number of Shares or types of Awards available under the Plan are determined and counted; (b) the maximum number of Shares permitted to be issued to an individual Participant in any calendar year; (c) the number or type of Shares and amount of cash subject to outstanding Awards; (d) the grant, exercise price or value of outstanding Awards; and/or (e) the terms and conditions of any outstanding Award (including, without limitation, any applicable performance targets or criteria with respect to any Performance Units) — the Committee shall make such adjustments in Awards as it deems equitable and appropriate, in its sole discretion, to reflect such Event. In making any such adjustments, the Committee shall round fractional shares to the nearest whole Share.”

Section 16 of the Omnibus Plan currently reads as follows:

“16. Adjustment for Changes in Capitalization Subject to any required action by the Company’s shareholders, appropriate adjustments, so as to prevent enlargement of rights or inappropriate dilution — (i) in the aggregate number and type of Shares available for Awards under the Plan, (ii) in the limitations on the number of Shares that may be issued to an individual Participant as an Option or a Stock Appreciation Right in any calendar year or that may be issued in the form of Restricted Stock or Shares without restrictions, (iii) in the number and type of Shares and amount of cash subject to Awards then outstanding, (iv) in the Option price as to any outstanding Options and, (v) subject to Plan Section 11.2, in outstanding Performance Units and payments with respect to outstanding Performance Units — may be made by the Committee, in its sole discretion, to give effect to adjustments made in the number or type of Shares through a Fundamental Change (subject to Plan Section 17), recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, provided that fractional Shares shall be rounded to the nearest whole Share.”

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The primary effect of this change is to clarify and make explicit the Company’s ability to adjust the exercise price of outstanding stock options in response to a number of capital events, including special cash dividends.

SUMMARY OF THE OMNIBUS PLAN

The following is a summary of the Omnibus Plan. This summary is qualified in its entirety by reference to the complete Omnibus Plan attached as Exhibit A to the Company’s proxy statement with respect to the 2005 Annual Meeting of Shareholders held on May 5, 2005 and filed with the SEC on March 24, 2005. Effective May 6, 2010, the Omnibus Plan was frozen and no future awards thereunder could be granted after that date. As of March 9, 2015, options to purchase 406,005 shares of Common Stock were outstanding under the Omnibus Plan.

Eligibility. Participation in the Omnibus Plan was limited to employees of the Company or any affiliate and to individuals or entities who were not employees but who provided services to the Company or an affiliate, including services provided in the capacity of a consultant, advisor or director. As of March 9, 2015, approximately 38 persons held options issued under the Omnibus Plan.

Continuing Administration of the Omnibus Plan. The Committee administers the Omnibus Plan. The Committee has exclusive power to determine whether, to what extent and under what circumstances awards may be cancelled, forfeited, suspended or adjusted. Notwithstanding the foregoing, the Board has the sole and exclusive power to administer the Omnibus Plan with respect to awards granted to nonemployee directors.

Description of Awards. The Omnibus Plan provided for the grant of awards in the form of (i) Restricted Stock, (ii) Options, (iii) SARs, (iv) Performance Units, (v) shares of Common Stock, or (vi) other stock based awards. Only Options are currently outstanding.

STOCK OPTIONS

Under the Omnibus Plan, options to purchase Company common stock were granted pursuant to an agreement as either an incentive stock option or a non-statutory stock option. The purchase price of each share of Common Stock subject to an Option was determined by the Committee and was not less than 100% of the Fair Market Value of a share as of the date the Option was granted. The purchase price of the shares, with respect to which an Option is exercised, will be payable in full at the time of exercise, provided that to the extent permitted by law, the agreement may permit some or all participants to simultaneously exercise Options and sell the shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the shares, or exercise the Option award in a “net exercise,” by which the number of shares subject to the Option award that would otherwise have been distributed to the participant is reduced by the aggregate purchase price of the shares being exercised divided by the then Fair Market Value of a share. The purchase price may be payable in cash, by delivery or tender of shares (by actual delivery or attestation) having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee, but no fractional shares will be issued or accepted. A participant exercising a stock option will not be permitted to pay any portion of the purchase price with shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company. Each Option is exercisable, in whole or in part, on the terms provided in the agreement. In no event will any Option be exercisable at any time after the expiration of its term. When an Option is no longer exercisable, it will be deemed to have lapsed or terminated. Upon receipt of notice of exercise, the Committee may elect to cash out all or part of the portion of the shares for which an Option is being exercised by paying the participant an amount, in cash or shares, equal to the excess of the Fair Market Value of the shares over the aggregate purchase price for the shares for which the Option is being exercised on the effective date of such cash-out.

Incentive Stock Options. The Omnibus Plan provided for the issuance of incentive stock options. In addition to the other terms and conditions applicable to all Options, the following provisions apply to incentive stock options. The purchase price of each share of Common Stock subject to an incentive stock option is not less than 100 percent of the Fair Market Value of a share as of the date the incentive stock option was granted. The aggregate Fair Market Value (determined as of the date the Option was granted) of the shares with respect to which incentive stock options held by an individual first become exercisable in any calendar year (under the Omnibus Plan and all other incentive stock option plans of the Company and its affiliates) may not exceed $100,000 and to the extent an Option or Options granted to a participant exceed this limit the Option or Options will be treated as a non-statutory stock option. Incentive stock options are not exercisable more than 10 years after the date of grant.

Duration of the Omnibus Plan. Effective May 6, 2010, the Omnibus Plan was frozen and no future awards thereunder could be granted after that date. Because it still governs all outstanding options issued under it, the Omnibus Plan will remain in effect until all Common Stock subject to the Omnibus Plan is distributed and all awards have expired or lapsed.

Amendment, Modification and Termination of the Omnibus Plan. The Board may, at any time, and from time to time, modify the Omnibus Plan. The Committee may, at any time, alter or amend any or all agreements under the Omnibus Plan to the extent

16   |   RLI Corp. 2015 Proxy Statement

permitted by law. No modification of the Omnibus Plan may materially and adversely affect any right acquired by any participant under an award granted before the date of modification, unless otherwise agreed to by the participant in the agreement or otherwise, or required as a matter of law.

RECOMMENDATION

The Board of Directors recommends the shareholders vote “For” Proposal Two to approve the Amendment to the Company’s 2005 Omnibus Stock Plan.

PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO THE 2010 RLI CORP. LONG-TERM INCENTIVE PLAN

PROPOSAL

The Board of Directors has approved, and recommends to the shareholders of the Company for their approval and adoption, the Amendment to the RLI Corp. 2010 Long-Term Incentive Plan (the “2010 LTIP”).

BACKGROUND

The Company is proposing to amend the 2010 LTIP based on the same background and for the same reasons it is proposing Proposal Two to amend the Omnibus Plan (See Background on page 14). In this Proposal Three, you are being asked to vote on the amendment to the 2010 LTIP.

AMENDMENT

The following provisions describe the proposed amendment to the 2010 LTIP:

Section 16 of the 2010 LTIP, as amended, would read as follows:

“16. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. In connection with a (i) Fundamental Change (subject to Plan Section 17), (ii) recapitalization, (iii) reclassification, (iv) cash or stock dividend or other distribution (other than ordinary cash dividends), (v) stock split, (vi) stock combination, (vii) stock exchange, or (viii) other relevant change (individually and collectively, the “Event”) — which would otherwise impact or affect (a) the aggregate number or type of Shares available for Awards under the Plan, including any adjustment in the manner in which the maximum number of Shares or types of Awards available under the Plan are determined and counted; (b) the maximum number of Shares permitted to be issued to an individual Participant in any calendar year; (c) the number or type of Shares and amount of cash subject to outstanding Awards; (d) the grant, exercise price or value of outstanding Awards; and/or (e) the terms and conditions of any outstanding Award (including, without limitation, any applicable performance targets or criteria with respect to any Performance Units) — the Committee shall make such adjustments in Awards as it deems equitable and appropriate, in its sole discretion, to reflect such Event. In making any such adjustments, the Committee shall round fractional shares to the nearest whole Share.”

Section 16 of the 2010 LTIP currently reads as follows:

“16. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Subject to any required action by the Company’s shareholders, appropriate adjustments, so as to prevent enlargement of rights or inappropriate dilution — (i) in the aggregate number and type of Shares available for Awards under the Plan, (ii) in the limitations on the number of Shares that may be issued to an individual Participant as an Option or a Stock Appreciation Right in any calendar year or that may be issued in the form of Restricted Stock or Shares without restrictions, (iii) in the number and type of Shares and amount of cash subject to Awards then outstanding, (iv) in the Option price as to any outstanding Options and, (v) subject to Plan Section 11.2, in outstanding Performance Units and payments with respect to outstanding Performance Units — may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares through a Fundamental Change (subject to Plan Section 17), recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, provided that fractional Shares shall be rounded to the nearest whole Share.”

The primary effect of this change is to clarify the Company’s ability to adjust the exercise price of outstanding stock options in response to a number of capital events, including special cash dividends.

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SUMMARY OF THE 2010 LTIP

The following is a summary of the 2010 LTIP. This summary is qualified in its entirety by reference to the complete 2010 LTIP attached as Exhibit A to the Company’s proxy statement with respect to the 2010 Annual Meeting of Shareholders held on May 6, 2010 and filed with the SEC on March 25, 2010. If the 2015 Long-Term Incentive Plan (“2015 LTIP”) is approved by shareholders, the 2010 LTIP will be frozen and no future awards thereunder may be granted. As of March 9, 2015, options to purchase 2,417,000 shares of Common Stock were outstanding under the 2010 LTIP.

Eligibility. Participation in the 2010 LTIP is limited to employees of the Company or any affiliate and to individuals or entities who are not employees but who provide services to the Company or an affiliate, including services provided in the capacity of a consultant, advisor or director. As of March 9, 2015, approximately 102 persons held options issued under the 2010 LTIP.

Continuing Administration of the 2010 LTIP. The Committee administers the 2010 LTIP. The Committee has exclusive power to determine whether, to what extent and under what circumstances awards may be cancelled, forfeited, suspended or adjusted. Notwithstanding the foregoing, the Board has the sole and exclusive power to administer the 2010 LTIP with respect to awards granted to nonemployee directors.

Description of Awards. The 2010 LTIP provides for the grant of awards in the form of (i) Restricted Stock, (ii) Options, (iii) SARs, (iv) Performance Units, (v) shares of Common Stock, or (vi) other stock based awards. Only Options are currently outstanding.

STOCK OPTIONS

Options have been granted pursuant to an agreement as either an incentive stock option or a non-statutory stock option. The purchase price of each share of Common Stock subject to an Option was not less than 100 percent of the Fair Market Value of a share as of the date the Option was granted. The purchase price of the shares, with respect to which an Option is exercised, will be payable in full at the time of exercise, provided that to the extent permitted by law, the agreement may permit some or all participants to simultaneously exercise Options and sell the shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the shares, or exercise the Option award in a “net exercise,” by which the number of shares subject to the Option award that would otherwise have been distributed to the participant is reduced by the aggregate purchase price of the shares being exercised divided by the then Fair Market Value of a share. The purchase price may be payable in cash, by delivery or tender of shares (by actual delivery or attestation) having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee, but no fractional shares will be issued or accepted. A participant exercising a stock option will not be permitted to pay any portion of the purchase price with shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company. Each Option is exercisable, in whole or in part, on the terms provided in the agreement. In no event will any Option be exercisable at any time after the expiration of its term. When an Option is no longer exercisable, it will be deemed to have lapsed or terminated. Upon receipt of notice of exercise, the Committee may elect to cash out all or part of the portion of the shares for which an Option is being exercised by paying the participant an amount, in cash or shares, equal to the excess of the Fair Market Value of the shares over the aggregate purchase price for the shares for which the Option is being exercised on the effective date of such cash-out.

Duration of the 2010 LTIP. If the 2015 LTIP is approved by shareholders, the 2010 LTIP will be frozen and no future awards thereunder may be granted. The 2010 LTIP will remain in effect until all Common Stock subject to it is distributed, all awards have expired or lapsed, the 2010 LTIP is terminated pursuant to its terms, or May 5, 2020. However, awards made before the termination date may be exercised, vested or otherwise effectuated beyond the termination date unless limited in the agreement or otherwise.

Amendment, Modification and Termination of the 2010 LTIP. The Board may at any time and from time to time terminate, suspend or modify the 2010 LTIP. The Committee may at any time alter or amend any or all agreements under the 2010 LTIP to the extent permitted by law. No termination, suspension, or modification of the 2010 LTIP may materially and adversely affect any right acquired by any participant under an award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the participant in the agreement or otherwise, or required as a matter of law.

RECOMMENDATION

The Board of Directors recommends the shareholders vote “For” Proposal Three to approve the Amendment to the Company’s 2010 LTIP.

18   |   RLI Corp. 2015 Proxy Statement

PROPOSAL FOUR: APPROVAL OF THE 2015 RLI CORP. LONG-TERM INCENTIVE PLAN

PROPOSAL

On March 11, 2015, the Board of Directors approved the RLI Corp. 2015 Long-Term Incentive Plan (“2015 LTIP”), subject to shareholder approval. A summary of the material provisions of the 2015 LTIP is set forth below. This summary is qualified in its entirety by reference to the complete 2015 LTIP attached as Exhibit A, which you are encouraged to read carefully.

If approved by our shareholders, the 2015 LTIP will become effective May 7, 2015 (the “Effective Date”), immediately upon such approval and will continue in effect until all stock subject to it has been distributed, all awards have expired or lapsed, the 2015 LTIP is terminated by the Board, or May 7, 2025; provided, however, that awards that are outstanding after 2015 LTIP termination will remain subject to the terms of the 2015 LTIP. If the 2015 LTIP is approved by shareholders, the RLI Corp. 2010 Long-Term Incentive Plan (the “2010 LTIP”) will be discontinued except as to outstanding awards. The 2015 LTIP is intended to replace the 2010 LTIP.

SUMMARY OF AWARDS GRANTED AND SHARES REMAINING AVAILABLE UNDER THE 2010 LTIP

On February 2, 2015 under the 2010 LTIP, the Company granted options to purchase 53,500 shares of Common Stock at an exercise price of $48.82. As of March 9, 2015, there were 43,146,911 shares of Common Stock outstanding. At that date, there were also a total of 1,199,567 shares of Common Stock that remained available for future issuance under the 2010 LTIP. As noted above, if the 2015 LTIP is approved by shareholders, the 2010 LTIP will be discontinued except as to outstanding awards. The number of shares of Common Stock to be issued upon exercise of all outstanding options was 2,823,005 with a weighted-average exercise price of $27.25 and a weighted average remaining contractual term of 5.15 years.

The 2010 LTIP is the only plan under which we are currently authorized to issue equity grants to employees and directors of the Company or its affiliates. In addition, we maintain the RLI Corp. Employee Stock Ownership Plan, discussed on page 47, which allows eligible participants to own an interest in shares of Company Stock.

PURPOSE AND ELIGIBILITY

The purpose of the 2015 LTIP is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its affiliates with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby developing a strong incentive to put forth maximum effort for the continued success and growth of the Company and its affiliates. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The 2015 LTIP is also intended to provide nonemployee directors with an opportunity to acquire a proprietary interest in the Company, to compensate nonemployee directors for their contribution to the Company and to aid in attracting and retaining nonemployee directors.

Participation in the 2015 LTIP is limited to employees of the Company or any affiliate and to certain other individuals or entities who are not employees but who provide services to the Company or an affiliate, such as services provided in the capacity of a director (“Participant”). The granting of awards is solely at the discretion of the Executive Resources Committee. Approximately 100 persons are currently eligible to participate in the 2015 LTIP. No awards have been granted under the 2015 LTIP.

ADMINISTRATION OF THE 2015 LTIP

The Executive Resources Committee (“the Committee”) of the Board (or any other committee of the Board comprised solely of two or more nonemployee directors designated by the Board to administer the 2015 LTIP so as to permit grants to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), administers the 2015 LTIP. The Committee has exclusive power to (1) make awards, (2) determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the 2015 LTIP, (3) determine whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares of Common Stock, or other property, and (4) determine whether, to what extent and under what circumstances awards may be cancelled, forfeited or suspended. The Committee’s interpretation of the 2015 LTIP and of any award or agreement made under the 2015 LTIP, and all related decisions or resolutions of the Board or Committee, shall be final and binding on all parties with an interest therein. Each award is subject to an agreement authorized by the Committee. Notwithstanding the foregoing, the Board has the sole and exclusive power to administer the 2015 LTIP with respect to awards granted to nonemployee directors. Subject to the terms of the 2015 LTIP, other than price, the Committee may amend the terms and conditions of any outstanding award in its sole discretion.

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SHARES AVAILABLE UNDER THE 2015 LTIP

The number of shares of Common Stock available for distribution under the 2015 LTIP may not exceed 4,000,000 (subject to adjustment for changes in capitalization of the Company). As of March 9, 2015, the closing sale price of the Company’s Common Stock was $48.70 per share, as reported by the New York Stock Exchange (“NYSE”). Any shares subject to the terms and conditions of an award under the 2015 LTIP that are not used because the terms and conditions of the award are not met may again be used for an award under the 2015 LTIP. Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited award, or any award settled in cash in lieu of shares will be available for further awards. No fractional shares may be issued under the 2015 LTIP; however, cash will be paid in lieu of any fractional share in settlement of an award. Certain shares of Common Stock are not available for future issuance under the 2015 LTIP, including (1) shares exchanged or withheld as payment of purchase price or tax obligations in connection with any 2015 LTIP award, (2) shares not issued/delivered in connection with net award settlements, and (3) shares purchased on the open market with proceeds from exercise of options.

PLAN MAXIMUMS

Maximum awards under the 2015 LTIP in any fiscal year to a member of management are: 500,000 stock options; 500,000 shares in the form of stock appreciation rights; and 250,000 Full Value Awards. The maximum number of shares that may be awarded to an Outside Director in any fiscal year is 30,000. The maximum in the 2015 LTIP for awards of performance units is governed by the maximum for Full Value Awards, compared to the maximum in the 2010 LTIP for performance unit awards which was expressed as a dollar maximum.

DESCRIPTION OF 2015 LTIP AWARDS

All time-vested awards under the 2015 LTIP are subject to a minimum vesting period of at least one year, though the awards may provide for acceleration of vesting upon certain events. The 2015 LTIP provides that the Committee may grant awards to participants in the form of (1) non-qualified stock options (“Options”), (2) stock appreciation rights (“SARs”), which are rights to receive a payment from the Company in cash, Common Stock, or a combination thereof, equal to the excess of the Fair Market Value (described below under “Stock Options”) of a share of Common Stock on the date of exercise over a specified price fixed by the Committee, (3) performance units, which are rights to receive payment from the Company in cash, Common Stock or a combination thereof, based upon the achievement of performance goals established by the Committee (“Performance Units”), (4) shares of Common Stock subject to restrictions on transfer and conditions of forfeiture (“Restricted Stock”) and (5) restricted stock units (“Restricted Stock Units” and, together with Restricted Stock and Performance Units, “Full Value Awards”) that consist of the right to receive shares in the future provided that certain restrictions or conditions are satisfied. A description of each of these awards follows.

STOCK OPTIONS

All Option awards will be granted pursuant to an agreement and will constitute a non-statutory stock option (i.e., an option that does not qualify for special tax treatment under Section 422 of the Code). The purchase price of each share of Common Stock subject to an Option award will be determined by the Committee and set forth in the agreement, but will not be less than 100 percent of the Fair Market Value of a share as of the date the Option award is granted. “Fair Market Value” as of any date means the closing sale price of a share of Common Stock on such date or on the next business day, if such date is not a business day (1) as reported on the NYSE, or (2) if the shares are not traded on the NYSE, on the principal national securities exchange registered under the Exchange Act on which the shares are listed, or (3) if the shares are not listed on any such exchange, on any over-the-counter market or any quotation system then in use. The purchase price of the shares, with respect to which Options are exercised, will be payable in full at the time of exercise, provided that to the extent permitted by law and as may be permitted by the Committee, the agreement may permit some or all participants to simultaneously exercise Options and sell the shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the shares, or exercise the Option award in a “net exercise,” by which the number of shares subject to the Option award that would otherwise have been distributed to the participant is reduced by the aggregate purchase price of the shares being exercised divided by the then Fair Market Value of a share. The purchase price may also be payable in cash, or by delivery or tender of shares (by actual delivery or attestation) having a Fair Market Value as of the date the Option award is exercised equal to the purchase price of the shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee, but no fractional shares will be issued or accepted. A participant exercising an Option will not be permitted to pay any portion of the purchase price with shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company. Each Option will be exercisable, in whole or in part, on the terms provided in the agreement. When an Option is no longer exercisable, it will be deemed to have lapsed or terminated. Upon receipt of notice of exercise, the Committee may elect to pay cash in lieu of delivering the shares for which an Option

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is being exercised by paying the participant an amount equal to the excess of the Fair Market Value of the shares over the aggregate purchase price for the shares for which the Option is being exercised on the date of such exercise. In no event will any Option be exercisable at any time after the expiration of its term. Unless otherwise provided in the agreement, in the event of a participant’s death, then any Option award that has not expired or been terminated will become exercisable in full and may be exercised by the participant’s beneficiary at any time, or from time to time, within one year after the date of the participant’s death. Unless otherwise provided in the agreement, if a Participant separates from the Company due to disability, then any Option award that has not expired or been terminated will become exercisable in full, and the participant or the participant’s beneficiary may exercise such Option award at any time, or from time to time, within three years after the participant’s separation. Unless otherwise provided in the agreement, if a participant retires, then any Option award that has not expired or been terminated will remain exercisable for three years after the participant’s separation, but only to the extent that the Option award was exercisable immediately prior to the Participant’s separation. Unless otherwise provided in the agreement and subject to certain exceptions, if a participant separates from the Company for any reason other than death, retirement or other than following his or her disability, then any Option award that has not expired or been terminated will remain exercisable for three months after separation, but only to the extent that the Option award was exercisable immediately prior to the separation. Unless otherwise provided in the agreement, if the participant separates involuntarily or for good reasons within two years following a “change in control,” the Option award will remain exercisable until the expiration of the term. Unless otherwise provided in the agreement, if the participant is a non-employee director, the Option award will remain exercisable until the expiration of the term, even after the director’s termination of services as a director, but only to the extent that the Option award was exercisable immediately prior to such non-employee director ceasing to be a director. In no event will an Option award be exercisable if the participant’s employment (or service as a director) is terminated due to “cause” (as defined in the 2015 LTIP). Dividends and dividend equivalents are not paid on Options. The maximum number of shares that may be awarded to a participant in the form of Options in any fiscal year is 500,000 or, in the case of a director who is also a participant, 30,000 and the maximum term is 10 years.

STOCK APPRECIATION RIGHTS

An award of a SAR will entitle the participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the SAR, all or a portion of the excess of the Fair Market Value of a specified number of shares as of the date of exercise of the SAR over a specified price that will not be less than 100 percent of the Fair Market Value of such shares as of the date of grant of the SAR. A SAR may be granted in connection with part or all of, in addition to, or completely independent of an Option or any other award under the 2015 LTIP. If issued in connection with a previously or contemporaneously granted Option, the Committee may impose a condition that exercise of a SAR cancels a pro rata portion of the Option with which it is connected and vice versa. Each SAR may be exercisable, in whole or in part, on the terms provided in the agreement. No SAR will be exercisable at any time after the expiration of its term. When a SAR is no longer exercisable, it will be deemed to have lapsed or terminated. Upon exercise of a SAR, payment to the participant will be made at such time or times as will be provided in the agreement in the form of shares of Common Stock. The agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a SAR. Unless otherwise provided in the agreement, in the event of a participant’s death, then any SAR that has not expired or been terminated will become exercisable in full and may be exercised by the participant’s beneficiary at any time, or from time to time, within one year after the date of the participant’s death. Unless otherwise provided in the agreement, if a Participant separates from the Company due to disability, then any SAR that has not expired or been terminated will become exercisable in full, and the participant or the participant’s beneficiary may exercise such SAR at any time, or from time to time, within three years after the participant’s separation. Unless otherwise provided in the agreement, if a participant retires, then any SAR that has not expired or been terminated will remain exercisable for three years after the participant’s separation, but only to the extent that the SAR was exercisable immediately prior to the Participant’s separation. Unless otherwise provided in the agreement and subject to certain exceptions, if a participant separates from the Company for any reason other than death, retirement or other than following his or her disability, then any SAR that has not expired or been terminated will remain exercisable for three months after separation, but only to the extent that the SAR was exercisable immediately prior to the separation. Unless otherwise provided in the agreement, if the participant separates involuntarily or for good reasons with two years following a change in control, the SAR will remain exercisable until the expiration of the term. Unless otherwise provided in the agreement, if the participant is a non-employee director, the SAR will remain exercisable until the expiration of the term, even after the director’s termination of services as a director, but only to the extent that the SAR was exercisable immediately prior to such non-employee director ceasing to be a director. In no event will a SAR award be exercisable if the participant’s employment (or service as a director) is terminated due to “cause” (as defined in the 2015 LTIP). Dividends and dividend equivalents are not paid on SARs. The maximum number of shares that may be awarded to a participant in the form of SARs in any fiscal year is 500,000 and the maximum term is 10 years.

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PERFORMANCE UNITS

An award of Performance Units under the 2015 LTIP will consist of the right to receive cash or shares of Common Stock in the future provided that certain performance goals established by the Committee are satisfied during a specified performance cycle. The agreement will describe the terms and conditions required to be satisfied in order for the participant to be entitled to payment of the shares subject to the award, including the performance goals (and their target levels) to be satisfied as a condition of receiving the award. The agreement will also describe when delivery of the shares or cash subject to the Performance Units will occur should the performance goals be attained. Following the conclusion of each performance cycle, the Committee will determine the extent to which (a) performance goals have been attained, and (b) the number of shares or cash payable with respect to the award. Shares will not be issued to the participant until provided in the agreement. A participant must satisfy all of the terms and conditions of a Performance Unit award in order to be entitled to receive the shares subject to the award. If a participant separates from the Company before satisfaction of these terms and conditions, the participant will immediately forfeit the award. However, unless otherwise provided in the agreement, if a participant separates during the performance cycle because of the participant’s death or disability all restrictions will lapse with respect to a number of shares under the award that has been prorated for the portion of the term of the award prior to the participant’s separation. The agreement may provide for other circumstances, including, but not limited to, the participant’s retirement, under which the participant may receive a prorated award. Any Performance Units as to which restrictions do not lapse under the preceding sentences or under the agreement will terminate at the date of the participant’s separation and the Performance Units will be forfeited to the Company. The agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to a participant, upon the occurrence of certain events, which may, but need not include, without limitation, a change in the accounting practices of the Company; a change in the participant’s title or employment responsibilities; the participant’s death, disability or retirement or; with respect to payments in shares with respect to Performance Units, certain specified events related to the company’s capital stock. The agreement also may provide for a limitation on the value of an award of Performance Units that a participant may receive. In no event, however, will a performance cycle be accelerated unless the acceleration is permitted by applicable law.

RESTRICTED STOCK AWARDS

An award of Restricted Stock under the 2015 LTIP will consist of shares of Common Stock subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions will be included in the agreement. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine. Except as otherwise provided in the agreement, each stock certificate issued with respect to an award of Restricted Stock will either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as will be provided for in the agreement. The agreement will describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock will lapse. Upon the lapse of the restrictions and conditions, shares free of restrictive legends, if any, relating to such restrictions will be issued to the participant or a beneficiary. Unless otherwise provided in the agreement, a participant with a Restricted Stock award will have all the rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the shares of Restricted Stock. A participant must satisfy all of the terms and conditions of a Restricted Stock award in order for the restrictions on the shares of Restricted Stock subject to the award to lapse. If a participant separates from the Company before satisfaction of these terms and conditions, the participant will immediately forfeit the award. However, unless otherwise provided in the agreement, if a participant separates from the Company because of his or her death or disability, all restrictions will lapse with respect to a number of shares of Restricted Stock under the award that has been prorated for the portion of the term of the award prior to the participant’s separation from the Company. The agreement may provide for other circumstances, including, but not limited to, the participant’s retirement, under which the participant may receive a prorated award. Any shares of Restricted Stock as to which restrictions do not lapse under the preceding sentences or under the agreement will terminate at the date of the participant’s separation from the Company and such shares of Restricted Stock will be forfeited to the Company. No more than 250,000 shares of Restricted Stock or, in the case of a director who is also a participant, 30,000 shares of Restricted Stock, together with any other Full Value Awards, may be issued to a participant in any calendar year.

RESTRICTED STOCK UNITS

An Award of Restricted Stock Units under the 2015 LTIP will consist of the right to receive shares of Common Stock in the future provided that certain restrictions or conditions are satisfied. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine. The agreement will describe the terms and conditions required to be satisfied in order for the participant to be entitled to payment of the shares of Common Stock subject to the award. Shares of Common Stock will not be issued to the participant until and unless any restrictions and conditions are satisfied, or at such later date as may be provided in the agreement. A

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participant must satisfy all of the terms and conditions of a Restricted Stock Unit award in order to be entitled to receive the shares of Common Stock subject to the award. If a participant separates from the Company before satisfaction of these terms and conditions, the participant will immediately forfeit the award. However, unless otherwise provided in the agreement, if a participant has a separation from the Company during the term of a Restricted Stock Unit award because of the Participant’s death or disability, all restrictions will lapse with respect to a number of shares of Common Stock under the award that has been prorated for the portion of the term of the award prior to the participant’s separation from the Company. The agreement may provide for other circumstances, including, but not limited to, the participant’s retirement, under which the participant may receive a prorated award. Any Restricted Stock Units as to which restrictions do not lapse under the preceding sentences or under the agreement will terminate at the date of the participant’s separation from the Company and such Restricted Stock Units will be forfeited to the Company. The Committee, in its sole discretion, may elect to settle Restricted Stock Units in the form of cash rather than shares of Common Stock. No more than 250,000 shares subject to Restricted Stock Units or, in the case of a director who is also a participant, 30,000 shares subject to Restricted Stock Units, together with any other Full Value Awards, may be issued to a participant in any calendar year.

2015 LTIP BENEFITS

The grant of awards under the 2015 LITP is within the discretion of the Committee and the Board. Therefore, the Company is unable to determine the benefits or amounts that will be allocated to any participant under the 2015 LTIP.

EFFECTIVE DATE AND DURATION OF THE 2015 LTIP

The 2015 LTIP will become effective as of May 7, 2015, if the 2015 LTIP is approved by the requisite vote of shareholders at the 2015 Annual Meeting of Shareholders. Thereafter, the Company will file a registration statement on Form S-8 with the SEC registering the shares issuable under the 2015 LTIP. The 2015 LTIP will remain in effect until all Common Stock subject to it is distributed, all awards have expired or lapsed, the 2015 LTIP is terminated pursuant to its terms, or until May 7, 2025. However, awards made before the termination date may be exercised, vested or otherwise effectuated beyond the termination date, unless limited in the agreement or otherwise.

AMENDMENT, MODIFICATION AND TERMINATION OF THE 2015 LTIP

The Board may at any time, and from time to time, amend, suspend or terminate the 2015 LTIP. The Committee may at any time alter or amend any or all agreements under the 2015 LTIP to the extent permitted by law. No amendment, suspension, or termination of the 2015 LTIP may materially and adversely affect any right acquired by any participant under an award granted before the date of amendment, suspension, or termination, unless otherwise agreed to by the participant in the agreement or otherwise, or required as a matter of law.

In connection with a (i) fundamental change, (ii) recapitalization, (iii) reclassification, (iv) cash or stock dividend or other distribution (other than ordinary cash dividends), (v) stock split, (vi) stock combination, (vii) stock exchange, or (viii) any other similar corporate transaction which would otherwise impact or affect (a) the number or type of shares available for or subject to awards under the 2015 LTIP (including any adjustment in the manner in which the maximum number of shares or types of awards available under the 2015 LTIP are determined and counted), (b) the maximum number of shares permitted to be issued to an individual participant in any fiscal year; (c) the number or type of shares and amount of cash subject to outstanding, awards; (d) the grant, exercise price or value of outstanding awards; and/or (e) the terms and conditions of any outstanding award (including, without limitation, any applicable performance targets or criteria with respect to any Performance Units), the Committee will make such adjustments in awards as it deems equitable and appropriate, in its sole discretion, to reflect the event. Other than as provided in the prior sentence, neither the Board nor any committee may cause the Company to take any of the following actions without receiving the prior approval of the Company’s shareholders: (a) adjusting or amending the exercise price of any outstanding award, whether through amendment, replacement grant, exchange or other means, (b) providing for the cancellation of an Option award in exchange for cash or another award when the Option’s exercise price per share exceeds the Fair Market Value of a share; or (c) providing for the cancellation of a SAR in exchange for cash or another award when the SAR’s base price per share exceeds the Fair Market Value of a share.

CHANGE IN CONTROL

In the event of a “change in control,” the Committee will take one of the following actions:

(i)             if the Change in Control is a merger, consolidation or statutory share exchange, make appropriate provision for the replacement of the outstanding awards by the substitution of equity-based awards of the corporation surviving any merger or consolidation with substantially similar terms and conditions (or, if appropriate, equity-based awards of the parent corporation of the Company or such surviving corporation), provided such equity-based awards preserve the full economic value of the outstanding awards (to the extent permitted under applicable law) and provide for full vesting of the award in the event the participant separates from the Company involuntarily or for good cause; or

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(ii)          in the case of awards of Options and SARs, at least 10 days before the occurrence of the Change in Control, declare, and provide written notice to each holder of the Option award or SAR of the declaration, that each outstanding Option award and SAR, whether or not then exercisable, will be cancelled at the time of, or immediately before the occurrence of, the Change in Control in exchange for payment to each holder of an Option award or SAR, within ten (10) days after the Change in Control of cash equal to (a) for each share covered by the cancelled Option, the amount, if any, by which the Fair Market Value per share exceeds the purchase price per share covered by the Option, or (b) for each SAR, the price determined pursuant to the agreement. At the time of the declaration provided for in the immediately preceding sentence, each SAR and each Option award will immediately become exercisable in full and each person holding an Option award or a SAR will have the right, during the period preceding the time of cancellation of the Option award or SAR, to exercise the Option award as to all or any part of the shares covered thereby or the SAR in whole or in part, as the case may be. In addition, each outstanding Option award and SAR granted pursuant to the 2015 LTIP that has been exercised before the Change in Control will be cancelled at the time of, or immediately before, the Change in Control. Notwithstanding the foregoing, no person holding an Option award or a SAR will be entitled to the payment provided for above if the Option award or SAR has terminated, expired or been cancelled. In the case of Full Value awards that are time-based vested, provide for either full vesting or pro-rated vesting (based on the number of months that have expired since the award was granted) and payout of cash or shares under the award; and in the case of Full Value Awards that are performance-based, provide for full vesting and payout of cash or shares based on the assumption that the performance goal(s) for the award were met at target.

“Change in Control” means and includes each of the following:

(i)             The date any “Person,” within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30 percent or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or (C) any entity of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control will not be deemed to occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30 percent or more of the shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30 percent or more of the shares of the Company then outstanding by reason of share purchases by the Company and will, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control will be deemed to have occurred; or

(ii)          the date the Company consummates a merger or consolidation with another entity, or engages in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquires another entity by means of a statutory share exchange or an exchange offer, or engages in a similar transaction; provided that no Change in Control will be deemed to have occurred by reason of this paragraph unless either:

(A)        the shareholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation

(i)             be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the board of directors or other governing body of the resulting or acquiring entity; and

(ii)          be the Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

(B)        those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity;

(iii)       the date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as defined in paragraph (i) above) other than an affiliate; or

(iv)       the date the number of duly elected and qualified directors of the Company who were not either elected by the Company’s Board or nominated by the Board or its nominating/governance committee for election by the shareholders will constitute a majority of the total number of directors of the Company as fixed by its By-Laws.

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The Committee will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

FEDERAL TAX TREATMENT

The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the 2015 LTIP based on current U.S. income taxation with respect to grantees who are subject to U.S. income tax. The 2015 LTIP is not a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Code. The 2015 LTIP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

RESTRICTED STOCK AWARDS

A grant of restricted stock generally is not a taxable event for the grantee, if the grant is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of other objectives, assuming that the restrictions constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the vesting of shares subject to a restricted stock award, the grantee will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares following vesting will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and with the holding period beginning on the date such shares became vested. Dividends paid to the grantee prior to vesting will also be compensation income to the grantee and deductible as such by the Company. Alternatively, the grantee may file an election under Section 83(b) of the Code, in which case the grantee will recognize ordinary income on the date of grant equal to the excess of the Fair Market Value of such stock on the date of grant over the amount, if any, paid for such stock notwithstanding the substantial risk of forfeiture. In this case, upon the subsequent sale of stock, the grantee would incur a capital gain or loss, with the tax rate determined on the grantee’s holding period, which would begin on the date of grant. In the event that a grantee makes such an election and subsequently forfeits such shares, the grantee will be considered to have sold the shares with the amount of loss determined as the amount, if any, paid for the shares minus the amount, if any, received upon the forfeiture of such shares.

OPTIONS

The grant of a non-statutory stock option generally is not a taxable event for the grantee. Upon exercise of the option, the grantee generally will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the grantee in the year in which such taxable income is recognized and the Company is required to withhold federal income taxes with respect to any amounts included in the optionee’s taxable income. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of a non-qualified option through the delivery of previously acquired shares will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the grantee at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Stock determined at the time of exercise.

STOCK APPRECIATION RIGHTS

The grant of an SAR will not result in taxable income to the grantee. Upon exercise of an SAR, the amount of cash or the fair market value of shares of Stock received will be taxable to the grantee as ordinary income, and a corresponding deduction will be allowed to the Company. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

PERFORMANCE UNITS

A grant of performance units generally is not a taxable event for the grantee. However, assuming the applicable performance targets have been attained, the grantee generally will recognize ordinary income on the date of the distribution of cash or shares equal to the amount of any cash received or the Fair Market Value of any Common Stock received. Gains or losses realized by the grantee upon disposition of shares received in settlement of such performance units will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of distribution and with the holding period beginning on the date such shares are distributed.

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CASH AWARDS

Generally, a grantee will recognize ordinary income and the Company will be entitled to a deduction (and will be required to withhold federal income taxes) with respect to cash awards at the earliest time at which the grantee has an unrestricted right to receive the amount of such cash payment. The timing of such income recognition will depend upon the specific terms and conditions of the cash award.

OTHER STOCK BASED AWARDS

Awards may be granted under the 2015 LTIP that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of the awards. Generally, the Company will be entitled to a deduction and will be required to withhold applicable taxes with respect to any ordinary income recognized by a grantee in connection with awards made under the 2015 LTIP.

SECTION 162(M) OF THE CODE

Section 162(m) of the Code provides that the deduction by a publicly-held corporation for compensation paid in a taxable year to the chief executive officer and the three other most highly compensated executive officers of the corporation (other than the CFO) is limited to $1 million for each individual officer. For purposes of Section 162(m), compensation which is performance-based is not counted as subject to the deductibility limitation. To preserve the deduction, the Company has designed the 2015 LTIP to enable awards thereunder to constitute “performance-based compensation” and not be counted toward the $1 million limit. Income pursuant to Options and SARs granted pursuant to the 2015 LTIP is intended to constitute “performance-based compensation” and not be counted toward the $1 million limit. Other awards, including performance units, may be structured by the Committee to constitute performance-based compensation subject to the terms of the 2015 LTIP. However, the Committee maintains the flexibility to pay non-deductible compensation if they believe it is in the best interest of the Company and its shareholders.

WITHHOLDING OF TAXES

Pursuant to the 2015 LTIP, the Company may deduct, from any payment or distribution of shares under the 2015 LTIP, the amount of any tax required by law to be withheld with respect to such payment, or may require the grantee to pay such amount to the Company prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the Committee, a grantee may elect to satisfy the withholding required, in whole or in part, either by having the Company withhold shares of Stock from any payment under the 2015 LTIP or by the grantee delivering shares of the Company to the Company. However, the number of such shares used to satisfy the withholding obligation with respect to the exercise of a stock option may not be more than the number required to satisfy the Company’s minimum statutory withholding obligation based on minimum statutory withholding rates for U.S. federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. The portion of the withholding that is satisfied with shares will be determined using the fair market value of shares of Stock on the date when the amount of taxes to be withheld is determined.

The use of shares of Stock to satisfy any withholding requirement will be treated, for U.S. income tax purposes, as a sale of such shares for an amount equal to the fair market value of the shares on the date when the amount of taxes to be withheld is determined. If previously owned shares of Stock of the Company are delivered by a grantee to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the grantee for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

CHANGE IN CONTROL

Any acceleration of the vesting or payment of awards under the 2015 LTIP in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the grantee to a 20 percent excise tax and preclude deduction by the Company.

DEFERRED COMPENSATION

Awards granted pursuant to the 2015 LTIP are generally not intended to constitute “deferred compensation” subject to section 409A of the Code. If an award does constitute “deferred compensation,” it is intended to comply with section 409A of the Code. A violation of section 409A of the Code may subject a grantee to immediate taxation of an award plus a 20 percent excise tax and interest.

26   |   RLI Corp. 2015 Proxy Statement

TAX ADVICE

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the 2015 LTIP. A grantee may also be subject to state and local taxes, or taxes in other jurisdictions, in connection with the grant of awards under the 2015 LTIP. The Company suggests that grantees consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

RECOMMENDATION

The Board of Directors recommends the shareholders vote “For” Proposal Four to approve the Company’s 2015 LTIP.

PROPOSAL FIVE: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm since 1983. For fiscal year 2015, the Board is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require our independent auditor to be appointed, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an important opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of KPMG is not ratified by shareholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions from the shareholders.

The affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at the Annual Meeting is required for adoption of this proposal.

RECOMMENDATION

The Board of Directors recommends the shareholders vote “FOR” Proposal Five and the ratification of selection of KPMG LLP as independent registered public accounting firm of the Company for the current fiscal year.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for services rendered by KPMG, the Company’s Independent Registered Public Accounting Firm, for the past two fiscal years for each of the following categories of services, are set forth below:

	Fiscal Year	Fiscal Year
	2014	2013

Audit Fees	$1,130,338	$1,000,917	(1)

Audit-Related Fees	$0	$0

Tax Fees

Tax Compliance	$0	$0

Other Tax Services	$0	$0

All Other Fees	$0	$0

Total Fees	$1,130,338	$1,000,917

(1)         Audit fees for 2013 have been adjusted by $38,717 to reflect an increase due to audit scope changes agreed subsequent to last year’s proxy statement.

Audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company, audits of the statutory financial statements of certain subsidiaries, review of quarterly consolidated financial statements and assistance with review of documents filed with the SEC, including attestation as required under Section 404 of the Sarbanes-Oxley Act of 2002.

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PROPOSAL SIX: NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we seek a non-binding vote from our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), compensation tables and related disclosures in this Proxy Statement.

As discussed in our CD&A starting on page 38, our executive compensation programs have been designed to provide a competitive total executive compensation program linked to Company performance that will attract, retain and motivate talented executives critical to the Company’s long-term success.

Our Executive Resources Committee developed an overall compensation philosophy that is built on a foundation of the following principles:

•                  The focus is on the linkage between long-term shareholder value creation and executive pay;

•                  Incentives for executives directly involved in underwriting are based on underwriting profit measured over a period of years consistent with the income and risk to the Company;

•                  Compensation should reflect both the Company’s and individual’s performance;

•                  A meaningful element of equity-based compensation and significant executive equity holdings are important to ensure alignment of management and shareholder interests;

•                  The Company’s overall executive pay levels must be competitive in the marketplace for executive talent to enable the Company to attract, motivate and retain the best talent; and

•                  Appropriate safeguards must be in place to ensure annual incentives are aligned with long-term risk and value creation to protect against unnecessary and excessive risk to the Company.

We are asking you to indicate your support for our executive compensation programs as described in this Proxy Statement. This proposal, commonly known as a Say-on-Pay proposal, gives you the opportunity to express your views on our 2014 executive compensation policies and procedures for named executive officers. This non-binding vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask the shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, compensation tables and any related material disclosed in the Company’s Proxy Statement is hereby APPROVED.

Your vote is advisory, and therefore not binding on the Executive Resources Committee or the Board. However, we value your opinions and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns. The Executive Resources Committee will evaluate whether any actions are necessary to address those concerns.

RECOMMENDATION

The Board of Directors recommends that shareholders vote “FOR” the proposal to approve the compensation of the Company’s named executive officers as described in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

The Company is committed to having sound corporate governance principles that are designed to ensure that the Board exercises reasonable business judgment in discharging its obligations to the Company and its shareholders. Corporate governance practices also help to ensure that full and transparent disclosures are made to the Company’s shareholders and the SEC.

The Company’s published Corporate Governance Guidelines, which are publicly available on the Company’s website under the Investors section at www.rlicorp.com, outline the directors’ responsibilities, which include attendance at shareholder, Board and committee meetings. Eleven members of the Board attended the 2014 Annual Meeting of Shareholders and were available to respond to appropriate questions from the shareholders.

The Company has developed an orientation process for new directors and also encourages new directors to attend a director seminar in their first year as a director. Each incumbent director is expected to attend an accredited director education

28   |   RLI Corp. 2015 Proxy Statement

seminar at least once a year, and each Audit Committee member is expected to attend an audit committee forum/conference at least once a year.

DIRECTOR INDEPENDENCE

The Board is required to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each Annual Meeting of Shareholders of the Company. The Board has established guidelines, which are set forth below, to assist it in making this determination, which incorporate all of the NYSE independence standards. Only independent directors serve on the Company’s Audit Committee, Executive Resources Committee and Nominating/Corporate Governance Committee.

It is the policy of the Board of Directors of the Company that a majority of its members be independent. To be considered independent under the NYSE Listing Standards, the Board must affirmatively determine that a director or director nominee (collectively referred to as “director”) has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and also meets other specific independence tests. The Board examines the independence of each of its members once per year, and again if a member’s outside affiliations change substantially during the year. With the exception of the Messrs. Michael and Stone, the Board has affirmatively determined that each director is independent within the meaning of the NYSE Listing Standards and the Company’s Director Independence Standards.

The Board has established the following categorical standards, incorporating the NYSE’s independence standards to assist it in determining director independence:

(a)         A Director will not be independent if:

(i)             the Director is, or has been within the last three years, an employee of RLI, or an immediate family member of the Director is, or has been within the last three years, an executive officer of RLI;

(ii)          the Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RLI, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)       (A) the Director is a current partner or employee of a firm that is RLI’s internal or external auditor; (B) the Director has an immediate family member who is a current partner of such firm; (C) the Director has an immediate family member who is a current employee of such firm and personally works on RLI’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RLI’s audit within that time;

(iv)       the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RLI’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v)          the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RLI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

(b)         The following commercial and charitable relationships will not be considered to be material relationships that would impair a Director’s independence:

(i)             if a Director, or an immediate family member of the Director, is an executive officer, director, employee or holder of an equity interest of a company that has made payments to, or received payments from, RLI for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues;

(ii)          if a Director, or an immediate family member of the Director, is an executive officer, director, employee or holder of an equity interest of a company that is indebted to RLI, or to which RLI is indebted, and the total amount of either company’s indebtedness to the other does not exceed the greater of $1 million, or 2 percent of such other company’s total consolidated assets;

(iii)       if a Director, or an immediate family member of the Director, is an executive officer, director or employee of a company in which RLI owns an equity interest, and the amount of RLI’s equity interest in such other company does not exceed the greater of $1 million, or 2 percent of such other company’s total shareholders’ equity;

(iv)       if a Director, or an immediate family member of the Director, is a holder of an equity interest of a company of which a class of equity security is registered under the Securities Exchange Act of 1934, as amended, and in which RLI owns an equity interest;

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(v)          if a Director, or an immediate family member of the Director, is an executive officer, director, employee or holder of an equity interest of a company that owns an equity interest in RLI; and

(vi)       if a Director, or an immediate family member of the Director, serves as an officer, director or trustee of a tax exempt organization, and the contributions from RLI to such tax exempt organization in the last fiscal year do not exceed the greater of $1 million, or 2 percent of such tax exempt organization’s consolidated gross revenues. (RLI’s automatic matching of employee charitable contributions will not be included in the amount of RLI’s contributions for this purpose.)

(c)          For relationships not covered by the standards in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence standards set forth in subsections (a) and (b) above. RLI is required to explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the categorical standards of immateriality set forth in subsection (b) above.

BOARD INDEPENDENCE STATUS

Director	Independent	Management

Kaj Ahlmann	X

Barbara R. Allen	X

Michael E. Angelina	X

John T. Baily	X

Jordan W. Graham	X

Gerald I. Lenrow	X

Charles M. Linke	X

F. Lynn McPheeters	X

Jonathan E. Michael		X

James J. Scanlan	X

Michael J. Stone		X

Robert O. Viets	X

The following relationships were reviewed in connection with determining director independence but were determined to not be material relationships and that they do not affect such person’s independence under the Board independence standards:

Mr. Baily is a director of Endurance Specialty Holdings Ltd., affiliates of which include reinsurance companies. From time to time, the Company enters into reinsurance arrangements with the Endurance companies. Mr. Baily also is a former partner with a predecessor firm to PricewaterhouseCoopers LLP (“PwC”), retired from PwC in 1999, and receives a pension payment from PwC. Mr. Scanlan also is a former partner with PwC, retired from PwC in 2014, and receives a pension payment from PwC. From time to time, the Company engages PwC for special projects and services in actuarial, tax and other areas.

DIRECTOR EVALUATION PROCESS

To ensure that thorough attention is given to individual and collective Directors’ performance and optimizing the composition of our Board, the Board and Committees utilize an annual evaluation process. Each Director self-evaluates the performance of the Committees on which he/she serves as well as the Board as a whole. Detailed composites are completed to obtain perspective on each Committee’s performance in relationship to its respective Charter, effectiveness, functionality, areas of improvement and overall performance. The Annual Board Evaluation focuses on board processes, policies, effectiveness, committee composition and strategy as well as performance whereby establishing activities to maximize shareholder value. This process is handled by the Nominating/Corporate Governance Committee (“NCG Committee”).

Further, each Director participates in a robust evaluation process, wherein annually all Directors provide a peer evaluation on a variety of director characteristics. Those evaluations are assessed by the NCG Committee, and each reviewed Board member meets with the Chairman of the Board and/or Lead Director to discuss the consolidated comments.

Based on the cumulative results of each Director’s overall performance, the NCG Committee reviews and evaluates the Board candidates and their respective qualifications in detail to determine if it is in the best interest of the Company and its shareholders to nominate each Director to stand for election.

30    |   RLI Corp. 2015 Proxy Statement

DIRECTOR NOMINATION POLICY

The NCG Committee of the Company considers director candidates based upon a number of qualifications. A nominee should have:

•                  A reputation for the highest professional and personal ethics and values, fairness, honesty and good judgment;

•                  A significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities;

•                  Been in a generally recognized position of leadership in his or her field of endeavor; and

•                  A commitment to enhancing shareholder value.

Nominees with insurance and accounting backgrounds are particularly desirable. A nominee should not have a conflict of interest that would impair the nominee’s ability to represent the interests of the Company’s shareholders and fulfill the responsibilities of a director.

The NCG Committee conducts an annual assessment of the composition of the Board and its committees. The Committee reviews the appropriate skills and characteristics required of Board members with a view toward establishing a diversity of backgrounds in areas of core competencies including experience in the following: business development, insurance industry, senior management, operational, technical, compensation and finance. The NCG Committee relies upon recommendations from a wide variety of its business contacts including current executive officers, directors, community leaders and shareholders, as sources for potential director candidates, and may also utilize third party search firms.

The NCG Committee will consider qualified director candidates as properly nominated by shareholders as further set forth under SHAREHOLDER PROPOSALS on page 59. In addition, the NCG Committee will consider shareholder recommendations for director candidates, but the NCG Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the NCG Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources.

CODE OF CONDUCT

The Company has adopted a Code of Conduct, which is designed to help directors, officers and employees maintain ethical behavior and resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all directors, officers and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller, the General Counsel and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers topics including, but not limited to, ethical behavior, conflicts of interest, corporate opportunities, confidentiality of information and compliance with laws and regulations. A copy of our Code of Conduct is available at the Company’s website under the Investors section at www.rlicorp.com. Any amendments to the Code of Conduct will be posted on the website, and any waiver that applies to a director or executive officer will be disclosed in accordance with the rules of the SEC and NYSE.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS

Any shareholder or other interested party who desires to communicate with the Board’s Lead Director of the Board’s independent directors or any of the other members of the Company’s Board of Directors may do so electronically by sending an email to the following address: Lead.Director@rlicorp.com. Alternatively, a shareholder or other interested party may communicate with the Lead Director or any of the other members of the Board by writing to: Lead Director, RLI Corp. 9025 N. Lindbergh Drive, Peoria, Illinois 61615. Communications may be addressed to the Lead Director, an individual director, a Board Committee, the independent directors or the full Board. Communications received by the Lead Director will then be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

COMPANY POLICY ON RELATED PARTY TRANSACTIONS

The Company recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a written policy which shall be followed in connection with all related party transactions involving the Company. The policy generally requires approval by the Nominating/Corporate Governance Committee for all transactions above $10,000 between the Company and its directors, officers, shareholders owning in excess of 5 percent of the Common Stock of the Company, and their family members and affiliates. One transaction falling within the purview of the policy was presented and approved by the Nominating/Corporate Governance Committee in 2013. The Company entered into a business arrangement with SS&C Technologies Holdings, Inc. (“SS&C”) to provide investment portfolio accounting and data processing services, on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Company’s President & CEO (Mr. Michael) is a member of the Board of Directors of SS&C. The President of SS&C is the brother of Michael J. Stone, President & COO of the Company’s insurance subsidiaries.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2014, the transactions or series of similar transactions to which the Company is a party in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5 percent of the Common Stock of the Company (or any of their immediate family members) had a direct or indirect material interest was the annual services provided to the Company by SS&C, as described above. The Company paid SS&C $302,783.96 in 2014.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has five standing committees: Audit, Executive Resources, Finance and Investment, Nominating/Corporate Governance and Strategy. The Audit, Executive Resources and Nominating/Corporate Governance Committees are composed solely of independent directors in compliance with the Company’s requirements and the NYSE Listing Standards. The Nominating/Corporate Governance Committee annually evaluates both Committee members and Committee Chairs, and rotates as necessary. In his discretion, the Chairman of the Board may attend any or all Committee meetings. All committees meet at least quarterly and also hold informal discussions from time to time. Charters for each committee are available on the Company’s website under the Investors section at www.rlicorp.com.

AUDIT COMMITTEE

The Company’s Audit Committee, composed exclusively of independent directors, met nine times in 2014 to consider various audit and financial reporting matters, including the Company’s outside audit firm relationship and to discuss the planning of the Company’s annual outside audit and its results. The committee also:

•                  monitored the Company’s management of its exposures to risk of financial loss;

•                  reviewed the adequacy of the Company’s internal controls, including the Company’s successful adoption of the Committee of Sponsoring Organizations of the Treadway Commission Internal Control - Integrated Framework 2013 update;

•                  reviewed the extent and scope of audit coverage;

•                  reviewed quarterly financial results;

•                  monitored selected financial reports;

•                  assessed the auditors’ performance; and

•                  selected the Company’s independent registered public accounting firm.

The committee also meets in executive session, with no members of management present, after its regular meetings as well as private executive sessions with KPMG and various members of management.

The Audit Committee is responsible for approving every engagement of KPMG to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before KPMG is engaged to provide those services, with the Chair of the Audit Committee being authorized to pre-approve non-audit services and then reporting those services to the full Audit Committee, as described in the Audit Committee Report. The Audit Committee evaluates the effects that the provision of non-audit services may have on the Company’s independent registered public accounting firm services.

The Board of Directors annually determines the “financial literacy” of the members of the Audit Committee pursuant to the NYSE required standards. The Board has determined that based on those standards, each member of the Audit Committee is independent and financially literate, and that each member possesses accounting or related financial management expertise. The Board of Directors has further determined that each of the Audit Committee members qualifies as an “audit committee financial expert” as defined by the SEC.

Until May 1, 2014, members of the committee were Messrs. Baily (Chair), Lenrow and Viets and Ms. Allen. After May 1, 2014, members of the committee were Messrs. Baily (Chair), Angelina and Viets and Ms. Allen. Effective January 1, 2015, Mr. Scanlan became a member of the committee.

EXECUTIVE RESOURCES COMMITTEE

The Company’s Executive Resources Committee, composed exclusively of independent directors, met six times in 2014 to evaluate and recommend compensation of the President & CEO and certain key executive officers of the Company, discuss and evaluate the Company’s Market Value Potential Executive Incentive Program (“MVP Program”) and to develop objective criteria for the selection and ongoing management of the Company’s compensation peer group and to enhance the overall effectiveness of the executive compensation programs. The committee also reviews and evaluates the President & CEO’s goals and objectives, management development and succession planning and the Company’s deferred compensation, stock option, retirement and medical programs.

32   |   RLI Corp. 2015 Proxy Statement

Until May 1, 2014, members of the committee were Ms. Allen (Chair), and Messrs. Graham, Lenrow and McPheeters. After May 1, 2014, members of the committee were Ms. Allen (Chair), and Messrs. Ahlmann, Graham and McPheeters.

FINANCE AND INVESTMENT COMMITTEE

The Company’s Finance and Investment Committee oversees the Company’s investment and corporate finance transactions, policies and guidelines, which includes reviewing investment performance, investment risk management exposure and the Company’s capital structure. This committee met five times in 2014 to discuss ongoing financial, investment and capital matters.

Until May 1, 2014, members of the committee were Messrs. McPheeters (Chair), Ahlmann, Linke and Stone. After May 1, 2014, members of the committee were Messrs. McPheeters (Chair), Lenrow, Linke and Stone.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Company’s Nominating/Corporate Governance Committee, composed exclusively of independent directors, met seven times in 2014 to guide the Company’s corporate governance program and to monitor and discuss current and emerging corporate governance principles and procedures. The committee also counsels the Board with respect to Board and Committee organization, compensation, membership, function and Board and Committee performance assessments, individually and collectively. The committee identifies and reviews qualified individuals as potential new director candidates.

Until May 1, 2014, members of the committee were Messrs. Linke (Chair), Angelina, Baily and Viets. After May 1, 2014, members of the committee were Messrs. Linke (Chair), Graham, Lenrow and Viets.

STRATEGY COMMITTEE

The Company’s Strategy Committee met four times in 2014 to oversee the Company’s strategic plan and its implementation.

Until May 1, 2014, members of the committee were Messrs. Ahlmann (Chair), Angelina, Graham and Stone. After May 1, 2014, members of the committee were Messrs. Ahlmann (Chair), Angelina, Baily and Stone.

COMMITTEE MEMBERSHIP

		Executive	Nominating/	Finance and
Director	Audit	Resources	Corporate Governance	Investment	Strategy

Kaj Ahlmann		X			X*

Barbara R. Allen	X	X*

Michael E. Angelina	X				X

John T. Baily	X*				X

Jordan W. Graham		X	X

Gerald I. Lenrow			X	X

Charles M. Linke			X*	X

F. Lynn McPheeters		X		X*

Jonathan E. Michael

James J. Scanlan**	X

Michael J. Stone				X	X

Robert O. Viets	X		X

* Chair of Committee

** Mr. Scanlan joined the Board on January 1, 2015

BOARD MEETINGS AND COMPENSATION

MEETINGS

During 2014, six meetings of the Board of Directors were held with all directors in attendance, except two directors missed one meeting each. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he or she served. In connection with each Board meeting, the independent directors meet in executive

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session with no members of management present. Effective May 5, 2011, the Lead Director position was established, which position exists when the Company’s CEO is also the Board Chairman. Pursuant to the Charter for the Lead Director position, the Chairman of the Board’s Nominating/Corporate Governance Committee also serves as Lead Director of the Board. Among other responsibilities, the Lead Director presides at the Board’s executive sessions.

DIRECTOR COMPENSATION

During 2014, the Independent Directors were compensated as follows:

Annual Board Retainer:	$95,000
Annual Committee Retainer:
Audit	$15,000
All Other Committees	$10,000
Additional Annual Committee Chair Retainer:
Audit	$20,000
Executive Resources	$20,000
All Other Committees	$10,000

Effective February 28, 2014, the Independent Directors received an annual award of $10,000 in Company stock, which vests on the first to occur of: the one year anniversary from date of issuance or when a Director leaves the Board. Effective January 1, 2015, the $10,000 annual reward was terminated and the Annual Board Retainer increased from $95,000 to $105,000.

Effective January 1, 2014, the Lead Director (if a Nonemployee Director) will receive a $10,000 annual retainer.

Directors are also reimbursed for actual travel and related expenses incurred and are provided a travel accident policy funded by the Company.

The following table provides the compensation of the Company’s Board of Directors earned for the fiscal year ended December 31, 2014.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)(1)	Awards ($)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kaj Ahlmann	125,000	10,000					135,000
Barbara R. Allen	140,000	10,000					150,000
Michael E. Angelina	118,323	10,000					128,323
John T. Baily	140,000	10,000					150,000
Jordan W. Graham	115,000	10,000					125,000
Gerald I. Lenrow	116,675	10,000					126,675
Charles M. Linke	135,000	10,000					145,000
F. Lynn McPheeters	125,000	10,000					135,000
Jonathan E. Michael (2)
James J. Scanlan(3)	–						–
Michael J. Stone (4)
Robert O. Viets	130,000	10,000					140,000

(1)         Outside directors elect the form of their Annual Board Retainer, Annual Committee Retainer and Annual Committee Chair Retainer, if applicable, which may be received either in cash or in Company stock, or a combination of both, in accordance with the Director Deferred Plan. Amounts shown include the value of fees taken in the form of Company stock.

(2)     Mr. Michael, as Chairman of the Board and a management director, does not receive director fees. His compensation as President & CEO is disclosed under the Executive Compensation Summary Compensation Table.

(3)     Mr. Scanlan was appointed to the Board on January 1, 2015.

34 | RLI Corp. 2015 Proxy Statement

(4)     Mr. Stone, as a management director, does not receive director fees. His compensation as President, Chief Operating Officer of the Company’s principle insurance subsidiaries is disclosed under the Executive Compensation Summary Compensation Table.

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN (DIRECTOR DEFERRED PLAN)

Prior to the beginning of each year, an outside director may elect to defer the compensation otherwise payable or awarded to the director during the succeeding year pursuant to the Director Deferred Plan. Under the Director Deferred Plan, the Company transfers to a bank trustee, under an irrevocable trust established by the Company, such number of shares of the Company as are equal to the compensation deferred by the director during the relevant year. The deferred compensation is used to purchase an equivalent amount of Company Common Stock. Dividends on these shares are reinvested quarterly under the Company’s Dividend Reinvestment Plan. In general, Director Deferred Plan benefits are distributable, in the form of Company Common Stock, beginning when the director’s status terminates.

DIRECTOR SHARE OWNERSHIP

Outside Directors are encouraged to, within five years of their initial appointment as a Company director, own shares of the Common Stock of the Company having a value of not less than 500 percent of such director’s Annual Board Retainer, which Retainer was $95,000 in 2014. Effective January 1, 2015, the Annual Board Retainer is $105,000. Shares held directly and in Company benefit plans are counted to satisfy the guideline.

The Nominating/Corporate Governance Committee monitors directors’ share ownership and may make allowances to accommodate periodic adjustments to the Annual Board Retainer, and other factors affecting a director’s share ownership level.

BOARD LEADERSHIP STRUCTURE

Immediately following the 2014 Annual Shareholders Meeting, Mr. Michael was re-appointed Chairman of the Board in addition to his current position of President & CEO.

The Company does not have a formal policy regarding separation of the offices of chairman of the board and chief executive officer. The Board believes that the decision whether to combine or separate such positions will vary from company to company and depends upon a company’s particular circumstances at a given point in time.

The Board believes that a joint board chairman and chief executive officer position is advisable and in the best interests of the Company and its shareholders given our current Board and Lead Director configuration. This structure promotes unified leadership, continuity and direction for the Company. This combined position also provides a clear focus for management to execute the Company’s strategy and business plan, while fostering clear accountability and decision-making in such roles. The Board believes the designation of an empowered “Lead Director” provides a counterbalancing governance structure and enables an appropriate balance between strategic execution and independent oversight of management.

The Lead Director (an independent director) is the Chairperson of the Board’s Nominating/Corporate Governance Committee and is elected/confirmed by the Board’s independent directors. The Lead Director (a) presides over executive sessions of the independent directors, (b) serves as a liaison between the Chairman and the independent directors, (c) assists in setting Board meeting agendas and schedules, (d) assists in determining information sent to directors for meetings, (e) may call meetings of the independent directors, (f) may consult with major shareholders if requested by the Chairman or the Board, and (g) consults with the Chairman/CEO regarding results of annual performance reviews of the Board Committees, Board members and CEO, all as set forth in the charter for the Lead Director position.

Several factors promote a strong and independent Board at our Company. Currently, all directors except for Messrs. Michael and Stone are independent as defined in the applicable NYSE listing standards (as adopted by the Company). The Audit, Executive Resources and Nominating/Corporate Governance committees of our Board are comprised entirely of independent directors. Also, our independent directors meet quarterly in executive session without management present. Consequently, with our Lead Director position, we believe our Board continues to be strong and independent and provides appropriate counterbalance to a combined Chairman/CEO position.

AUDIT COMMITTEE REPORT

The following report by the Audit Committee (the “Committee”) of the Company’s Board of Directors is required by the rules of the SEC to be included in this Proxy Statement and shall not be considered incorporated by reference in other filings by the Company with the SEC.

The Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors.

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The primary role of the Committee is to assist the Board of Directors in its oversight of (a) the Company’s corporate accounting and reporting practices, (b) the quality and integrity of the Company’s financial statements, (c) the performance of the Company’s system of internal accounting and financial controls, (d) the Company’s compliance with related legal and regulatory requirements, (e) the Company’s risk management program, (f) the qualifications, independence and performance of the independent registered public accounting firm (“Auditor”), and (g) the performance of the Company’s internal audit function. In addition to those primary roles, the Committee also performs other roles and functions as outlined in its charter, including preliminary review of earnings releases and other activities. The Committee also acts as the audit committee for each of the Company’s insurance company subsidiaries. A more detailed description of the Committee’s roles, functions and activities is set forth in the description of Board committees elsewhere in this Proxy Statement and in the Committee’s charter, which is available on our corporate website.

The Board of Directors has determined that each of the members of the Audit Committee qualifies as “independent” within the meaning of the NYSE Listing Standards and the rules of the SEC. The Board of Directors has further determined that each of Ms. Allen and Messrs. Angelina, Baily, Scanlan and Viets is an “audit committee financial expert” within the meaning of the SEC rules.

The Committee reviews the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the Auditor. The Company’s Internal Audit Services department provides the internal audit function, which provides objective assurance and consulting services designed to add value and improve the organization’s operations. The Committee oversees the Internal Audit Services department and the overall internal audit function at the Company. The Company’s internal audit function operates under the terms of the RLI Internal Audit Services Charter which is reviewed by the Committee and is signed by the Committee’s chair as well as the Company’s CEO. To assist with this oversight, RLI’s Internal Audit Services provides an annual risk-based audit plan to the Audit Committee and periodic reports are additionally made to the Committee summarizing results of internal audit activities.

The Committee appoints and annually evaluates the performance of the Company’s Auditor and provides assistance to the members of the Board of Directors in fulfilling their oversight functions of the financial reporting practices, including satisfying obligations imposed by Section 404 of the Sarbanes Oxley Act of 2002, and financial statements of the Company. It is not the duty of the Committee, however, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles. The Company’s Auditor is responsible for planning and conducting audits of the financial statements and internal controls over financial reporting; and the Company’s management is responsible for preparing the financial statements, designing and assessing the effectiveness of internal control over financial reporting and determining that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable laws and regulations.

The Company’s current independent registered public accounting firm is KPMG LLP (“KPMG”). KPMG has been the Company’s independent registered public accounting firm since 1983 and the Audit Committee has selected KPMG to be the Company’s independent registered public accounting firm for fiscal 2015.

The Committee contracts with and sets the fees paid to the independent registered public accounting firm. The fees for KPMG’s audit services the past two fiscal years are set forth on pages 27.

Audit fees relate to professional services rendered for the audit of consolidated financial statements of the Company, audits of the statutory financial statements of certain subsidiaries, review of quarterly consolidated financial statements and assistance with review of documents filed with the SEC, including attestation as required under Section 404 of the Sarbanes Oxley Act of 2002.

There are no non-audit services currently being provided by KPMG. Any non-audit services must be reviewed and pre-approved by the Chair of the Audit Committee. The Chair will report such hiring to the Committee no later than the next scheduled Committee meeting.

The Committee annually conducts evaluations of the Company’s Auditor to determine if it will recommend the retention of the Auditor for the next year. As part of the evaluation of the Auditor, the Committee conducts two surveys to determine if the Auditor is meeting Committee expectations and providing appropriate audit services. The first survey was created by a group of professional accounting and auditing organizations, including the National Association of Corporate Directors and the Center for Audit Quality. This survey is completed by select RLI management and the Chair of the Committee. This Auditor evaluation includes topics such as: (a) quality of services and sufficiency of resources provided by the auditor; (b) communication and interaction with the auditor; and (c) Auditor independence, objectivity and professional skepticism. The second survey is initiated by KPMG and completed by the Committee and select members of RLI management. This evaluation generally assesses management’s satisfaction with KPMG’s engagement team, resources, communication and audit execution. The results of both surveys, including any resulting action items, are presented to and discussed by the Committee and assist

36 | RLI Corp. 2015 Proxy Statement

the Committee in the decision regarding reappointment of the Auditor. Also, the results of the surveys are discussed with the Auditor by the Committee. In addition, the Committee obtains and reviews, at least annually, a report by the Auditor describing; the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the Auditor’s independence) all relationships between the Auditor and the Company. Based upon the results of such evaluations, the Committee makes its recommendation regarding retention of the Auditor.

The Committee received reports and reviewed and discussed the audited financial statements with management and the Auditor. The Committee also discussed with the Auditor the Section 404 obligations and matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Standard No. 16, Communication with Audit Committees. The Committee received from the Company’s Auditor the written disclosures and letter required by the applicable PCAOB requirements for independent registered public accounting firm’s communications with the Audit Committee concerning auditor independence. The Committee discussed with the Auditor that firm’s independence and any relationships that may impact that firm’s objectivity and independence including audit and non-audit fees. Additionally, the Committee promotes the Auditor’s independence by ensuring that the lines of communication are always open and constant between the Auditor and the Committee. The Committee Chair is in contact with the Auditor numerous times throughout the year. This includes normal in-person meetings, executive sessions, telephonic meetings and periodically in between normally scheduled meetings. The purpose of this is to allow open and unobstructed access to the Committee should the Auditor need to bring anything to the Committee’s attention.

Pursuant to the Sarbanes Oxley Act of 2002 and the rules of the PCAOB, the Auditor’s lead engagement partner is required to rotate every five years. The current KPMG lead engagement partner is in the 5th year of the five year rotation requirement for the 2014 audit. During 2014, KPMG senior management introduced a proposed successor lead engagement partner candidate to the Audit Committee for consideration. Among the criteria used by the Audit Committee to evaluate the proposed partner candidate included relevant industry and technical experience, communication skills and ability to efficiently and effectively transition into the lead engagement partner role. Based on meetings to assess these criteria, the proposed individual was accepted and will begin the first year of a five year rotation in 2015.

Based on the Committee’s discussion with and review of reports from management, the Company’s internal auditors and the Company’s Auditor and the Committee’s reliance on the representation of management that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, the Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC.

The foregoing report has been approved by all members of the Audit Committee.

MEMBERS OF THE AUDIT COMMITTEE

John T. Baily (Chair)

Barbara R. Allen

Michael E. Angelina

James J. Scanlan

Robert O. Viets

EXECUTIVE RESOURCES COMMITTEE REPORT

The Executive Resources Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis section of this Proxy Statement. Based on the Executive Resources Committee’s review and discussions, it recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement.

MEMBERS OF THE EXECUTIVE RESOURCES COMMITTEE

Barbara R. Allen (Chair)

Kaj Ahlmann

Jordan W. Graham

F. Lynn McPheeters

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Executive Resources Committee is a current or former employee or officer of the Company or otherwise had any relationships to be disclosed within the scope of SEC regulations.

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

The Executive Resources Committee (“ERC”) of the Company’s Board of Directors, with the review and approval of the Board of Directors, administers specific compensation programs for senior executive officers and oversees other executive compensation programs and management succession and development processes.

EXECUTIVE SUMMARY

Our Results in 2014:

	2014	2013

Gross Written Premium	$863.9 million	$843.2 million

Operating Earnings	$114.5 million	$111.9 million
(Net Earnings minus Realized Investment

Gains Net of Tax)

Combined Ratio	84.5	83.1
(Net Loss and Operating Expense/Net Premiums Earned)

Operating Return on Equity	13.9%	14.1%
(Operating Earnings/Shareholder’s Equity)

Market Value Potential (MVP)	$99.7 million	$133.8 million
(After Tax Returns Above Cost of Capital)

Five-Year Growth in Book Value: Rank Among Peer Companies	2/14	2/14

In 2014, we achieved improvement in key absolute and relative financial metrics in the face of difficult market conditions. Growth in gross written premium was $20.7 million, or 2.4 percent. Operating earnings were up 2.3 percent for the year, resulting in a strong Operating Return on Equity of 13.9 percent, slightly below the previous year. Our combined ratio, a measure of our expenses, increased modestly to 84.5 percent in 2014, which nonetheless remained the best among our peer companies. Our net earnings combined with the positive unrealized appreciation on our equity portfolio, drove after tax returns above our cost of capital to $99.7 million versus $133.8 million last year (also known as Market Value Potential (“MVP”), explained in more detail on page 41). Finally, we compare our relative growth in book value over a five-year period to our peer companies and use that performance as a factor in calculating incentive compensation. For the five-year period ending in 2014, our relative rank among peer companies for this metric remained at second among 14 companies, the same as in 2013.

With the exception of gross written premium, the financial metrics above are used as targets in our incentive plans and actual results are used to calculate annual incentives for our senior executive officers. These financial measures (other than gross written premium) are non-GAAP and should not be considered substitutes for GAAP measures.  We consider them key performance indicators and employ them as well as other factors in determining senior management incentive compensation. The calculation of these non-GAAP metrics can be found in the discussions below with respect to the incentive plans in which those metrics are used.

KEY ATTRIBUTES OF RLI EXECUTIVE COMPENSATION

•                  Performance-based compensation: Total executive compensation is directly linked to Company performance. As in prior years, all executives participate in an incentive plan, through which they are eligible to earn compensation based on achievement of Company financial objectives and personal objectives that are aligned with shareholder value creation.

•                  At risk compensation: A significant portion of annual incentive compensation for our CEO, COO, CFO, Executive Vice President, Operations and each product group vice president is paid over time through a bonus bank concept to provide an incentive for sustained shareholder value creation. Amounts credited to the bonus bank are reduced dollar-for-dollar, should negative results occur in a future period. As a result, net losses in a future period reduce the amount available in

38 | RLI Corp. 2015 Proxy Statement

the bonus bank and could result in a negative balance. There will be no bonus payout in any year in which a bonus bank has a negative balance.

•        Compensation based on relative company performance: Each year we conduct a review of executive compensation within an insurance peer group to ensure that the Company’s executive compensation remains fair, competitive and consistent with the Company’s absolute and relative performance. The MVP Program for the CEO, COO, CFO and Executive Vice President, Operations includes an adjustment factor (positive and negative) for relative company performance.

•        Significant executive stock ownership: Our compensation programs encourage our employees to build and maintain an ownership interest in the Company. We have established specific executive stock ownership guidelines and our executive officers whose compensation is included in the Summary Compensation Table (referred to herein collectively as “named executive officers” or “NEOs”), as well as our other executive officers, currently maintain significant share ownership in the Company. As reflected on page 7, as of February 9, 2015, executive officers and Directors beneficially held 6.4 percent of Company shares, providing strong alignment with shareholders.

The ERC believes that the Company’s overall compensation approach provided meaningful incentives for the talented management team at the Company to provide outstanding results for shareholders again this year. In 2014, the Company returned capital to our shareholders through our 39th consecutive year of increasing and paying regular dividends and a $3.00 per share special dividend.

HOW THE ERC OPERATES

ERC MEMBERS

From January 1, 2014 through May 1, 2014, the members of the ERC were Ms. Allen (Chair) and Messrs. Graham, Lenrow and McPheeters. Starting May 2, 2014, the members of the ERC were Ms. Allen (Chair) and Messrs. Ahlmann, Graham and McPheeters. ERC members are nominated by the Nominating/Corporate Governance Committee, elected by the Board and may be removed from the ERC by the Board at any time, with or without cause. The members of the ERC are independent directors under the independence standards developed by the Board, which incorporate all of the NYSE independence standards which are applicable to directors generally, and which are set out under the section entitled Corporate Governance and Board Matters on page 28. The Board annually determines the independence of each member of the ERC under those independence standards.

ERC RESPONSIBILITIES

The ERC operates under a Charter, which can be found on the Company’s website at www.rlicorp.com. The ERC Charter is reviewed annually by the ERC and any proposed changes to the Charter are submitted to the Nominating/Corporate Governance Committee for recommendation to the full Board for approval. The ERC is responsible to the Board for (1) reviewing and providing advice regarding the Company’s executive compensation; (2) reviewing and providing advice regarding the Company’s management succession and development processes; (3) monitoring compensation actions by management below the executive level; (4) producing an annual report on executive compensation for approval by the Board for inclusion in the Company’s proxy statement and (5) reviewing the Company’s employee benefit plans.

ERC MEETINGS

The ERC held six meetings in 2014. The ERC also held a joint meeting with the Audit Committee of the Board of Directors to discuss safeguards against unnecessary or excessive risk that could arise from the Company’s executive compensation policies and practices. The agenda for each ERC meeting is established by the Chair of the ERC in consultation with other ERC members, and with Mr. Michael and Mr. Fick, the Company’s Vice President, Human Resources. ERC materials are prepared by Messrs. Michael and Fick and are reviewed and approved by the ERC Chair in advance of distribution to ERC members. The ERC meetings are attended by Messrs. Michael and Fick, who are excused from the meeting during the Committee’s executive session.

RESPONSE TO SAY-ON-PAY VOTE

At the May 2014 annual shareholder’s meeting, we held a shareholder advisory vote on the compensation of our named executive officers, referred to as a Say-on-Pay vote, with over 91 percent of shareholder votes cast on that item in favor of our executive compensation programs. We considered this vote to represent strong support by shareholders for our long-standing executive compensation policies and practices. In 2014, therefore, the ERC continued its general approach to executive compensation, as described above in “KEY ATTRIBUTES OF RLI EXECUTIVE COMPENSATION.”

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INPUT FROM MANAGEMENT

Mr. Michael plays an important role in the ERC’s consideration of executive compensation levels and the design of executive compensation plans and programs for other senior executive officers. For these individuals, Mr. Michael recommends the following components of executive compensation to the ERC for review and recommendation to the Board:

•          annual base salary levels;

•          annual incentive targets and financial and personal goals; and

•          the form and amount of long-term incentives.

Mr. Michael makes such compensation recommendations based on external market data; achievement of respective performance criteria by each executive; and his judgment related to internal pay equity among Company executives, potential for advancement, and contribution to team initiatives. Mr. Michael also relies upon the input of the senior leadership team when making such recommendations.

COMPENSATION CONSULTANT

The ERC Charter specifically provides that if a compensation consultant is to assist in the evaluation of CEO or senior executive compensation, the ERC has sole authority to retain and terminate the consulting firm including sole authority to approve the firm’s fees and retention terms. Management also has authority to retain a compensation consultant, but may not retain the same compensation consulting firm retained by the ERC without approval in advance by the ERC. Neither the Committee nor management retained a compensation consultant in 2014.

OVERVIEW OF RLI EXECUTIVE COMPENSATION

OBJECTIVES

The objective of the Company’s executive compensation program is to provide a competitive total executive compensation program linked to Company performance that will attract, retain and motivate talented executives critical to the Company’s long-term success.

ELEMENTS OF COMPANY EXECUTIVE COMPENSATION

The Company’s total executive compensation program is comprised of the following components, each of which is described in greater detail below:

(1)         Total annual cash compensation consisting of:

(a)         Base salary;

(b)         Annual Incentive awards under the MVP Program, which incorporates annual and long-term design features, for the CEO; COO; CFO; and Executive Vice President, Operations;

(c)          Annual incentive awards under the Management Incentive Program (“MIP”) for other home office executives;

(d)         Annual incentive awards under the Underwriter Profit Program for product group executives;

(2)         Long-term incentive compensation granted under the Long-Term Incentive Plan (“LTIP”); and under the MVP Program for the CEO; COO; CFO; and Executive Vice President, Operations;

(3)         Limited perquisites. All Company executives are provided with travel accident insurance and are reimbursed for out of pocket costs for an annual health examination not covered by the Company’s health plan. The CEO and COO are permitted to use the Company’s fractionally-owned aircraft for personal use for an hourly rate approved by the Board of Directors, with maximum annual use limited to total charges of 6.5 percent of annual base salary. The Company does not provide any income tax gross-ups.

BALANCE OF SHORT-TERM AND LONG-TERM COMPENSATION

The ERC works to balance short-term and long-term elements of total compensation, as described in the following sections. The goal is to provide a meaningful level of long-term compensation to align with long-term value creation and mitigate the risk that management make decisions or take actions solely to increase short-term compensation while adding excessive risk to the Company. In that regard, the ERC believes that a greater percentage of total compensation should be in the form of long-term compensation the more senior the role is. The Committee also takes into account the significant ownership in Company stock by Messrs. Michael and Stone when determining their respective long-term incentive awards.

We consider those salary and annual incentive amounts earned and paid in 2014 to be short-term compensation, while MVP Program payments made from amounts credited to the bonus bank for prior year MVP Program awards and the grant date fair value of stock options awards in 2014 to be long-term compensation. The following table compares the percentage of total compensation which is short-term in nature, to the percentage which is long-term in nature.

40 | RLI Corp. 2015 Proxy Statement

		Long-Term as % of Total Compensation
	Short-Term as % of Total Compensation	(Payment from Bonus Bank for Prior Years and
Name	(Salary and Annual Incentive Earned and Paid in 2014)	Grant Date Fair Value of Stock Options Awarded)

Jonathan E. Michael	46%	54%

Michael J. Stone	47%	53%

Thomas L. Brown	56%	44%

Craig W. Kliethermes	50%	50%

Daniel O. Kennedy	82%	18% (1)

(1)         Mr. Kennedy does not participate in the MVP Program, but instead participates in the MIP, which does not have a bonus bank or long-term payout feature, and consequently his long-term percentage is less than the other NEOs.

MARKET VALUE POTENTIAL EXECUTIVE INCENTIVE PROGRAM (MVP PROGRAM) — GENERAL

MVP Defined. As discussed in further detail below, the MVP Program provides a mechanism with which the ERC can correlate incentive compensation to long-term shareholder value creation. The MVP Program uses an economic profit measure called “Market Value Potential” (“MVP”), which measures the after-tax returns earned by the Company above its cost of capital, as a gauge of shareholder value creation. MVP is defined as (1) the Actual Return (the increase in U.S. generally accepted accounting principles “GAAP” book value), less (2) the Required Return (beginning capital multiplied by the blended cost of capital). If the Company does not earn the Required Return in a given year and MVP is negative, no incentive award is made pursuant to the MVP Program for that year.

For the purposes of the MVP Program, the increase or decrease in GAAP book value is calculated as ending capital less beginning capital. Ending capital is defined as ending GAAP book value, less unrealized gains or losses net of tax on available-for-sale fixed maturity investments, plus outstanding long-term debt instruments at the end of the period; and adjusted for capital transactions during the year. Beginning capital is defined as beginning GAAP book value, less unrealized gains or losses net of tax on available-for-sale fixed maturity investments, plus outstanding long-term instruments at the beginning of the period. The Company’s blended cost of capital is defined as the weighted average of the cost of equity capital and the cost of debt capital. The cost of equity capital is the average ten year U.S. Treasury Note rate, plus a market risk premium multiplied by the Company’s beta. The Company’s cost of debt capital is the forward market rate on debt outstanding on the outstanding long-term debt.

MVP Program Participation. Participation in the MVP Program, percentage incentive awards and the formula to calculate MVP are recommended by the ERC and approved annually by the independent Directors of the Board for Mr. Michael and by the entire Board for other participants. In 2014, participation in the MVP Program was limited to Messrs. Michael, Stone, Brown and Kliethermes. The Board has concluded based on the position responsibilities and ongoing assessment of individual performance against operational and financial goals that the senior executive management team (the CEO, COO, CFO and Executive Vice President, Operations) is most responsible for the operating and investment decisions and actions that directly impact the creation of long-term shareholder value, and, therefore, should be rewarded with a portion of their incentive compensation being directly and exclusively tied to the creation of MVP.

As discussed in more detail below, there are two components to the MVP Program. The first component, based on strategic objectives, represents annual compensation. The second component, based on financial objectives, is paid out over time out of amounts credited to a bonus bank, which is at risk of forfeiture based on future performance and as such represents long-term compensation.

For 2014, each participant in the MVP Program received a MVP incentive award expressed as a percentage of MVP created by the Company in that calendar year. Each year the ERC confirms that the percentage awards remain appropriate by reviewing historical incentive award payouts, projected future payouts and resulting total compensation for MVP Program participants, which in turn, is compared to the performance of the Company necessary to achieve such payouts. The ERC compares the performance of the Company and total compensation of the MVP Program participants with comparable performance metrics and compensation at companies in the peer group. The MVP percentage award, expressed as a percentage of MVP, for each participant for 2014 was as follows: 2.7 percent for Mr. Michael, 1.8 percent for Mr. Stone and 1.0 percent each for Messrs. Brown and Kliethermes. The percentage award for Mr. Michael was reduced from 3.0 percent in 2012 to 2.7 percent in 2013, and the percentage award for Mr. Stone was reduced from 1.9 percent in 2012 to 1.8 percent in 2013. The ERC set the percentage incentive awards for 2014 based on the factors described above and based on the range of expected MVP to be created by the Company in 2014 and the projected incentive awards and incentive payouts that would result. The reductions

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in the percentage awards for Messrs. Michael and Stone were made at Mr. Michael’s request to maintain annual awards in a competitive range in light of the positive trend of increasing annual MVP created by the Company, on which such awards are based.

Individual MVP Award payments during any fiscal year, including payments from amounts credited to a bonus bank in prior years, are capped at $7.5 million under the terms of the RLI Corp. Annual Incentive Compensation Plan approved by Shareholders in 2011. Pursuant to the Annual Incentive Plan, under which the MVP Program operates, the Board of Directors may exercise discretion to decrease MVP Awards based on such objective or subjective criteria it deems appropriate.

ANNUAL COMPENSATION

BASE SALARY

Executive base salaries are targeted to be at the median base salary for comparable positions in the insurance industry, taking into account performance, experience, potential and the level of base salary necessary to attract and retain top executive talent.

In 2014, the ERC set base salary ranges for the CEO, CFO and COO based on publicly available executive compensation data for 2013 from the following peer companies: Alleghany Corp.; AmTrust Financial Services; Argonaut Group, Inc.; Baldwin & Lyons Inc.; Endurance Specialty Holdings LTD.; Global Indemnity; HCC Insurance Holdings, Inc.; Markel Corp.; Meadowbrook Insurance Group Inc.; National Interstate Corp.; Navigators Group Inc.; Old Republic International Corp.; and OneBeacon Insurance Group Ltd. The ERC selected these peer companies based on its judgment. Each of the peer companies competes within the property and casualty insurance industry and sells a variety of specialty insurance products that serve both commercial entities and individuals that can generally be defined as specialty in nature, or targeted toward niche markets. The peer companies have established records of financial performance, and most have been publicly traded for at least five years, facilitating the comparison of the Company’s financial performance to that of the peer companies. The ERC also reviews the market capitalization of the Company compared to the peer companies to ensure that the Company is at or near the median market capitalization among those companies. For the peer company comparison performed in 2014, the Company’s market capitalization was seventh among the 14 companies compared.

Each year, the ERC compares the relative ranking among the Company and peer companies based on the most recently available public data (2013 data reviewed in 2014 comparison) for base salaries and total compensation for the CEO, COO and CFO positions to the relative performance ranking for the following publicly available performance metrics for the prior year: price-to-book ratio; return on equity; combined ratio; and total return to shareholders for one, three and five-year time frames to determine the overall competitiveness of the Company’s executive compensation. The Company’s rank among the peer companies is shown in the table below:

Performance Metric	Price/Book	Return on Equity	Combined Ratio	One-Year TSR	Three-Year TSR	Five -Year TSR

RLI Rank	1	2	1	2	2	3

Base salaries and total compensation for other NEOs and executive positions are established by reference to the publicly available survey data, including median base salary levels, for comparable executives in the insurance industry.

At the May 2014 Board meeting, when the annual review of base salaries was conducted by the ERC, Mr. Michael recommended a 1.94 percent increase for Mr. Stone; a 3.85 percent increase for Mr. Brown reflective of his base salary level being low among peer companies, and a 7.5 percent increase for Mr. Kliethermes reflective of his increased responsibility. Mr. Michael recommended a 2.9 percent increase for Mr. Kennedy consistent with the overall merit increase budget for the company. The ERC and Board approved Mr. Michael’s recommendations. In addition, the ERC and Board approved a 3.33 percent increase for Mr. Michael.

MARKET VALUE POTENTIAL EXECUTIVE INCENTIVE PROGRAM — ANNUAL INCENTIVE COMPENSATION COMPONENT

Twenty percent of the preliminary MVP award calculated for each participant is evaluated against annual objectives and an achievement rating of 0 to 100 percent is assigned to that portion of the award. This amount represents the annual compensation component of the MVP Program award. For 2014, Messrs. Michael, Stone, Brown and Kliethermes had shared annual objectives related to the ongoing implementation of a company-wide executive succession and development process; strategy; relative annual financial performance; and growth initiatives. The annual objectives component of an MVP award will only be paid if objectives are achieved and if positive MVP is created for shareholders. If MVP is positive and annual objectives

42 | RLI Corp. 2015 Proxy Statement

are achieved, the annual objectives component of the award will be paid annually to provide direct linkage of annual incentive compensation for the achievement of those annual goals. However, if MVP is negative for a year, no MVP award will be made for that year with respect to the annual objectives component.

For 2014, annual objectives were evaluated by the Committee and an 87.5 percent overall achievement factor was applied. The following annual incentive compensation was paid to each participant under the MVP Program:

Calculation of MVP Program Annual Incentive Award

	(A)	(B)	(C = A x B)	(D = C x 20%)	(E = % Achieved)	(F = D x E)
	2014 MVP	Percentage	2014 Preliminary	20% Annual Component	Achievement	2014 Annual
Participant	Created	Award	MVP Award	Based on Strategic Goals	Rating	Incentive Award

J. Michael	$99.7 million	2.7%	$2,692,683	$538,537	87.5%	$471,220

M. Stone	$99.7 million	1.8%	$1,795,122	$359,024	87.5%	$314,146

T. Brown	$99.7 million	1.0%	$997,290	$199,458	87.5%	$174,526

C. Kliethermes	$99.7 million	1.0%	$997,290	$199,458	87.5%	$174,526

MANAGEMENT INCENTIVE PROGRAM (MIP)

Participants in the MIP include home office vice presidents, assistant vice presidents and other senior managers. Awards are granted annually and expressed as a percentage of year-end base pay based on targets for three financial goals: operating return on equity (“ROE”), combined ratio and MVP. Awards are based on actual results for these metrics and achievement of personal objectives.

ROE and combined ratio are used as financial goals to provide an incentive to increase annual profitability. ROE is a ratio calculated as our operating earnings divided by our beginning equity adjusted for capital transactions such as share repurchases and special dividends. Operating earnings, in turn, are our net earnings minus realized investment gains or losses net of tax. Combined ratio is an expense measure and is calculated as the sum of our incurred losses and settlement expenses plus our policy acquisition costs and operating expenses, divided by our net premiums earned. The difference between the combined ratio and 100 reflects the per-dollar rate of underwriting income or loss. MVP is used as a financial goal as a proxy for shareholder value creation and is explained on page 41.

Actual awards for a year are paid in the first quarter of the following year. The ERC approves award levels for MIP participants at the vice president level, who are designated as executive officers under Section 16 of the Securities Exchange Act of 1934. Mr. Michael approves award levels for other MIP participants.

For 2014, Mr. Michael recommended, and the ERC approved, a MIP maximum annual incentive opportunity for Mr. Kennedy of 75 percent of his respective year-end base salary, 60 percent of which was based on the achievement of financial goals of MVP, ROE and combined ratio and 15 percent of which was based on personal objectives related to strategic legal projects.

Targets levels and corresponding achievement levels for actual results for financial goals are measured according to the following schedules.

MIP Maximum 75 Percent

						Target
Target ROE %		Bonus %		Target MVP	Bonus %	Combined Ratio		Bonus %

Less than	6.0	0.000	Less than	$0	0.000	Greater than	100.0	0.000
	7.0	2.222		15,000,000	3.333		99.0	1.010
	8.0	4.444		25,000,000	5.556		97.0	3.030
	9.0	6.667		35,000,000	7.778		95.0	5.051
	10.0	8.889		45,000,000	10.000		92.6	7.475
	11.0	11.111		55,000,000	12.222		90.0	10.101
	12.0	13.333		65,000,000	14.444		87.6	12.526
	13.0	15.556		75,000,000	16.667		85.0	15.152
	14.0	17.778		85,000,000	18.889		82.6	17.576
Max	15.0	20.000	Max	90,000,000	20.000	Max	80.0	20.000

| 43

In 2014, the Company achieved the following actual results: ROE of 13.9 percent, MVP of $99.7 million, and a combined ratio of 84.5. Mr. Kennedy received a 2014 MIP award of $227,511, reflective of 17.554 percent of year-end base salary for the ROE goal, 20.000 percent for the MVP goal, 15.657 percent for the combined ratio goal and 14.100 percent for personal objectives.

LONG-TERM COMPENSATION

MARKET VALUE POTENTIAL EXECUTIVE INCENTIVE PROGRAM — LONG-TERM INCENTIVE COMPENSATION COMPONENT

The MVP Program is described on pages 41-45. Eighty percent of the preliminary MVP award calculated under that program (which will be positive if MVP is positive, or negative if MVP is negative) is subject to an assessment of Company performance compared to peer companies (the “financial component”). This represents the long-term component of the MVP award. The financial component of a preliminary award will be adjusted in a range from a 20 percent reduction (minimum) to a 25 percent increase (maximum) based on the Company’s long-term performance relative to peers measured by five-year growth in book value per share. RLI’s relative growth in book value is calculated by comparing its compound annual growth rate (“CAGR”) in GAAP comprehensive earnings over the applicable five-year period to that of its Peer Companies. CAGR in comprehensive earnings is calculated based on publicly disclosed comprehensive earnings of Peer Companies for the five-year period ending at the third quarter of the fifth year. The adjustment to the financial component is made according to the following schedule:

RLI’s Relative Five-Year Book Value per Share Growth

125% (maximum)	90th percentile of peers or greater

100% (target)	60th percentile of peers

80% (minimum)	33rd percentile of peers or less

Results between the stated values for relative performance
will be interpolated to determine the achievement rating.

As noted above, the Company must perform at the 60th percentile, above the median of long-term performance of peer companies, in order for 100 percent of the long-term financial component of an MVP award to be made.

The financial component of an MVP award earned is not immediately paid to participants; rather it is credited (if positive) or charged (if negative) to each participant’s long-term bonus bank. A bonus bank, in turn, may be positive or negative based on prior year results. The bonus bank is paid annually at a rate of 33 percent of a positive bank balance, meaning that it will take more than 10 years to completely pay out an incentive award for a given year deposited into a bonus bank. Until paid out, all amounts in the MVP Program bonus bank are subject to a risk of forfeiture if future financial performance results in a negative MVP calculation. In other words, negative MVP charged to a bonus bank will reduce a positive balance in that bonus bank, effectively causing a forfeiture of such positive balance. If a bonus bank is negative after the financial component of an MVP award is credited or charged to a bonus bank, no award will be paid from the bank until it is positive as a result of future positive amounts credited to the bank.

The forfeiture provision in the MVP Program bonus bank concept in the event of negative MVP, in effect, operates as a clawback for negative shareholder results by reducing the amount payable from the bonus bank when the Company has negative MVP. In light of the clawback feature of the MVP Program in the event of negative MVP, and given the lack of a regulatory framework for clawbacks under the Dodd-Frank Act, the ERC has decided to wait to implement broader clawback provisions until after such regulations are promulgated.

The Company’s MVP in 2014 was $99.7 million, compared to MVP of $133.8 million in 2013, and $82.7 million in 2012. The following table shows the manner in which 2014 annual and long-term MVP award payouts and remaining at-risk bank balances were calculated for Messrs. Michael, Stone, Brown and Kliethermes.

44 | RLI Corp. 2015 Proxy Statement

2014 MVP Program Incentive Awards and Payouts
Personal Objectives Achieved		87.5%

Peer Company Adjustment Factor	125%	RLI Rank 2/14

		(A)

2014 MVP Achieved (after tax)		$99,729,000

Formula for	(E = D x %	(G = F x Peer
2014 MVP Award:	(B)	(C = A x B)	(D = C x 20%)	Achieved)	(F = C x 80%)	Factor)

Personal	Personal
Preliminary	Objectives	Objectives	Financial	Financial
Participant	MVP %	MVP Award ($)	Component ($)	Award ($)	Component ($)	Award ($)
Jonathan E. Michael	2.7%	2,692,683	538,537	471,220	2,154,146	2,692,683
Michael J. Stone	1.8%	1,795,122	359,024	314,146	1,436,098	1,795,123
Thomas L. Brown	1.0%	997,290	199,458	174,526	797,832	997,290
Craig W. Kliethermes	1.0%	997,290	199,458	174,526	797,832	997,290

Formula for 2014	(G)
Payout from MVP Bank:	(H)	(from above)	(I = G + H)	(J = I x 33%)	(K = I - J)
Beginning Bank	2014 Award	Total Pre-payout	Payout	Remaining
Participant	Balance ($)(1)	Credited to Bank ($)	Balance ($)	of Bank ($)	At-Risk Bank
Jonathan E. Michael	5,802,767	2,692,683	8,495,450	2,803,499	5,691,951
Michael J. Stone	3,731,418	1,795,123	5,526,541	1,823,759	3,702,782
Thomas L. Brown	1,265,384	997,290	2,262,674	746,682	1,515,992
Craig W. Kliethermes	1,692,081	997,290	2,689,371	887,492	1,801,879

Formula for Total	(J)	(E)
2014 MVP Payout:	(from above)	(from above)	(L = J + E)

Payout of 2014
Payout	Personal Objectives	Total 2014
Participant	of Bank ($)	Component ($)	Payout ($)
Jonathan E. Michael	2,803,499	471,220	3,274,719
Michael J. Stone	1,823,759	314,146	2,137,905
Thomas L. Brown	746,682	174,526	921,208
Craig W. Kliethermes	887,492	174,526	1,062,018

(1)         Under the terms of the MVP Program, interest at the three-year U.S. Government Treasury Note rate (0.78 percent) was accrued on the unpaid bonus bank balance on December 31, 2014. The following interest was accrued to the December 31, 2014 bonus bank balance as follows: Mr. Michael, $44,911; Mr. Stone, $28,880; Mr. Kliethermes, $13,096; and Mr. Brown, $9,794.

DEFERRED COMPENSATION PLAN (DEFERRED PLAN)

Under the Company’s Deferred Plan, an executive officer may elect to defer up to 100 percent of total cash compensation after payroll deductions. Upon an election by an executive officer to defer compensation, the Company transfers cash equal to the amount deferred to a bank trustee under an irrevocable trust established by the Company, and the trustee purchases a number of shares of Common Stock of the Company representing an amount equal to the compensation deferred by the executive officer. Pursuant to the Deferred Plan, dividends paid on the shares in such trust are used by the trustee to purchase additional shares of Common Stock of the Company, which are placed in the trust. The trust is considered to be a “Rabbi Trust” or grantor trust for tax purposes. The assets of the trust are subject to claims by the Company’s creditors. The Deferred Plan generally provides that the shares credited to the participant’s account will be transferred to the participant upon termination of employment over five years. Mr. Kliethermes and Mr. Brown deferred income under the Deferred Plan in 2014. Messrs. Michael,

|   45

Stone, Brown, Kliethermes, and Kennedy have deferred income under the Deferred Plan in prior years and their respective accounts are credited with dividends on shares held in their account, which are used to purchase additional shares.

OMNIBUS STOCK PLAN (OMNIBUS PLAN)

Under the Company’s Omnibus Plan, which was adopted in 2005, certain employees, officers, consultants and directors of the Company were eligible to receive long-term incentive compensation in a variety of forms including non-qualified stock options, incentive stock options, stock appreciation rights, performance units, restricted stock awards and other equity awards. The Long-Term Incentive Plan, described immediately below, was adopted in 2010 and replaced the Omnibus Plan. Messrs. Michael, Stone, Kliethermes and Kennedy have outstanding stock option awards under the Omnibus Plan.

LONG-TERM INCENTIVE PLAN (LTIP)

The purpose of the LTIP is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire an equity interest in the Company and rewarding them for achieving or exceeding the Company’s performance goals. The grant of equity awards, the value of which is related to the value of the Company’s Common Stock, aligns the interests of the Company’s executive officers with that of the shareholders. The ERC believes this arrangement develops a strong incentive for Company executives to put forth maximum effort for the continued creation of shareholder value and long-term growth of the Company.

Under the Company’s LTIP, certain employees, officers and directors of the Company are eligible to receive equity awards in a variety of forms including non-qualified stock options, incentive stock options, stock appreciation rights, performance units, restricted stock awards and other equity awards. All executives at the Company are required to own a significant level of Company stock, stated as a multiple of base salary. Equity grants provide a means for executives to meet their ownership requirement. As explained further on page 49, executives are required to hold all net shares from an equity grant until their stock ownership level is met.

The ERC believes equity awards serve as incentives to executives to maximize long-term growth and profitability of the Company, an arrangement that benefits both the executives and shareholders. Equity awards also provide a means to attract and retain key employees. The ERC establishes and recommends to the independent Directors of the Board the annual equity award for Mr. Michael, which is established based on a review of long-term incentive compensation of CEO positions among the peer companies described above, an assessment of his performance and initiatives underway and a comparison of his equity awards compared to awards to other executives. A target range of the value of annual equity awards, expressed as a percentage of base salary, has been established for all other Company executives.

In 2014, the Company awarded long-term incentives in the form of non-qualified stock option grants to Company executives in amounts recommended by the ERC and approved by the Board of Directors (independent Directors with respect to Mr. Michael’s award). Mr. Stone does not approve Mr. Michael’s or his own award. The ERC believes that non-qualified stock options provide an effective form of performance-based compensation to align the interests of executive management and shareholders. In reaching that conclusion, the ERC considered the following: stock options provide more leverage than equity awards such as restricted stock; are directly aligned with shareholder interests since they provide rewards only with share price appreciation; and, are understood and supported by recipients.

The Company targets long-term incentives at approximately the median of competitive market data. Mr. Michael recommends to the ERC proposed stock option awards within the target range for each executive officer based on the executive officer’s position and a subjective assessment of the executive officer’s individual performance and anticipated future contributions to the Company. The ERC considers Mr. Michael’s recommendations and then recommends stock option awards to the Board for approval. Options granted prior to May 2009 expire 10 years after grant, options awarded from May 2009 and after expire eight years after grant.

The change in 2009 to an eight-year term for stock options was implemented to reduce the expense of option grants. Stock options vest over five years at the rate of 20 percent per year, or upon termination of employment due to the death, disability, or qualified retirement of the recipient. Upon termination of employment (other than due to death, disability, or retirement), vested options must be exercised within the earlier of 90 days of termination or expiration of the option award, except that all unexercised options granted in May 2006 and thereafter are forfeited in the event the employment of an option recipient is terminated for cause. Stock options awarded by the Company prior to May 2014 do not include provisions that would automatically vest stock options in the event of a change in control of the Company (single trigger), although the Board has discretion pursuant to the LTIP in the event of a fundamental change, such as a change in control, to make adjustments to the number, kind and exercise price of options to prevent inappropriate dilution or enlargement of the rights of an optionee or to accelerate the options so they could be exercised before such change or cashed out for fair value as part of the change.

46 | RLI Corp. 2015 Proxy Statement

Beginning in May 2014, to clarify the rights of options upon a change in control, stock option award agreements include a provision requiring the Board to take one of two actions. Under the first alternative, the Board must make adjustments to the number, kind and exercise price of such options upon a fundamental change as described above, with full vesting for qualifying terminations, such as involuntary termination by the Company or termination by the employee with good reason, in either case, within two years following the fundamental change. Alternatively, the Board must permit the options to be exercised prior to the fundamental change, or cashed out as part of the fundamental change, as described above.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company’s ESOP offers another performance-based means of retaining and motivating employees, including executive officers, who work 1,000 or more hours per year, by offering ownership in the Company on a long-term basis. The Board may approve an annual contribution to the ESOP based on the profitability of the Company that is used by the ESOP to purchase Common Stock on behalf of participating employees, including executive officers. All ESOP participants, including executive officers, may receive an annual contribution expressed as a percentage of eligible compensation (limited for an individual employee to an annual cap of $260,000 in earnings in 2014). ESOP contributions vest 100 percent after three years of qualifying service. For 2014, the ERC recommended and the Board approved a discretionary profit sharing contribution to the ESOP of 10.6 percent of participants’ eligible compensation. In addition, plan forfeitures equal to .15 percent of eligible compensation were added to all participants’ accounts.

401(K) PLAN

The Company sponsors a 401(k) Plan in which all employees, including executive officers, scheduled to work 1,000 or more hours per year, are entitled to participate. All participants receive a “safe harbor” annual contribution by the Company to their 401(k) accounts of 3 percent of eligible compensation (limited for an individual employee to an annual cap of $260,000 in earnings in 2014), which is immediately vested. The Board may also approve discretionary profit sharing contributions to the 401(k) Plan, which are allocated in proportion to the eligible compensation paid to each participant, subject to statutory maximums. Profit sharing contributions vest after three years of qualifying service. Participants are entitled to make their own elective deferrals to the 401(k) Plan through payroll deduction. For 2014, in addition to the safe harbor 3 percent annual contribution, the ERC recommended and the Board approved a discretionary profit sharing contribution to the 401(k) of 2.9 percent of participants’ eligible compensation and plan forfeitures equal to .09 percent of eligible compensation were added to all participants’ accounts.

KEY EMPLOYEE EXCESS BENEFIT PLAN (KEY PLAN)

The purpose of the Key Plan is to restore benefits lost to certain executive officers under the ESOP and 401(k) Plan due to limitations on benefits contained in the Internal Revenue Code. The Company transfers to a bank trustee under an irrevocable trust established by the Company such number of shares of Common Stock of the Company representing an amount equal to the benefits the participant would have earned in the 401(k) and ESOP but for the limitation in the Internal Revenue Code on the maximum compensation on which those benefits may be calculated. The trust is considered to be a “Rabbi Trust” or grantor trust for tax purposes. The assets of the trust are subject to claims by the Company’s creditors. The Key Plan generally provides that dividends are credited to the participant’s account and reinvested in shares of Common Stock of the Company. The shares credited to the participant’s account pursuant to the Key Plan will be paid upon termination of employment in five annual installments. Mr. Michael ceased active participation in the Key Plan in 2005. Dividends on his shares held in the Key Plan continue to be credited to his account in the Key Plan. No other employee participates or has participated in the Key Plan and the plan is now frozen.

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ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

The following table shows potential amounts payable to each NEO had their employment terminated on December 31, 2014 based on the following scenarios: Departure other than death, disability, or retirement; Departure from death, disability, or retirement; For cause; and Change in control.

Post Termination Compensation

				Deferred
	Termination of			Compensation
Name	Employment Scenarios	MVP/MIP ($)	LTIP ($)	($)	Key Plan ($)	Total ($)

Jonathan E. Michael	Departure Other Than Death, Disability, or Retirement	NA (1)	NA (1)	7,905,775	5,632,609	13,538,384
	Departure From Death, Disability, or Retirement	5,691,951	17,262,084	7,905,775	5,632,609	36,492,419
	For Cause	0	0	7,905,775	5,632,609	13,538,384
	Change in Control	5,691,951	17,262,084	7,905,775	5,632,609	36,492,419

Michael J. Stone	Departure Other Than Death, Disability, or Retirement	NA (1)	NA (1)	2,787,356	0	2,787,356
	Departure From Death, Disability, or Retirement	3,702,782	5,664,910	2,787,356	0	12,155,048
	For Cause	0	0	2,787,356	0	2,787,356
	Change in Control	3,702,782	5,664,910	2,787,356	0	12,155,048

Thomas L. Brown	Departure Other Than Death, Disability, or Retirement	0	630,260	218,893	0	849,153
	Departure From Death, Disability, or Retirement	1,515,992	2,182,800	218,893	0	3,917,685
	For Cause	0	0	218,893	0	218,893
	Change in Control	1,515,992	2,182,800	218,893	0	3,917,685

Craig W. Kliethermes	Departure Other Than Death, Disability, or Retirement	0	1,811,300	737,369	0	2,548,669
	Departure From Death, Disability, or Retirement	1,801,879	3,815,460	737,369	0	6,354,708
	For Cause	0	0	737,369	0	737,369
	Change in Control	1,801,879	3,815,460	737,369	0	6,354,708

Daniel O. Kennedy	Departure Other Than Death, Disability, or Retirement	0	366,460	60,798	0	427,258
	Departure From Death, Disability, or Retirement	227,511	1,399,575	60,798	0	1,687,884
	For Cause	0	0	60,798	0	60,798
	Change in Control	227,511	1,399,575	60,798	0	1,687,884

(1) Messrs. Michael and Stone have met the requisite age and years of service to automatically qualify for retirement upon their departure from the Company.

Except as described below, the Company has not entered into any employment or severance agreements or arrangements with any of its executive officers that would compensate the executive officers for or after departing the Company.

MVP/MIP. Under the Company’s Annual Incentive Plan (which governs MVP and MIP), an employee must be employed on the last calendar day of the year, unless the employee’s termination of employment was due to death, disability, or retirement. Retirement requires: (1) the termination of employment of an employee who has reached age and years of service equal to or greater than 75 at the time of departure; or (2) the termination of employment of an employee who satisfies a non-competition covenant or other terms and conditions specified by the Company. The amounts in the above table show annual incentives payable upon termination of employment in the event of a death, disability, or retirement assuming all NEOs would have met the definition of retirement at year-end 2014, although only Messrs. Michael and Stone automatically met the definition based on age and years of service.

Upon the termination of employment of a participant qualifying as retirement, a positive MVP bonus bank calculated on the last day of the quarter during which the participant’s employment ended will be paid to a participant in a lump sum on the first day of the seventh month after termination if the participant is age 65 or older, and as a quarterly annuity to age 65 using the interest rate for the five-year Treasury Note in effect at the date of retirement if the Participant’s age is less than 65. A bonus bank balance will also be calculated at the end of the quarter prior to a participant’s termination of employment and the Company may, in its discretion, pay the lower of the calculated bonus banks. All such payments upon a termination of employment qualifying as retirement are subject to ongoing restrictions on: the participant’s employment in the insurance industry; solicitation of Company employees for employment elsewhere; solicitation of business away from the Company; and disclosure of confidential information of the Company.

48 | RLI Corp. 2015 Proxy Statement

Long-Term Incentives. Under the terms of the LTIP, stock option grants automatically vest upon the death or disability of an optionee, but will vest upon the retirement of an optionee only if the underlying stock option agreement so provides. The awards of stock options to the NEOs, and all other stock option recipients at the Company, provide for the immediate vesting of outstanding unvested stock options in the event of a recipient’s termination of employment qualifying as a retirement. Retirement is defined under the LTIP as the termination of employment of a participant who has combined age and years of service of 75 or greater at the time of departure. Stock options must be exercised within the earlier of one year of the death of an optionee, or three years of the termination of employment due to the disability or retirement of an optionee, and the original expiration date of the stock option award. In the event of the termination of employment of an optionee for reasons other than death, disability, or retirement, vested options must be exercised within the earlier of 90 days of the termination of employment or the original expiration of the option award. In 2014, Messrs. Michael’s and Stone’s respective age and years of service exceeded 75. Accordingly, upon Mr. Michael’s or Mr. Stone’s termination of employment with the Company, all of their respective unvested stock option grants will immediately vest, expiring on the earlier of the original expiration date or three years.

For Cause. In the event of a termination for cause, all unpaid bonuses, amounts in a bonus bank, and unexercised stock options are forfeited.

Change In Control. Prior to May 2014, the Company did not have change in control agreements with its executives. For such stock option awards, in the event of a change in control, the Board of Directors may, but is not obligated to, cancel each stock option by paying an amount for each cancelled option by which the fair market value per share exceeds the exercise price per share (“in-the-money value”). From May 2014 and after, in the event of a fundamental change, such as a change in control, the Company must either make adjustments to the number, kind and exercise price of options to prevent inappropriate dilution or enlargement of the rights of an optionee or accelerate the options so they may be exercised before such change or cashed out for fair value as part of the change. For illustration purposes, the table shown above assumes the Board of Directors had exercised discretion to cash out with respect to options granted prior to May 2014 to so cancel each option as of December 31, 2014 by permitting each participant to exercise all outstanding stock options to realize the in-the-money value of those options, and that the terms of the change in control provision for options granted in May 2014 and thereafter were triggered to permit the exercise of all such options.

STOCK OWNERSHIP/RETENTION GUIDELINE

It is the Company’s belief that key executives should hold significant amounts of Company stock. The value of all shares owned or vested, including: those held outright; those in benefit plans; and the value of in-the-money vested stock options, must equal or exceed a multiple of their annual base salary, as shown below:

Position	$ Value of Shares

CEO	6.0 x Base Salary

COO	4.0 x Base Salary

CFO; Executive VP	3.0 x Base Salary

Senior Vice President	2.0 x Base Salary

Vice President	1.5 x Base Salary

Executives to whom this Guideline applies are encouraged to reach their respective stock ownership level within five years of the date on which an individual assumes an executive position covered by this Guideline. Until an executive reaches the required ownership level, all net shares obtained from the exercise of stock options or other long-term incentive awards must be retained and may not be sold. The ERC reviews the progress of executives, to whom the Guideline applies, toward their stock ownership goal each year. All NEOs have met their respective stock ownership goals and Messrs. Michael and Stone have greatly exceeded their respective stock ownership goal. The Company does not have a formal policy restricting executives from using financial instruments to reduce their risk of holding Company stock or using the stock for margin trading or collateral purposes. In 2014, none of the named executive officers used financial instruments to reduce the risk of holding company stock or used company shares for margin trading or collateral purpose.

| 49

EXECUTIVE MANAGEMENT

EXECUTIVE OFFICERS

The following information is provided as to each current executive officer of the Company:

Name	Age	Position with Company	Executive Officer Since

Jonathan E. Michael	61	President & Chief Executive Officer	1985
Michael J. Stone	66	President & Chief Operating Officer of the Company’s principal insurance subsidiaries	1997
Thomas L. Brown (1)	58	Vice President, Chief Financial Officer	2011
Craig W. Kliethermes	50	Executive Vice President, Operations of the Company’s principal insurance subsidiaries	2007
Daniel O. Kennedy	50	Vice President, General Counsel	2006
Todd W. Bryant (2)	46	Vice President, Finance, and Controller	2009
Aaron P. Diefenthaler (3)	41	Vice President, Chief Investment Officer, and Treasurer	2012

(1)         Mr. Brown joined RLI in September 2011. Prior to joining RLI, he was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”), where he specialized in the financial services and insurance industries. Mr. Brown was at PwC from 1980 through 2011.

(2)         Mr. Bryant was promoted to Vice President, Finance, and Controller in November 2014. Prior to his promotion Mr. Bryant had been Vice President, Controller of the Company since February 2009, and had been Assistant Vice President, Financial Reporting since August 2006, and previously held various managerial and accounting positions since he joined the Company in 1993.

(3)         Mr. Diefenthaler was promoted to Vice President, Chief Investment Officer, and Treasurer in November 2014. Prior to his promotion Mr. Diefenthaler had been Vice President, Chief Investment Officer since January 23, 2012. Prior to joining the Company, Mr. Diefenthaler was Principal and Portfolio Manager with AAM Insurance Investment Management from 2002 to January 2012.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The aggregate compensation earned from the Company and its subsidiaries during the last fiscal year is set forth below for the Company’s President & CEO; Vice President, Chief Financial Officer; and the other three most highly compensated executive officers, referred to herein collectively as “named executive officers” or “NEOs”. None of the NEOs have an employment contract with the Company.

The key elements of compensation presented in the summary compensation table include base salary (column c); payouts under annual incentive programs (column g); and stock option awards (column f). Amounts reflected in the column titled “Non-Equity Incentive Plan” for Messrs. Michael, Stone, Brown, and Kliethermes reflect payouts from each of their respective MVP Program bonus bank accounts of amounts earned in prior years based on financial performance of the Company in those years. As described in greater detail on page 44, payouts under the long-term component of the MVP Program are reflective of amounts earned in prior years, which are banked and paid out over a period of time of up to 10 years.

50 | RLI Corp. 2015 Proxy Statement

							Change In Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and			Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	($)(1)	($)	($)(2)	($)(3)	Earnings ($)	($)(4)(5)(6)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jonathan E. Michael	2014	766,058			533,150	3,274,719		67,652	4,641,579
President & Chief	2013	750,000	–	–	687,550	3,413,906	–	45,103	4,896,559
Executive Officer	2012	742,385	–	–	794,850	2,941,106	–	45,690	4,524,031

Michael J. Stone	2014	521,423			389,485	2,137,905		47,778	3,096,591
President & Chief	2013	515,000	–	–	496,560	2,208,936	–	52,256	3,272,752
Operating Officer of the Company’s principal insurance subsidiaries	2012	509,808	–	–	423,920	1,844,552	–	26,958	2,805,238

Thomas L. Brown	2014	399,635			231,300	921,208		46,678	1,598,821
Vice President, Chief	2013	373,731	–	–	258,800	832,479	–	40,593	1,505,603
Financial Officer	2012	349,615	50,000	–	235,260	428,559	–	26,233	1,089,667

Craig W. Kliethermes	2014	419,269			292,980	1,062,018		46,288	1,820,555
EVP, Operations of the	2013	385,692	–	–	258,800	1,041,017	–	40,593	1,726,102
Company’s principal insurance subsidiaries	2012	349,615	–	–	235,260	738,693	–	26,233	1,349,801

Daniel O. Kennedy	2014	334,602			104,085	227,511		43,543	709,741
Vice President,	2013	325,102	–	–	129,400	207,370	–	40,593	702,465
General Counsel	2012	315,885	–	–	130,700	165,998	–	26,233	638,816

(1)         The amount included in column (d) for Mr. Brown for 2012 reflects the second installment of a sign-on bonus of $100,000, $50,000 of which was paid on September 1, 2011, at the commencement of his employment, and $50,000 which was paid in February 2012 when Company annual incentive plan payments for 2011 were made.

(2)         The amounts shown in column (f) reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015.

(3)        The amount shown in column (g) for Messrs. Michael, Stone, Brown and Kliethermes reflects the cash awards paid under the MVP Program, which is discussed in further detail on pages 41--45, and includes the annual award payout under that Program and long-term payout reflecting 33 percent of their respective bonus bank balances. The bank balance, in turn, includes amounts credited to their bonus banks for 2014. The amounts reflected in column (g) for Mr. Kennedy for 2012 – 2014 reflect the cash awards paid under the MIP, which is discussed in further detail on page 43.

(4)         The amounts shown in column (i) include:

                        a.  A Company contribution to the ESOP of $27,958 for 2014, $26,240 for 2013 and $16,048 for 2012 for each of the NEOs.

                        b.  A Company contribution to the 401(k) Plan of $15,571 for 2014, $14,337 for 2013 and $10,168 for 2012 for each of the NEOs.

                        c.  Amounts for executive physical examinations for Messrs. Brown and Kliethermes; and proportionate amounts of travel accident insurance provided for all Company management at the assistant vice president level and above.

(5)         Messrs. Michael and Stone were authorized by the Board to use the Company’s fractionally-owned aircraft for personal use in 2014, at an hourly rate established from time to time by the Board, limited to the maximum hourly charges equal to 6.5 percent of base salary. Prior to September 2012 the rate was $1,700. Effective September 2012 it was set at $1,800, which rate continued in 2013 and 2014. All rates took into account the variable hourly operating cost, including fuel prices, of the Company aircraft. For January through August 2012, Mr. Michael paid $8,670 for 5.1 hours use, and for September

| 51

through December 2012, Mr. Michael paid $16,740 for 9.3 hours use; Mr. Stone did not use the Company aircraft for personal use in 2012. For 2013, Mr. Michael paid $5,220 for 2.9 hours use; Mr. Stone paid $13,500 for 7.5 hours use. For 2014, Mr. Michael paid $26,640 for 14.8 hours use; Mr. Stone paid $4,680 for 2.6 hours use.

        The amounts included in the All Other Compensation column for Messrs. Michael and Stone reflect the difference between the aggregate incremental cost to the Company of each flight hour, comprised of hourly variable operating costs, less the hourly rates paid by them for such flights. For January through August 2012, the hourly rate paid exceeded the hourly aggregate incremental cost to the Company and therefore no amount was added to the All Other Compensation column with respect to personal use of the Company aircraft for those months. Beginning September 2012 when the Company purchased fractional shares in aircraft with associated increased variable operating cost of $3,435 per hour an amount reflecting the aggregate incremental cost to the company was added to the All Other Compensation Column. For 2013, the variable operating cost associated with the purchased fractional shares in aircraft was $3,355. For 2014, the variable operating cost associated with the purchased fractional shares in aircraft was $3,429. For 2012, the amount for Mr. Michael includes $19,457 for 11.9 personal flight hours times $1,635, the difference between the hourly rate of $1,800 and the hourly variable cost of $3,435. Mr. Stone did not use the Company aircraft for personal use in 2012 after September 1. For 2013, the amount for Mr. Michael includes $4,510 for 2.9 personal flight hours and for Mr. Stone includes $11,663 for 7.5 personal flight hours times $1,555, the difference between the hourly rate of $1,800 and the hourly variable cost of $3,355. For 2014, the amount for Mr. Michael includes $24,109 for 14.8 personal flight hours and for Mr. Stone includes $4,235 for 2.6 personal flight hours times $1,629, the difference between the hourly rate of $1,800 and the hourly variable cost of $3,429.

(6)         In 1996, when the Company acquired an equity ownership interest in Maui Jim, Inc. (“Maui Jim”), Mr. Michael, along with the Company’s President, Gerald Stephens, and CFO, Joseph Dondanville, were elected to the Board of Directors of Maui Jim. Of those three, only Mr. Michael continues to hold this position. Messrs. Stephens, Michael and Dondanville were paid an initial board of director retainer in the form of 20,000 non-qualified options to purchase shares of Maui Jim stock and were paid a director fee of $1,500 for each of the nine Maui Jim board meetings held from December 1996 through February 2002. Mr. Michael elected to be paid his entire Maui Jim director fees in the form of non-qualified options to purchase shares of Maui Jim stock valued pursuant to an annual appraisal, which election was available to members of the Maui Jim Board of Directors who were not Maui Jim employees.

                                After February 2002, no further director fees were paid to Messrs. Stephens, Michael and Dondanville for their service as a director of Maui Jim. Mr. Michael exercised all of his options to purchase 67,878 Maui Jim shares in 2003. Mr. Michael paid cash for such shares and incurred an income tax liability on the gain at the time of exercise. Mr. Michael received a dividend of $33,939 in 2012, $67,878 in 2013 and $33,939 in 2014 on his shares of Maui Jim stock. The amounts reflected in column (i) do not include dividends paid to Mr. Michael on the Maui Jim stock in 2012, 2013 or 2014.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about estimated possible payouts under non-equity incentive plan awards, which consist of potential payouts under the long-term component of the MVP Program for Messrs. Michael, Brown, Stone and Kliethermes, and under the MIP for Mr. Kennedy. The table also shows information regarding grants of stock options made to the named executive officers under the LTIP.

52 | RLI Corp. 2015 Proxy Statement

							All Other	Exercise
							Option Awards:	or Base	Grant Date
			Estimated Possible Payouts Under				Number of	Price of	Fair Value
		Grant	Non-Equity Incentive Plan Awards(1) (2)				Securities	Option	of Stock
		Approval			Maximum ($)		Underlying	Awards	and Option
Name	Grant Date	Date	Threshold ($)	Target ($)	Probable	Cap	Options (#)(3)	($/Sh)(4)	Awards($)
(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)

Jonathan E. Michael	02/03/14	05/02/13					20,000	37.43	162,800
	05/01/14	05/01/14					15,000	40.21	115,650
	08/01/14	05/01/14					15,000	40.15	118,950
	11/03/14	05/01/14					15,000	46.26	135,750
		N/A	0	3,073,888	3,960,163	7,500,000

Michael J. Stone	02/03/14	05/02/13					16,000	37.43	130,240
	05/01/14	05/01/14					10,500	40.21	80,955
	08/01/14	05/01/14					10,500	40.15	83,265
	11/03/14	05/01/14					10,500	46.26	95,025
		N/A	0	2,004,018	2,594,868	7,500,000

Thomas L. Brown	05/01/14	05/01/14					30,000	40.21	231,300
		N/A	0	846,827	1,175,077	7,500,000

Craig W. Kliethermes	05/01/14	05/01/14					38,000	40.21	292,980
		N/A	0	987,637	1,315,887	7,500,000

Daniel O. Kennedy	05/01/14	05/01/14					13,500	40.21	104,085
		N/A	0	169,000	253,500	253,500

(1)         The MVP Program does not provide for specific threshold awards and the amounts shown in column (c) are therefore zero. If in a given year the Company’s performance results in a negative MVP calculation such that it reduces a participant’s MVP Program “bank balance” to zero or below, no MVP Program incentive payment would be made for that year. For Messrs. Michael, Kliethermes, Stone and Brown, the amounts shown in column (d) reflect the potential payouts for 2014 under the MVP Program, which is discussed in further detail on pages 41-45. The MVP Program does not utilize express target amounts, either individually or in the aggregate, and thus the identified amounts were determined based on reference to 2014 corporate objectives affecting MVP, which results in an aggregate MVP level of $85 million. The amounts shown in column (e) reflect probable maximum payouts assuming $150 million in MVP was created. The probable maximum level of $150 million of MVP created was selected based on the maximum MVP created by the Company in prior years and an assessment of possible operational and investment outcomes. The cap of $7.5 million shown in column (e) represents the maximum incentive award permitted under the RLI Corp. Annual Incentive Compensation Plan approved by shareholders in 2011, which governs the MVP Program.

(2)         For Mr. Kennedy, the amounts shown in column (c) represent the minimum award under the MIP, discussed in further detail on page 43, which is equal to 0 if personal objectives and financial goals are not met; column (d) represents the target award which is equal to 50 percent of his annual base salary rate at year-end; and column (e) represents the maximum award and cap which is equal to 75 percent of his annual base salary at year-end.

(3)         Twenty percent of each option grant becomes exercisable one year after the date of the grant and each year thereafter in 20 percent increments. Options granted prior to May 2009 expire on the 10th anniversary of the grant date. Options granted in May 2009 and later expire on the eighth anniversary of the grant date. The 2014 grants were granted pursuant to the LTIP. The stock option grants vest upon the death or the termination of employment of a stock option recipient due to disability or retirement. Retirement is defined as termination of employment of an employee with combined age and years of service of 75 or greater. Under FASB ASC Topic 718, option awards to recipients who are current employees, but who qualify for retirement upon departure from the Company, must be expensed at the time of grant, rather than over the five-year vesting period. Because Messrs. Michael and Stone’s age and years of service exceeded 75 in 2006 and 2010, respectively, the ERC decided to grant option awards to Mr. Michael beginning in 2006 and Mr. Stone in 2010 on a quarterly basis to avoid a disproportionate expense in the quarter of grant if the option award was made in a single annual grant.

(4)         Option exercise prices adjusted to reflect $3.00 special dividend paid on December 22, 2014.

| 53

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to the named executive officers regarding the outstanding stock option awards as of December 31, 2014. The number of options and exercise price reflect the two-for-one stock split effective January 15, 2014.

	Option Awards
	Number of	Number of	Equity Incentive Plan Awards:
	Securities Underlying	Securities Underlying	Number of Securities		Option
	Unexercised Options (#)	Unexercised Options (#)	Underlying Unexercised	Option	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options (#)	Exercise Price(2)	Date

(a)	(b)	(c)	(d)	(e)	(f)
Jonathan E. Michael	21,000			14.02	11/03/16
	21,000			15.11	02/02/17
	21,000			15.05	05/03/17
	21,000			15.34	08/03/17
	21,000			15.02	11/02/17
	21,000			14.71	02/01/18
	21,000			14.18	08/01/18
	21,000			15.37	11/03/18
	21,000			15.45	02/02/19
	3,900			10.45	05/07/17
	7,800			12.25	08/03/17
	7,800			11.95	11/02/17
	15,600	3,900		12.81	02/01/18
	13,600	3,400		15.17	05/06/18
	13,600	3,400		15.10	08/02/18
	13,600	3,400		15.63	11/01/18
	10,200	6,800		18.14	02/01/19
	18,000	12,000		19.87	05/05/19
	18,000	12,000		21.81	08/01/19
	18,000	12,000		24.30	11/01/19
	12,000	18,000		29.31	02/01/20
	12,000	18,000		27.35	05/03/20
	12,000	18,000		24.63	08/01/20
	12,000	18,000		26.92	11/01/20
	6,000	24,000		30.24	02/01/21
	4,000	16,000		31.42	05/02/21
	4,000	16,000		37.27	08/01/21
	4,000	16,000		42.55	11/01/21
	0	20,000		37.43	02/03/22
	0	15,000		40.21	05/01/22
	0	15,000		40.15	08/01/22
	0	15,000		46.26	11/03/22

54   |   RLI Corp. 2015 Proxy Statement

	Option Awards
	Number of	Number of	Equity Incentive Plan Awards:
	Securities Underlying	Securities Underlying	Number of Securities		Option
	Unexercised Options (#)	Unexercised Options (#)	Underlying Unexercised	Option	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options (#)	Exercise Price(2)	Date

(a)	(b)	(c)	(d)	(e)	(f)
Michael J. Stone	9,600	2,400		15.17	05/06/18
	9,600	2,400		15.10	08/02/18
	9,600	2,400		15.63	11/01/18
	7,200	4,800		18.14	02/01/19
	9,600	6,400		19.87	05/05/19
	9,600	6,400		21.81	08/01/19
	9,600	6,400		24.30	11/01/19
	6,400	9,600		29.31	02/01/20
	6,400	9,600		27.35	05/03/20
	6,400	9,600		24.63	08/01/20
	6,400	9,600		26.92	11/01/20
	3,200	12,800		30.24	02/01/21
	3,200	12,800		31.42	05/02/21
	3,200	12,800		37.27	08/01/21
	3,200	12,800		42.55	11/01/21
	0	16,000		37.43	02/03/22
	0	10,500		40.21	05/01/22
	0	10,500		40.15	08/01/22
	0	10,500		46.26	11/03/22

Thomas L. Brown	6,000	8,000		21.25	10/03/19
	14,400	21,600		27.35	05/03/20
	8,000	32,000		31.42	05/02/21
	0	30,000		40.21	05/01/22

Craig W. Kliethermes	20,800	5,200		15.17	05/06/18
	21,600	14,400		19.87	05/05/19
	14,400	21,600		27.35	05/03/20
	8,000	32,000		31.42	05/02/21
	0	38,000		40.21	05/01/22

Daniel O. Kennedy	0	3,520		15.17	05/06/18
	4,000	8,000		19.87	05/05/19
	8,000	12,000		27.35	05/03/20
	4,000	16,000		31.42	05/02/21
	0	13,500		40.21	05/01/22

(1)         These grants are included in column (f) of the Summary Compensation Table on page 51 and do not constitute additional compensation from what is reported there. Options vest 20 percent per year over five years; options granted prior to May 2009 expire on the 10th anniversary of the grant date; options granted from and after May 2009 expire on the eighth anniversary of the grant date.

(2)         Option exercise price adjusted to reflect $3.50 special dividend paid December 29, 2010, $2.50 special dividend paid December 20, 2011, $2.50 special dividend paid December 20, 2012, $1.50 special dividend paid December 20, 2013, and $3.00 special dividend paid December 22, 2014. The adjustments described above for each of the years 2010–2013 are adjusted to reflect the two-for-one stock split that occurred on January 15, 2014.

|   55

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the named executive officers regarding the exercise of options during the last fiscal year (2014). Value realized on exercise is the excess of the fair market value of the underlying stock on the exercise date over the exercise price under the option.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)

(a)	(b)	(c)

Jonathan E. Michael	0	0

Michael J. Stone	12,800	420,992

Thomas L. Brown	2,000	32,360

Craig W. Kliethermes	27,600	989,584

Daniel O. Kennedy	7,640	266,753

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information on the non-qualified deferred compensation for the named executive officers in 2014. The Company does not make contributions to the deferred compensation plan.

	Executive Contributions	Aggregate Earnings	Aggregate Balance
	in Last FY	in Last FY	at Last FYE
Name	($)	($)(1)(2)	($)

(a)	(b)	(c)	(d)

Jonathan E. Michael	–	679,427	7,905,775

Michael J. Stone	–	239,548	2,787,356

Thomas L. Brown	83,248	25,440	218,893

Craig W. Kliethermes	40,000	66,554	737,369

Daniel O. Kennedy	-	5,225	60,798

(1)         The amounts shown in column (c) for Mr. Michael reflect the dividends paid on, and change in the value of, Company shares held in his accounts under the Deferred Plan, which is described in further detail on page 45, and the Key Plan, which is described in further detail on page 47. Dividends paid on shares held in the Deferred Plan and Key Plan are used to purchase additional shares held in those plans. Mr. Michael did not participate in the Deferred Plan in 2012, 2013 or 2014, and no contributions were made on his behalf under the Key Plan in 2012, 2013 or 2014. The amounts shown in column (c) were not included in amounts shown in the Summary Compensation Table for 2012, 2013 or 2014 for Mr. Michael. Amounts deferred by Mr. Michael in previous years and contributions on his behalf under the Key Plan in previous years were included in the Summary Compensation Table in the year of such deferrals or contributions.

(2)         The amounts shown for Messrs. Stone, Kliethermes, Brown and Kennedy in column (c) reflect the dividends paid on, and change in the value of, the Company shares held in their respective accounts under the Deferred Plan, which is described in further detail on page 45. Dividends paid on shares held in the Deferred Plan are used to purchase additional shares held in the Plan. Mr. Brown deferred income under the Deferred Plan in 2013 and 2014. Mr. Kliethermes deferred income under the Deferred Plan in 2012, 2013 and 2014. Messrs. Kennedy and Stone did not defer income under the Deferred Plan in 2012, 2013 or 2014. The amounts shown in column (c) were not included in amounts shown in the Summary Compensation Table for 2012, 2013 or 2014 for Messrs. Stone, Kliethermes, Brown and Kennedy. Amounts deferred in previous years were included in the Summary Compensation Table in the year of such deferrals.

56   |   RLI Corp. 2015 Proxy Statement

SAFEGUARDS AGAINST UNNECESSARY OR EXCESSIVE RISK

Management of the Company, including leaders in legal and human resources, undertook analysis of the Company’s compensation structure considering the Company’s compensation policies and practices with respect to the named executive officers, as well as the other employees of the Company, to determine whether incentives arising from compensation policies or practices relating to any of the Company’s employees would be reasonably likely to have a material adverse effect on the Company. This analysis was reviewed and discussed by the ERC and Audit Committee. Based on the analysis and discussions, the ERC and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and time frames tend to align risk-taking with appropriate medium and long-term rewards for the Company.

The following is a discussion of how the Company’s compensation policies and practices for its employees will affect risk management practices and risk-taking incentives. The Company is in the business of insurance and therefore takes on the risk of others in return for appropriate premiums. The Company is therefore particularly sensitive to matching the annual incentives it pays to its employees with the long-term risk and value created by the insurance business it writes. The following discussion is broken into four areas: (1) Senior Management Compensation; (2) Underwriting Compensation; (3) Investment Compensation; and (4) Employee and Executive Equity Ownership.

SENIOR MANAGEMENT COMPENSATION

The Company’s CEO, COO, CFO and Executive Vice President, Operations participate in the MVP Program, an incentive program described in further detail on pages 41-45. The MVP Program balances risk and opportunity by incorporating a risk-based cost of capital target. The MVP Program contains three features which adjust, for longer-term considerations, the annual measure of shareholder value creation used to determine incentive awards.

The first is a banking feature that deposits the financial component of each MVP-based incentive awards (which may be positive or negative) into a “bonus bank,” paying out 33 percent of the bonus bank’s balance annually. A bonus bank balance is at risk based on future performance — future positive MVP will increase the bonus bank and payouts, while negative MVP will decrease the bank and payouts. By exposing the bonus bank balance to future performance, the MVP Program provides an incentive to sustain long-term shareholder value creation.

The second is a peer company adjustment factor applicable to the financial component of an MVP Program award that rates the relative performance of the Company to that of its peer group with respect to growth in book value over a five-year period.

The third is Board discretion to reduce awards resulting from excessively risky actions by management, or for other subjective or objective criteria. Additionally, the MVP Program includes a Board approval mechanism, which requires the prior approval of the independent directors of the Board of the financial portion of any annual award (positive or negative) contributed to a MVP bonus bank that exceeds 300 percent of a participant’s base salary. This Board approval limit gives the Board the ability to reduce an award if the Board determines that MVP did not correspondingly increase shareholder value.

The ERC believes that the risk-based cost of capital target, long-term banking feature, peer company adjustment factor for five-year growth in book value and Board discretion to reduce incentive awards significantly reduce the likelihood that senior management will take high-risk actions solely to improve short-term financial results to the detriment of long-term performance.

UNDERWRITING COMPENSATION

Underwriters are paid annual incentives under one of two annual incentive programs, the Underwriter Profit Program (“UPP”) or the Underwriter Incentive Plan (“UIP”). Participants in UPP, product group executives with oversight responsibility for respective product group underwriting, earn an annual incentive equal to a percentage of underwriting profit created. All other underwriters at the Company participate in UIP. UIP provides incentives based on specific performance factors such as individual and product group loss ratio, underwriting profit, combined ratio, gross written premium and new business generation.

To calculate underwriting profit for purposes of UPP and UIP, actual and estimated losses are subtracted from net premiums to ensure that the annual incentives based on underwriting profit reflect losses that occur over several years. For most products, actual and estimated losses are measured over a four to eight-year period. Over that four to eight-year period, only a partial incentive award is paid each year until all losses develop and a final underwriting profit figure can be determined for the applicable underwriting year. For earthquake insurance, modeled expected losses are used to calculate underwriting profit for incentive purposes since losses are typically experienced over a significantly longer period of time. The ERC believes that by subjecting premiums to risk of actual and estimated losses, the Company’s underwriting incentive plans, UPP and UIP, ensure that the income and risk to the Company from underwriting results are closely aligned with the incentives paid to underwriters. In this manner, UPP and UIP are designed to ensure that underwriters are not given an incentive to produce short-term underwriting results without regard to the long-term income and risk consequences of their underwriting.

|   57

INVESTMENT COMPENSATION

The ERC believes that the following controls protect the Company against the Company taking excessive and unnecessary risk to maximize short-term investment results:

•          The Company’s investment portfolio is managed pursuant to the oversight of the Finance and Investment Committee of the Board (FIC);

•          The FIC has established an Investment Policy Statement setting forth detailed investment objectives, benchmarks, constraints and operating policies for the portfolio;

•          All security transactions must be approved by three Company officers; and

•          All investment actions must comply with state insurance regulatory provisions related to the investments in the portfolio.

EMPLOYEE AND EXECUTIVE EQUITY OWNERSHIP

Finally, the Company has a long-standing employee ownership culture, reflected by its ESOP implemented in 1975. The ownership culture creates strong alignment between the interests of employees and shareholders to foster a long-term shareholder value creation perspective. To further support the employee ownership culture, the ERC has designed the executive compensation program to provide equity-based long-term incentives and has implemented a stock ownership guideline requiring significant levels of stock ownership for key executives, described in detail at page 49. The ERC believes that significant stock holdings by employees and executives provide a strong incentive to grow long-term shareholder value and to avoid actions that increase short-term results in a manner that prevents excessive and unnecessary risk to long-term results.

BOARD’S ROLE IN RISK OVERSIGHT

The Board’s risk oversight is accomplished both at the full Board level and through its committee structure. The full Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight when it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

The individual Committee responsibilities with respect to risk oversight are included in their respective Charters. The Audit Committee generally oversees overall enterprise risk management, risk profile and risk assessment. The Audit Committee has sole authority to retain and compensate outside auditors and reviews and monitors loss reserves, among other activities. The Company’s Vice President, Internal Audit reports jointly to Mr. Michael, administratively, and to the Audit Committee, functionally, to ensure an open and effective line of communication with respect to Company risk oversight. The Finance and Investment Committee oversees the Company’s investment and corporate finance transactions, policies and guidelines, which includes the oversight of investment performance, investment risk exposure and the Company’s capital structure, among other activities. As discussed in more detail under “Safeguards Against Unnecessary or Excessive Risk,” the Executive Resources Committee monitors and oversees executive compensation and incentive programs and associated goals, and, together with the Board, ascertains that such programs do not create the likelihood that employees will take unnecessary and excessive risks to maximize short-term gains to the detriment of long-term performance. The ERC and Audit Committee meet annually to discuss executive compensation and safeguards against unnecessary and excessive risk. The Nominating/Corporate Governance Committee provides oversight of the Company enterprise risk management in areas including but not limited to corporate governance, regulatory, legislative and related matters, in coordination with other Board committees as appropriate. The Strategy Committee is responsible to the Board for oversight of the Company’s corporate strategy and corporate growth/development and associated risks. Each of the Board committees works within their area of responsibility and coordinates with other committees, the full Board and executive management in risk management at the Company.

58   |   RLI Corp. 2015 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, regarding Common Stock that may be issued under the Company’s existing equity compensation plans, including the Director Deferred Plan, the Deferred Plan, the Omnibus Plan and the LTIP. As of December 31, 2014, the Company had 43,102,715 shares of Common Stock outstanding. Information is included for both equity compensation plans approved and not approved by the Company’s shareholders.

			Number of securities
	Number of securities		remaining available for
	to be issued upon exercise	Weighted-average exercise	future issuance under equity
	of outstanding options,	price of outstanding options,	compensation plans (excluding
Plan Category	warrants and rights	warrants and rights	securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	2,892,717(2)	$26.65	1,251,404(3)

Equity compensation plans not approved by shareholders (4)	–	–	(5)

Total	2,892,717	$26.65	1,251,404

(1)         Consists of the Omnibus Plan and the LTIP.

(2)         Includes options to purchase 435,697 shares exercisable under the Omnibus Plan and 2,457,020 options to purchase shares exercisable under the LTIP. The weighted average remaining contractual life of the outstanding options is 5.18 years.

(3)         Shares available for future issuance under the LTIP.

(4)         Consists of the Director Deferred Plan and the Deferred Plan.

(5)         No specific number of shares of the Company’s Common Stock are reserved for future issuance under these plans. Under the Company’s Director Deferred Plan and Deferred Plan, executive officers and directors may elect to defer compensation otherwise payable to them. Under the Director Deferred Plan and Deferred Plan, the Company must transfer to a bank trustee, under an irrevocable trust established by the Company, such number of shares of Common Stock as are equal to the compensation earned and deferred.

SHAREHOLDER PROPOSALS

To be included in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 26, 2015, and otherwise comply with all applicable federal securities laws. Proposals should be directed to the attention of the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615.

The Company’s By-Laws provide notice, information and procedural requirements for shareholder nominations of candidates to the Company’s Board and for shareholder proposals at shareholder meetings. These provisions do not affect the rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Pursuant to our By-Laws, in order for a shareholder to nominate a Board candidate at Company shareholder meetings, such nomination must be submitted in writing to the Company no later than 90 days prior to the anniversary of the previous year’s annual shareholder meeting or 10 days after public disclosure of any special meeting of shareholders. The notice must provide information regarding (a) the proposed Board nominee(s), (b) the person making the nomination (proponent), (c) share ownership by the nominee(s) and the proponent, (d) arrangements between the proponent and the nominee(s) and (e) arrangements relating to the Company’s stock. The proponent must also make certain representations, including updating the information provided in the notice and other matters.

Proposals and business desired to be brought by shareholders at Company shareholder meetings (other than director nominations) must be submitted in writing to the Company no later than 90 days prior to the anniversary of the previous year’s annual shareholder meeting or 10 days after public disclosure of any special meeting of shareholders. The notice must provide information regarding (a) the nature of the proposed business, (b) the shareholder and its Company stock ownership,

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(c) certain relationships and arrangements involving the shareholder and other parties and (d) certain arrangements involving the shareholder and the Company’s stock. The shareholder must also make certain representations, including updating the information provided in the notice and other matters.

Therefore, in order for a shareholder to nominate a candidate for director or raise another matter at the 2016 Annual Meeting of Shareholders, the Company must have received proper notice of the nomination or the other matter before February 6, 2016.

These descriptions are summaries only, and for the complete provisions, shareholders should refer to the Company’s restated By-Laws, which were filed with the SEC on Form 8-K on May 6, 2011.

OTHER BUSINESS

The Board of Directors knows of no other business to be presented at the Annual Meeting; however, if any other matters do properly come before the meeting, it is intended that the persons appointed as proxies will vote in accordance with their best judgment.

It is important that proxies be voted promptly so the presence of a quorum may be assured well in advance of the Annual Meeting, thus avoiding the expense of follow-up solicitations. Accordingly, even if you expect to attend the Annual Meeting, you are requested to vote your proxy in one of the manners described on page 4 of this Proxy Statement.

By Order of the Board of Directors

Daniel O. Kennedy
Vice President, General Counsel

Peoria, Illinois

March 26, 2015

60   |   RLI Corp. 2015 Proxy Statement

INVESTOR INFORMATION

ANNUAL SHAREHOLDERS MEETING

The 2015 Annual Meeting of Shareholders will be held at 2 p.m., CDT, on May 7, 2015, at the Mt. Hawley Country Club, 7724 North Knoxville Avenue, Peoria, Illinois 61614.

INTERNET VOTING

As a convenience, RLI shareholders may vote their proxies via the Internet at http://www.proxyvote.com. Instructions are in your E-Proxy Notice or in the proxy card that you receive. Registered shareholders may sign up to access the Company’s Annual Report to Shareholders and Proxy Statement over the Internet in the future by following the instructions provided if you submit your proxy by telephone or over the Internet or provided in the E-Proxy Notice. Beneficial owners may contact the brokers, banks or other holders of record of their stock to find out whether electronic delivery is available.

SHAREHOLDER INQUIRIES

Shareholders of record with requests concerning individual account balances, stock certificates, dividends, stock transfers, tax information or address corrections should contact the Company’s transfer agent and registrar:

Wells Fargo Shareholder Services

P.O. Box 64854

St. Paul, MN 55164-0854

Phone: 800-468-9716 or 651-450-4064

Fax: 651-450-4033

Email: stocktransfer@wellsfargo.com

DIVIDEND REINVESTMENT PLAN

If you wish to sign up for an automatic dividend reinvestment and stock purchase plan or to have your dividends deposited directly into your checking, savings or money market accounts, send your request to the transfer agent and registrar.

REQUESTS FOR ADDITIONAL INFORMATION

Electronic versions of the following documents are available on our website: 2014 Annual Report to Shareholders on Form 10-K and 2015 Proxy Statement. Printed copies of these documents are available without charge to any shareholder. To be placed on a mailing list to receive shareholder materials, contact our corporate headquarters.

MULTIPLE SHAREHOLDERS HAVING THE SAME ADDRESS

If you and other residents at your mailing address own shares of common stock “in street name,” your broker or bank may have sent you a notice that your household will receive only one copy of our 2015 Proxy Statement, 2014 Annual Report to Shareholders and/or notice regarding Internet availability of our proxy materials. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you reside at the same address as another shareholder of the Company and wish to receive a separate copy of the applicable materials, you may do so by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. This revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement, 2014 Annual Report to Shareholders and/or notice regarding Internet availability of our proxy materials, or if you wish to receive individual copies of our proxy statements, Annual Report to Shareholders and/or notice regarding Internet availability of our proxy materials for future meetings, we will send a copy to you promptly upon your written or oral request. Please contact our Vice President, Corporate Development Aaron Jacoby at 309-693-5880, at aaron.jacoby@rlicorp.com or at 9025 N. Lindbergh Drive, Peoria, Illinois 61615. Shareholders who share the same address and currently receive multiple copies of the Proxy Statement, 2014 Annual Report to Shareholders and/or notice regarding Internet availability of our proxy materials, who wish to receive only one copy in the future may contact their bank, broker or other holder of record, or our Vice President, Corporate Development Aaron Jacoby at the contact information listed above.

CONTACTING RLI

For investor relations requests and management’s perspective on specific issues, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com.

RLI ON THE WEB

Our corporate website is www.rlicorp.com (Information on the website is not incorporated by reference into this Proxy Statement.)

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EXHIBIT A

RLI CORP.

2015 LONG-TERM INCENTIVE PLAN

1.              PURPOSE. The purpose of the RLI Corp. 2015 Long-Term Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its Affiliates with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Affiliates. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The Plan is also intended to provide Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contribution to the Company and to aid in attracting and retaining Outside Directors. No further awards shall be made under the Company’s Omnibus Stock Plan or the 2010 Long-Term Incentive Plan after the Effective Date of this Plan.

2.              DEFINITIONS, GENDER AND NUMBER

2.1.            Definitions. The capitalized terms used elsewhere in the Plan have the meanings set forth below.

a.              “Affiliate” means any entity that is an “eligible issuer” of Company Stock within the meaning of Code Section 409A.

b.              “Agreement” means a written contract (i) consistent with the terms of the Plan entered into between the Company or an Affiliate and a Participant and (ii) containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.

c.               “Award” or “Awards” means a grant made under the Plan in the form of Restricted Stock, Restricted Stock Units, Options, Stock Appreciation Rights or Performance Units.

d.              “Board” means the Board of Directors of the Company.

e.              “Cause” means the Participant’s: (i) failure to comply with any material policies and procedures of the Company or Affiliate; (ii) conduct reflecting dishonesty or disloyalty to the Company or Affiliate, or which may have a negative impact on the reputation of the Company or Affiliate; (iii) commission of a felony, theft or fraud, or violations of law involving moral turpitude; (iv) failure to perform the material duties of his or her employment; (v) excessive absenteeism; (vi) unethical behavior; or (vii) violation of a material policy of the Company. If a Participant’s employment is terminated for “Cause,” the date on which the Participant’s employment is considered to be terminated, for purposes hereof, shall be the time at which such Participant is instructed or notified to cease performing job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee.

f.                 “Change in Control” shall mean and include each of the following:

i.                  The date any “Person,” within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or (C) any entity of the Company for or pursuant to the terms of any such plan.

Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred; or

ii.               The date the Company consummates a merger or consolidation with another entity, or engages in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquires another entity by means of a statutory share exchange or an exchange offer, or engages in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

(A)       the stockholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation

62   |   RLI Corp. 2015 Proxy Statement

(I)             be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the board of directors or other governing body of the resulting or acquiring entity; and

(II)          be the Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

(B)       those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

iii.            The date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as defined in paragraph (i) above) other than an Affiliate; or

iv.            The date the number of duly elected and qualified directors of the Company who were not either elected by the Company’s Board or nominated by the Board or its nominating/governance committee for election by the shareholders shall constitute a majority of the total number of directors of the Company as fixed by its Bylaws.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in paragraph (i), (ii), (iii) or (iv) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

g.              “Committee” means the Executive Resources Committee of the Board, or any other committee of the Board comprised solely of two or more Non Employee Directors designated by the Board to administer the Plan under Plan Section 3.1 and constituted so as to permit grants thereby to comply with Exchange Act Rule 16b-3 and Code Section 162(m).

h.              “Company” means RLI Corp., an Illinois corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

i.                  “Covered Employee,” as of a particular date, means a “covered employee” of the Company as of that date within the meaning of Code Section 162(m)(3), or any subsequent authority, or any individual whom the Committee in its judgment determines as of that date is likely to become a “covered employee” under Code Section 162(m)(3).

j.                  “Disabled” or “Disability,” with respect to a Participant, means that the Participant satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, or that the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits. In addition, if Disability constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Code Section 409A, the disability described in the preceding sentences of this Section 2(j) must be a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4). A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

k.               “Effective Date” means the date specified in Section 12.

l.                  “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

m.          “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.

n.              “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as in force and in effect from time to time or any successor regulation.

o.              “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan:

i.                  the closing sale price of a Share on such date, or on the next business day, if such date is not a business day, as reflected on the NYSE or any other national securities exchange registered under the Exchange Act on which the Shares are traded, or

ii.               if clause (i) is inapplicable, the mean between the closing “bid” and the closing “asked” quotation of a Share on the date immediately preceding that date, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a closing bid and asked quotation is made, on the over-the-counter market or any other quotation system then in use, or

iii.            if clauses (i) and (ii) are inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

The determination of Fair Market Value shall be subject to adjustment as provided in Plan Section 16.

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p.              “Full Value Award” means an Award in the form of Restricted Stock, Restricted Stock Units or Performance Units.

q.              “Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

r.                 “Good Reason” means any of the following conditions arising without the consent of the Participant: (i) a material diminution in base salary or in the opportunity for any bonus or incentive compensation; (ii) a material diminution in the Participant’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to an officer or employee instead of directly to the Board; (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant must perform services; or (vi) any action or inaction that results in a material breach in the terms of an applicable employment agreement. A termination will only be considered to have been made for Good Reason if the Participant provides notice of the existence of such condition to the Company or any successor employer within 90 days of the existence of such condition.

s.               “Insider,” as of a particular date, means any person who, as of that date is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision.

t.                  “Option” means a right to purchase Stock. Only options that are non-statutory options (i.e. options that do not qualify for special tax treatment under Code Section 422) may be issued under the Plan.

u.              “Outside Director” means a member of the Board who is considered a non employee director within the meaning of Exchange Act Rule 16b 3(b)(3) or its successor provision and an outside director for purposes of Code Section 162(m).

v.               “Participant” means a person or entity to whom an Award is or has been made in accordance with the Plan.

w.            “Performance Cycle” means the period of time specified in an Agreement over which Performance Units are to be earned.

x.               “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. In the case of a grant of an Award other than an Option Award or Stock Appreciation Right, to a Covered Employee (i) the Performance Goals shall be based on specified levels of one or more of the following measures with respect to the performance of the Company or a group, unit, Affiliate or an individual: specified levels of the Company’s stock price, book value, comprehensive earnings, market share, sales, revenue, premiums, underwriting profit, market value potential, earnings per share, return on equity, return on capital, costs, cash flow, dividends paid, operating income, return on assets, expense ratios, loss ratios or combined ratios, and (ii) shall be set by the Committee within the time period prescribed by Code Section 162(m) and related regulations.

y.               “Performance Unit” means an Award made pursuant to Plan Section 11.

z.               “Plan” means this RLI Corp. 2015 Long-Term Incentive Plan, as may be amended and in effect from time to time.

aa.       “Qualifying Termination” means an involuntary Separation from Service or Separation from Service for Good Reason that occurs within 2 years following a Change in Control. In addition, if the Participant’s Separation from Service occurs prior to a Change in Control and it is determined that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, for purposes of this definition, the date of a Change in Control with respect to the Participant shall mean the date immediately prior to the date of Participant’s Termination of Employment.

bb.       “Restricted Stock” means an Award of Stock granted under Plan Section 7 so long as such Stock remains subject to the restrictions described in Section 7 or the Agreement.

cc.         “Restricted Stock Unit” means the right to receive a Share in the future granted under Section 8 of the Plan provided that the requisite restrictions and conditions for payment of the Share are satisfied, as set forth in the Agreement.

dd.       “Retirement” or “Retires” means a Participant’s Separation from Service on or after the date when the Participant’s age plus years of service equal at least 75.

ee.       “Section 16” or “Section 16(b)” means Section 16 or Section 16(b), respectively, of the Exchange Act or any successor statute and the rules and regulations promulgated thereunder as in effect and as amended from time to time.

ff.             “Separation from Service,” of a Participant,” has the meaning set forth in Code Section 409A(a)(2)(A)(i).

gg.       “Share” means a share of Stock.

hh.       “Stock” means the common stock, par value $1.00 per share, of the Company.

ii.               “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares

64   |   RLI Corp. 2015 Proxy Statement

pursuant to an Award granted under Plan Section 10.

jj.               “Term” means the period during which an Option Award or Stock Appreciation Right may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock, Restricted Stock Units or any other Award are in effect.

2.2.            Gender and Number. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.              ADMINISTRATION AND INDEMNIFICATION

3.1.            Administration

a.              The Committee shall administer the Plan. The Committee shall have exclusive power to (i) make Awards, (ii) determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan, and (iii) determine whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property or cancelled, forfeited or suspended. Each Award shall be subject to an Agreement authorized by the Committee. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Notwithstanding the foregoing, the Board shall have the sole and exclusive power to administer the Plan with respect to Awards granted to Outside Directors.

b.              To the extent within its sole discretion and subject to Plan Sections 15 and 16, other than price, the Committee may amend the terms and conditions of any outstanding Award.

c.               It is the intent that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3, except in such instances as the Committee, in its discretion, may so provide. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.1(c), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Insiders to the extent permitted by law and in the manner deemed advisable by the Committee.

d.              The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award or Agreement made under the Plan.

3.2.            Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.              SHARES AVAILABLE UNDER THE PLAN; OTHER PLAN MAXIMUMS

4.1.            Share Counting Rules

a.              The number of Shares available for distribution under the Plan shall not exceed 4,000,000 (subject to adjustment pursuant to Plan Section 16).

b.              Any Shares subject to the terms and conditions of an Award under the Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan.

c.               Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award, or any Award settled in cash in lieu of Shares shall be available for further Awards.

d.              For the purposes of computing the total number of Shares granted under the Plan, the following rules shall apply to Awards payable in Shares where appropriate:

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i.                  each Share that is subject to a Full Value Award shall be counted as 2.5 Shares;

ii.               each Option Award shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option;

iii.            each Stock Appreciation Right shall be deemed to be equivalent to the gross number of Shares with respect to which the Stock Appreciation Right may be exercised;

iv.            an Award (other than an Option) payable in some other security shall be deemed to be equal to the number of Shares to which it relates;

v.               where the number of Shares available under the Award is variable on the date it is granted, the number of Shares shall be deemed to be the maximum number of Shares that could be received under that particular Award;

vi.            where two or more types of Awards (all of which are payable in Shares) are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, each such joint Award shall be deemed to be the equivalent of the maximum number of Shares available under the largest single Award; and

vii.         the following Shares shall not again be made available for issuance as Awards under the Plan: (A) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan; (B) any Shares withheld by the Company or tendered by a Participant to satisfy the tax withholding obligations related to any Award under the Plan; (C) Shares not issued or delivered as a result of the net settlement of an outstanding Award; and (D) Shares purchased on the open market with any cash proceeds from the exercise of Stock Options.

Additional rules for determining the number of Shares granted under the Plan may be made by the Committee as it deems necessary or desirable.

e.              No fractional Shares may be issued under the Plan; however, cash shall be paid in lieu of any fractional Share in settlement of an Award.

4.2.            Other Plan Maximums

a.              The maximum number of Shares that may be awarded to a Participant in any fiscal year in the form of Options is 500,000 and the maximum number of Shares that may be awarded to a Participant in any fiscal year in the form of Stock Appreciation Rights is 500,000.

b.              The maximum number of Shares that may be awarded to a Participant in any fiscal year in the form of a Full Value Awards is 250,000.

c.               Notwithstanding anything in (a) and (b), above, to the contrary, the maximum number of Shares that may be awarded to a Participant who is an Outside Director in any fiscal year is 30,000.

5.              ELIGIBILITY. Participation in the Plan shall be limited to Employees and to certain other individuals or entities who are not Employees but who provide services to the Company or an Affiliate, such as services provided in the capacity of a director. The granting of Awards is solely at the discretion of the Committee. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include the providing of services as a director.

6.              GENERAL TERMS OF AWARDS

6.1.            Amount and Conditions of Award. Each Agreement shall set forth the Participant’s number of Shares of Restricted Stock, Restricted Stock Units, and Performance Units subject to the Agreement, or the number of Shares to which the Option Award subject to the Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to the Agreement is to be determined, as the case may be, together with such other terms and conditions applicable to the Award as determined by the Committee acting in its sole discretion, which may include conditions on Options or Stock Appreciation Rights becoming exercisable.

6.2.            Term. Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or the Performance Cycle for the Performance Units, as the case may be. The maximum Term for Options and Stock Appreciation Rights shall be ten years.

6.3.            Vesting. All time-vested Awards under the Plan shall have a minimum vesting period of at least one year; provided, however, that Awards may provide for acceleration of vesting upon such terms and conditions as shall be set forth in the Agreement, which may include acceleration of vesting in the event of the Participant’s death, Disability or Retirement. Acceleration of the Performance Cycle of Performance Units shall be subject to Plan Section 11.6

6.4.            Transferability. Except as set forth in this Section 6.4 or as may be required by law or court order, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s legal representative) may exercise an Option or Stock Appreciation Right, or receive payment with respect to any other Award. No Award of Restricted Stock (before the expiration of the restrictions), Restricted Stock Units, Options, Stock Appreciation Rights or Performance Units may be sold, assigned, transferred,

66   |   RLI Corp. 2015 Proxy Statement

exchanged or otherwise encumbered other than to a beneficiary in the event of a Participant’s death. Any attempted transfer in violation of this Section 6.4 shall be void and of no effect.

Notwithstanding the foregoing, the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer; and (iv) be permitted under applicable law, including Code Section 409A. For purposes of this subsection, Permitted Transferee shall mean: with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

6.5.            Rights as Shareholder. Subject to Section 7.4, each Agreement shall provide that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.

7.      RESTRICTED STOCK AWARDS

7.1.            Nature of Award. An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

7.2.            Restrictions on Stock Certificate. Except as otherwise provided in the applicable Agreement, each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

7.3.            Terms and Conditions of Award. The Agreement shall describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions and conditions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or a beneficiary.

7.4.            Rights of a Shareholder. Unless otherwise provided in the Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

7.5.            Separation from Service. A Participant must satisfy all of the terms and conditions of a Restricted Stock Award in order for the restrictions on the Shares subject to the Award to lapse. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Agreement, if a Participant has a Separation from Service during the Term of a Restricted Stock Award because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares of Restricted Stock under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Agreement may provide for other circumstances, including, but without limitation, the Participant’s Retirement, under which the Participant may receive a prorated Award. Any Shares of Restricted Stock as to which restrictions do not lapse under the preceding sentences or under the Agreement shall terminate at the date of the Participant’s Separation from Service and such Shares of Restricted Stock shall be forfeited to the Company.

8.      RESTRICTED STOCK UNIT AWARDS

8.1.            Nature of Award. An Award of Restricted Stock Units shall consist of the right to receive Shares in the future provided that certain restrictions or conditions are satisfied. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

8.2.            Terms and Conditions of Award. The Agreement shall describe the terms and conditions required to be satisfied in order for the Participant to be entitled to payment of the Shares subject to the Award.

8.3.            No Rights of a Shareholder. Shares shall not be issued to the Participant until and unless the restrictions and conditions described in Section 8.2 are satisfied, or at such later date as may be provided in the Agreement or other document.

8.4.            Separation from Service. A Participant must satisfy all of the terms and conditions of a Restricted Stock Unit Award in order to be entitled to receive the Shares subject to the Award. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Agreement, if a Participant has a Separation from Service during the Term of a Restricted Stock Unit Award because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Agreement may provide for other circumstances, including, but without

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limitation, the Participant’s Retirement, under which the Participant may receive a prorated Award. Any Restricted Stock Units as to which restrictions do not lapse under the preceding sentences or under the Agreement shall terminate at the date of the Participant’s Separation from Service and such Restricted Stock Units shall be forfeited to the Company.

8.5.            Cash Distributions. The Committee, in its discretion, may elect to settle Restricted Stock Units in the form of cash rather than Shares.

9.      STOCK OPTIONS

9.1.            Terms of All Options

a.              All Option Awards shall be granted pursuant to an Agreement. The purchase price of each Share subject to an Option Award shall be determined by the Committee and set forth in the Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option Award is granted (except as provided in Plan Section 16).

b.              The purchase price of the Shares with respect to which Options are exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law and as may be permitted by the Committee, the Agreement may permit some or all Participants to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the Shares, or exercise the Option Award in a “net exercise,” by which the number of Shares subject to the Option Award that would otherwise have been distributed to the Participant is reduced by the aggregate purchase price of the Shares being exercised divided by the then Fair Market Value of a Share. “Net exercise” may also be used in conjunction with a reduction in the number of shares subject to the Option Award to meet tax withholding obligations, as provided in Section 14. The purchase price may also be payable in cash or by delivery or tender of Shares (by actual delivery or attestation) having a Fair Market Value as of the date the Option Award is exercised equal to the purchase price of the Shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee, but no fractional Shares will be issued or accepted. Notwithstanding anything in this Section 9.1(b) to the contrary, a Participant exercising an Option Award shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

c.               Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option Award be exercisable at any time after the expiration of its Term. When an Option Award is no longer exercisable, it shall be deemed to have lapsed or terminated.

d.              Upon receipt of notice of exercise, the Committee may elect to pay cash in lieu of delivering the Shares for which an Option Award is being exercised by paying the Participant an amount equal to the excess of the Fair Market Value of the Shares over the aggregate purchase price for the Shares for which the Option Award is being exercised on the effective date of such exercise.

9.2.            Separation from Service. Unless otherwise provided in the Agreement:

a.              If a Participant has a Separation from Service because of the Participant’s death, then any Option Award that has not expired or been terminated shall become exercisable in full and may be exercised by the Participant’s beneficiary at any time, or from time to time, within one year after the date of the Participant’s death.

b.              If a Participant has a Separation from Service due to Disability, then any Option Award that has not expired or been terminated shall become exercisable in full, and the Participant or the Participant’s beneficiary may exercise such Option Award at any time, or from time to time, within three years after the Participant’s Separation from Service.

c.               If a Participant Retires, then any Option Award that has not expired or been terminated shall remain exercisable for three years after the Participant’s Separation from Service, but, unless otherwise provided in the Agreement, only to the extent that such Option Award was exercisable immediately prior to such Participant’s Separation from Service.

d.              If a Participant has a Separation from Service (that is not a Qualifying Termination) for any reason other than death, Retirement or other than following his or her Disability, then any Option Award that has not expired or been terminated shall, unless the Committee shall otherwise provide in the Agreement, remain exercisable for three months after Separation from Service, but only to the extent that such Option Award was exercisable immediately prior to the Separation from Service.

e.              Notwithstanding Sections 9.2 (d) and unless otherwise provided in the Agreement, if the Participant experiences a Qualifying Termination, the Option Award shall remain exercisable until the expiration of the Term.

f.                 Notwithstanding Sections 9.2(a)-(e) and unless otherwise provided in the Agreement, if the Participant is an Outside Director, the Option Award shall remain exercisable until the expiration of the Term, even after the director’s termination of services as a director, but only to the extent that such Option Award was exercisable immediately prior to such Outside Director ceasing to be a director.

g.              Notwithstanding the Plan Section 9.2 (a)-(f), in no event shall an Option Award be exercisable if the Participant’s employment (or service as a director) is terminated due to “Cause.”

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10.       STOCK APPRECIATION RIGHTS

10.1.     Nature of Award. An Award of a Stock Appreciation Right shall entitle the Participant (or a beneficiary), subject to terms and conditions determined by the Committee to receive upon exercise of the Stock Appreciation Right, all or a portion of the excess of the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right.

10.2.     Connection with Other Awards. A Stock Appreciation Right may be granted in connection with part or all of, in addition to, or completely independent of an Option Award or any other Award under the Plan. If issued in connection with a previously or contemporaneously granted Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels a pro rata portion of the Option Award with which it is connected and vice versa.

10.3.     Terms of Award. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after the expiration of its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated.

10.4.     Payment. Upon exercise of a Stock Appreciation Right, payment to the Participant or a beneficiary shall be made in a lump sum. Payment shall be made in the form of Shares. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment may be made.

10.5.     Separation from Service. Unless otherwise provided in the Agreement:

a.              If a Participant has a Separation from Service because of the Participant’s death, then any Stock Appreciation Right that has not expired or been terminated shall become exercisable in full and may be exercised by the Participant’s beneficiary at any time, or from time to time, within one year after the date of the Participant’s death.

b.              If a Participant has a Separation from Service due to Disability, then any Stock Appreciation Right that has not expired or been terminated shall become exercisable in full, and the Participant or the Participant’s beneficiary may exercise such Stock Appreciation Right at any time, or from time to time, within three years after the Participant’s Separation from Service.

c.               If a Participant Retires, then any Stock Appreciation Right that has not expired or been terminated shall remain exercisable for three years after the Participant’s Separation from Service, but, unless otherwise provided in the Agreement, only to the extent that such Stock Appreciation Right was exercisable immediately prior to such Participant’s Separation from Service.

d.              If a Participant has a Separation from Service (that is not a Qualifying Termination) for any reason other than death or other than following his or her Disability or Retirement, then any Stock Appreciation Right that has not expired or been terminated shall, unless the Committee shall otherwise provide in the Agreement, remain exercisable for three months after Separation from Service, but only to the extent that such Stock Appreciation Right was exercisable immediately prior to the Separation from Service.

e.              Notwithstanding Sections 10.2 (d) and unless otherwise provided in the Agreement, if the Participant experiences a Qualifying Termination, the Option Award shall remain exercisable until the expiration of the Term.

f.                 Notwithstanding Sections 10.5(a)-(e), and unless otherwise provided in the Agreement, if the Participant is an Outside Director, the Stock Appreciation Right shall remain exercisable until the expiration of the Term even after such Outside Director ceases to be a director of the Company, but only to the extent that such Stock Appreciation Right was exercisable immediately prior to such Outside Director ceasing to be a director.

g.              Notwithstanding Sections 10.5(a)-(f), in no event shall a Stock Appreciation Right be exercisable if the Participant’s employment (or service as a director) is terminated due to “Cause.”

11.       PERFORMANCE UNITS

11.1.     Nature of Award. An Award of Performance Units shall consist of the right to receive cash or Shares in the future provided that certain Performance Goals are satisfied during a Performance Cycle.

11.2.     Terms and Conditions of Award. The Agreement shall describe the terms and conditions required to be satisfied in order for the Participant to be entitled to payment of the Shares subject to the Award, including the Performance Goals (and their target levels) to be satisfied as a condition of receiving the Award. In the case of Covered Employees, the requirements of Code Section 162(m) and other provisions of the Plan addressing Covered Employees, must be satisfied. The Agreement shall also describe when delivery of the Shares or cash subject to the Performance Units will occur should the Performance Goals be attained.

11.3.     Determination of Award. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which (a) Performance Goals have been attained, and (b) the number of Shares or cash payable with respect to the Award.

11.4.     No Rights of a Shareholder. Shares shall not be issued to the Participant until provided in the Agreement (or other document deferring receipt of the Shares, as may be permitted by the Committee).

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11.5.     Separation from Service. A Participant must satisfy all of the terms and conditions of a Performance Unit Award in order to be entitled to receive the Shares subject to the Award. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Agreement, if a Participant has a Separation from Service during the Performance Cycle because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Agreement may provide for other circumstances, including, but without limitation, the Participant’s Retirement, under which the Participant may receive a prorated Award. Any Performance Units as to which restrictions do not lapse under the preceding sentences or under the Agreement shall terminate at the date of the Participant’s Separation from Service and such Performance Units shall be forfeited to the Company.

11.6.     Adjustments to Awards. The Agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to a Participant, upon the occurrence of certain events, which may, but need not include, without limitation, a change in the accounting practices of the Company; a change in the Participant’s title or employment responsibilities; the Participant’s death, Disability or Retirement; or, with respect to payments in Shares, an event specified in Plan Section 16. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive. In no event, however, shall a Performance Cycle be accelerated with respect to a Covered Employee unless the acceleration is a permitted acceleration under Code Section 162(m).

12.       EFFECTIVE DATE AND DURATION OF THE PLAN

12.1.     Effective Date. The Plan shall become effective as of May 7, 2015, if the Plan is approved by the requisite vote of shareholders at the 2015 Annual Meeting of Shareholders or any adjournment thereof.

12.2.     Duration of the Plan. The Plan shall remain in effect until all Stock subject to it shall be distributed, all Awards have expired or lapsed, the Plan is terminated pursuant to Plan Section 15, or May 7, 2025 (the “Termination Date”); provided, however, that Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which the Award is made or granted.

13.       PLAN DOES NOT AFFECT EMPLOYMENT STATUS

a.              Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally.

b.              Nothing in the Plan or in any Agreement or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or any Affiliate or constitute any contract of employment or affect any right that the Company or any Affiliate may have to change such person’s compensation, other benefits, job responsibilities, or title, or to terminate the employment of such person with or without Cause.

14.       TAX WITHHOLDING. The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may, in its discretion, require that the individual cover all or any part of the required withholdings through a reduction of the number of Shares delivered or delivery or tender return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws; provided, however, that in the case of Share withholding the amount withheld may not exceed the amount determined by applying the Participant’s or beneficiary’s minimum statutory withholding rate.

15.       AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

15.1.     In General. The Board may at any time and from time to time amend, suspend or terminate the Plan. Except as limited in Section 15.2 below, the Committee may at any time alter or amend any or all Award Agreements under the Plan to the extent permitted by law.

15.2.     Exceptions. No amendment, suspension or termination of the Plan will materially and adversely affect any right acquired by any Participant or beneficiary under an Award granted before the date of amendment, suspension or termination, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for the changes described in Plan Sections 11.6 or 16 does not adversely affect these rights.

16.       ADJUSTMENT FOR CHANGES IN CAPITALIZATION. In connection with a (i) Fundamental Change, (ii) recapitalization, (iii) reclassification, (iv) cash or stock dividend or other distribution (other than ordinary cash dividends), (v) stock split, (vi) stock combination, (vii) stock exchange, or (viii) any other similar corporate transaction (individually and collectively, the “Event”)—which would otherwise impact or affect (a) the aggregate number or type of Shares available for Awards under the Plan, including any adjustment in the manner in which the maximum number of Shares or types of Awards available under the Plan are determined and counted; (b) the maximum number of Shares permitted

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to be issued to an individual Participant in any fiscal year; (c) the number or type of Shares and amount of cash subject to outstanding Awards; (d) the grant, exercise price or value of outstanding Awards; and/or (e) the terms and conditions of any outstanding Award (including, without limitation, any applicable performance targets or criteria with respect to any Performance Units) — the Committee shall make such adjustments in Awards as it deems equitable and appropriate, in its sole discretion, to reflect such Event. In making any such adjustments, the Committee shall round fractional Shares to the nearest whole Share.

17.       CHANGE IN CONTROL. In the event of a Change in Control, the Committee shall take one of the actions described in Sections 17.1 or 17.2.

17.1.     Substitution. If the Change in Control is a merger, consolidation or statutory share exchange, make appropriate provision for the replacement of the outstanding Awards by the substitution of equity-based awards of the corporation surviving any merger or consolidation with substantially similar terms and conditions (or, if appropriate, equity-based awards of the parent corporation of the Company or such surviving corporation), provided such equity-based awards preserve the full economic value of the outstanding Awards (to the extent permitted under Code Section 409A, or, if applicable, the stock rights exemption from Code Section 409A) and provide for full vesting of the Award in the event the Participant experiences a Qualifying Termination.

17.2.     Acceleration of Vesting and Payment of Awards.

a.              Options and Stock Appreciation Rights. In the case of Awards of Options and Stock Appreciation Rights, at least ten days before the occurrence of the Change in Control, declare, and provide written notice to each holder of the Option Award or Stock Appreciation Right of the declaration that each outstanding Option Award and Stock Appreciation Right, whether or not then exercisable, shall be cancelled at the time of, or immediately before the occurrence of, the Change in Control in exchange for payment to each holder of an Option Award or Stock Appreciation Right, within ten (10) days after the Change in Control of cash equal to (a) for each Share covered by the cancelled Option, the amount, if any, by which the Fair Market Value per Share exceeds the purchase price per Share covered by such Option, or (b) for each Stock Appreciation Right, the price determined pursuant to Section 10. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right and each Option Award shall immediately become exercisable in full and each person holding an Option Award or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option Award or Stock Appreciation Right, to exercise the Option Award as to all or any part of the Shares covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 17.2(a), each outstanding Option Award and Stock Appreciation Right granted pursuant to the Plan that shall not have been exercised before the Change in Control shall be cancelled at the time of, or immediately before, the Change in Control, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option Award or a Stock Appreciation Right shall be entitled to the payment provided for in this Section 17.2(a) if such Option Award or Stock Appreciation Right shall have terminated, expired or been cancelled.

b.              Full Value Awards. In the case of Full Value Awards that are time-based vested, provide for either full vesting or pro-rated vesting (based on the number of months that have expired since the Award was granted) and payout of cash or Shares under the Award; and in the case of Full Value Awards that are performance-based, provide for full vesting and payout of cash or Shares based on the assumption that the performance goal(s) for the Award were met at target.

18.       FORFEITURES AND CLAWBACK

18.1.     Forfeiture. An Agreement may provide that if a Participant has received or been entitled to delivery of Shares pursuant to an Award within six months before the Participant’s Separation from Service with the Company, the Committee, in its sole discretion, may require the Participant to return or forfeit the Shares or cash received with respect to the Award (or its economic value as of: (a) the date of the exercise of Options or Stock Appreciation Rights, (b) the date of, and immediately following, the lapse of restrictions on Restricted Stock, Restricted Stock Units, or the receipt of Shares without restrictions, or (c) the date on which the right of the Participant to payment with respect to Performance Units vests, as the case may be), in the event of certain occurrences specified in the Agreement. The Committee’s right to require forfeiture must be exercised within any period required by law. The occurrences may, but need not, include termination for “Cause,” competition with the Company, unauthorized disclosure of material proprietary information of the Company, a violation of applicable business ethics policies of the Company, a violations of applicable law, or any other occurrence specified in the Agreement within the period or periods of time specified in the Agreement.

18.2.     Required Clawback. The Company reserves the right to require a Participant to forfeit or return to the Company any cash or Shares received under an Award under the Plan to the extent required by law, under any applicable exchange listing standard or under any applicable policy adopted by the Company that is designed to meet any legal obligations or obligations under any applicable exchange listing standard.

19.       BENEFICIARY UPON DEATH. In the event that any interest in Stock is or becomes distributable under the Plan at the time of the Participant’s death, such interest shall be distributed to the beneficiary or beneficiaries designated by the Participant. Such interest shall be distributed according to the terms of the Plan and the Agreement. In order for a beneficiary designation to be valid for purposes of the Plan, it must

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be completed and filed with the Company according to the rules established by the Company. If the Participant has not completed a beneficiary designation, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the Participant’s estate. If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the Participant’s estate, in which event the Company shall have no further liability or responsibility to anyone with respect to such amount. This Section 19 shall apply to all Awards granted under the Plan.

20.       CORPORATE MERGERS, ACQUISITIONS, ETC. The Committee may also grant Options, Stock Appreciation Rights, Restricted Stock or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other award granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

21.       UNFUNDED PLAN. Except with respect to Awards of Restricted Stock, the Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and a Participant or beneficiary. Except with respect to Awards of Restricted Stock, to the extent any person acquires a right to receive an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

22.       LIMITS OF LIABILITY

a.              Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

b.              Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

23.       COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS. No certificate for Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.

24.       DEFERRALS AND SETTLEMENTS. The Committee may require or permit Participants to elect to defer the issuance of Shares under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

25.       OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

26.       REQUIREMENTS OF LAW

a.              To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Illinois without regard to its conflicts-of-law principles and shall be construed accordingly.

b.              If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27.       REPRICING; SHAREHOLDER APPROVAL. Except as provided in Plan Section 16, neither the Board nor any committee thereof shall cause the Company to take any of the following actions without receiving the prior approval of the shareholders of the Company:

a.              adjusting or amending the exercise price of any outstanding Award, whether through amendment, replacement grant, exchange or other means;

b.              providing for the cancellation of an Option Award in exchange for cash or another Award when the Option’s exercise price per Share exceeds the Fair Market Value of a Share; or

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c.               providing for the cancellation of a Stock Appreciation Right in exchange for cash or another Award when the Stock Appreciation Right’s base price per Share exceeds the Fair Market Value of a Share.

28.       COMPLIANCE WITH CODE SECTION 409A. Any benefit under the Plan that is or becomes subject to Code Section 409A is intended to comply with the requirements of Code Section 409A, and the benefit will be administered, and any Plan term governing such benefit will be interpreted, accordingly. Notwithstanding any other provision in the Plan or any Agreement to the contrary, if at the time of the Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), distributions made on account of the Participant’s Separation from Service that are subject to Code Section 409A may not be made before the date that is six months after Participant’s Separation from Service. In such instance, and notwithstanding the payment terms under an individual Agreement, distributions will commence on the first day of the seventh month following the Separation from Service and the first monthly distribution shall include the aggregate payments (if any) that were delayed pursuant to this paragraph. For purposes of this Plan, any series of installment payments to which a Participant may be entitled under any Award subject to 409A shall be treated as a right to a series of separate payments under Section 409A.

29.       COMPLIANCE WITH CODE SECTION 162(M). The Plan is intended to comply with the requirements of Code Section 162(m) and will be interpreted accordingly.

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9025 N. LINDBERGH DRIVE PEORIA, IL 61615-1431 P: 309-692-1000 www.rlicorp.com © 2015 RLI CORP. • 1.1M

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2015. RLI CORP. Meeting Information Meeting Type: Annual Meeting For holders as of: March 9, 2015 Date: May 7, 2015 Time: 2:00 PM Location: Mt. Hawley Country Club 7724 North Knoxville Avenue Peoria, Illinois 61614 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. RLI DIFFERENT WORKS RLI CORP 9025 NORTH LINDBERGH DRIVE PEORIA IL 61615 MB2327-P59159

- Before You Vote - How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, Please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2015 to facilitate timely delivery. - How To Vote - Please Choose One of the Following Voting Methods Vote In Person: Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote by the Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. MB2328-P59159

Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Kaj Ahlmann 02) Barbara R. Allen 03) Michael E. Angelina 04) John T. Baily 05) John W. Graham 06) Gerald I. Lenrow 07) Charles M. Linke 08) F. Lynn McPheeters 09) Jonathan E. Michael 10) James J. Scanlan 11) Michael J. Stone 12) Robert O. Vlets The Board of Directors recommends you vote FOR the proposals 2, 3, 4, 5 and 6. 2. APPROVE AMENDMENT TO THE COMPANY’S 2005 OMNIBUS STOCK PLAN. 3. APPROVE AMENDMENT TO THE COMPANY’S 2010 LONG-TERM INCENTIVE PLAN. 4. APPROVE THE COMPANY’S 2015 LONG-TERM INCENTIVE PLAN. 5. RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 6. APPROVE THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION. NOTE: The proxy also grants the Proxies the ability to vote in their discretion upon other matters as may properly come before the meeting. MB2329-P59159

***Exercise Your  Right to vote *** important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2015, RILL CORP. Different works  Rli corp 9025 north Lindbergh drupe Peorta 61615 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these. shares. This communication presents only an overview of the more complete proxy materials drat are available to you on the Internet You may view the proxy materials online at www.proxyvote.com or easily request a paper easily (see reverse side)- We encourage you to access and review all of the important information contained ln the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Yote How toAccess the Proxy Materials  Proxy Haterials Available to VIEW or RECEIYE: NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Haterials Available to VIEW or RECEIYE: NOTICEAND PROXY STATEMENT ANNUAL REPORT How toYiew Online: Haye the intormation that is printed in the box marked by the arrow4ffiffiiffiffiXTitrl(located on the fot |owi n g page) and vi siu urn w.proxltvote. corx. Honr to Requestand Receive a PAPER or E-l'lAlL Copy: lf you want td receive e paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy, Please choose one of the following methods to make )rour request: IIBYINTERNEI: $,yrw.proxyyote,com 2) BY IELEPHONE: l-800-s79-1639 3)gyE-rl,tAIt*: sehdmaterial@pruxyvote.com t lf requesting rrrrLerhls by e-mail, please send a blank e-mail witlr the informatlon tlut is printed in the box marked by the arrow-ll$trX-ffifffiTEffi](located on the following page) in the subiect line. Requests, instruftions and orher inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instruced above on or before April 23, 201 5 m facilitate tlmely delivery. - IIow To Vote - Please Choose One of the FollowingYoting l{ethods Yote In Person; Please check the meeting materials for any special requirements for meeting attendance. As the meeting, you will need to request a ballot to vote these shares, Vote By lnternefi Jb vote now by Internet, go to www-proryyote.com. Have the information that is prinred in the box marked by the arrorr -+ffiXXffifffiffi-Xl (located on the following page) arailable and foJlorrv dre instructions, Yote By Hail: You can vote by rnail by requestiflg e paper copy of the materials, which will include a proxy card.

It€ms The Board of Direttorr recommendsyouvote FOR the lollowinq: 1. Election ol Dir'ecton Hominees: 01) Kaj Ahlmann 0Z) Barbara R. Allen 03) Michael E. Anqelina 04) ,ohn T. Baily 05) lordan W. Graham 05) Gerald l. leorow 07) 08) 0s) 10) 11) 12I Charles M. Liflke t, Lyon McPheEters lonathan E. M:chael James J. Scanlan Mi(hael ,. Stofie Roheir O- Viets The Eoard of trirslorr recommendl you votE FOf, the pnrposals 2. 3, d 5 and 6. Z. APPROVE AMENDMENTTO THE COMPANY'S 2OO5 OMNIBUS STOCK PIAN. 3. APPROVE AMENDMENI TO THE COMPAI,IY'S 2O1O IONG.TERM INCENTIVE PTAN. 4. AFPROVE IHE COMPANY.5 2OI5 LONG-TERN,I INCENTIVE PLAN, 5. f,,ATIFICATION OF THE APPOINTMENT OF KPMG A5 TIIE COMPANY's INDEPENDENT REGISTERED PUSLIC ATCOUNNNG FIRM. 5. APPROVt THE ADVISOBY RESOLUTION ON EXECUTIVE COMPENSATION, NOTE: The proxy also grants th€ Trustee the atJility to rrote in their discretjEn upon othEr matlers as may pmperly come before the fiEptiilg o6 6 N @ E

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. RLI CORP. 9025 NORTH LINDBERGH DRIVE PEORIA, IL 61615 M82325-P59159 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except RLI CORP. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Kaj Ahlmann 02) Barbara R. Allen 03) Michael E. Angelina 04) John T. Baily 05) Jordan W. Graham 06) Gerald I. Lenrow 07) Charles M. Linke 08) F. Lynn McPheeters 09) Jonathan E. Michael 10) James J. Scanlan 11) Michael J. Stone 12) Robert O. Viets The Board of Directors recommends you vote FOR the proposals 2, 3, 4, 5 and 6. For Against Abstain 2. APPROVE AMENDMENT TO THE COMPANY'S 2005 OMNIBUS STOCK PLAN. 3. APPROVE AMENDMENT TO THE COMPANY'S 2010 LONG-TERM INCENTIVE PLAN. 4. APPROVE THE COMPANY'S 2015 LONG-TERM INCENTIVE PLAN. 5. RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 6. APPROVE THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION. NOTE: This proxy also grants the Proxies the ability to vote in their discretion upon other matters as may properly come before the meeting. Please sign exactly as your name(s) appear(s). Executors, trustees, and others signing in a representative capacity should include their name and the capacity in which they sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report & Notice and Proxy Statement are available at www.proxyvote.com. M82326-P59159 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RLI CORP. The undersigned hereby appoints Jordan W. Graham and Gerald I. Lenrow, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either one of them, to represent and to vote, as indicated on the other side of this form or as indicated by phone or Internet, the shares of Common Stock of RLI Corp. held of record by the undersigned on March 9, 2015, at the RLI Corp. Annual Meeting of Shareholders to be held on May 7, 2015 or any adjournments thereof. If no other indication is made on the reverse side of this form, or by phone or Internet, the Proxies shall vote for each of the director nominees listed on the reverse side of this form, for Proposals 2, 3, 4, 5 and 6, and, in their discretion, upon such other business as may properly come before the meeting. (Continued and to be signed and dated on the reverse side.)

RLI CORP. 9025 NORTH LINDBERGH DRIVE PEORIA, IL 61615 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time, May 5, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time, May 5, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M82348-P59159 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date For All Withhold All For All Except Please sign exactly as your name(s) appear(s). Executors, trustees, and others signing in a representative capacity should include their name and the capacity in which they sign. RLI CORP. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: 01) Kaj Ahlmann 02) Barbara R. Allen 03) Michael E. Angelina 04) John T. Baily 05) Jordan W. Graham 06) Gerald I. Lenrow 07) Charles M. Linke 08) F. Lynn McPheeters 09) Jonathan E. Michael 10) James J. Scanlan 11) Michael J. Stone 12) Robert O. Viets 2. APPROVE AMENDMENT TO THE COMPANY'S 2005 OMNIBUS STOCK PLAN. NOTE: This proxy also grants the Trustee the ability to vote in its discretion upon other matters as may properly come before the meeting. 3. APPROVE AMENDMENT TO THE COMPANY'S 2010 LONG-TERM INCENTIVE PLAN. The Board of Directors recommends you vote FOR the proposals 2, 3, 4, 5 and 6. 4. APPROVE THE COMPANY'S 2015 LONG-TERM INCENTIVE PLAN. 5. RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 6. APPROVE THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report & Notice and Proxy Statement are available at www.proxyvote.com. M82349-P59159 Confidential Voting Instructions THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEE OF THE RLI CORP. EMPLOYEE STOCK OWNERSHIP PLAN By signing on the reverse side or by voting by phone or Internet, you direct the Trustee of the RLI Corp. Employee Stock Ownership Plan to vote (in person or by proxy), as provided, the number of shares of RLI Common Stock credited to this account as of March 9, 2015 under the RLI Corp. Employee Stock Ownership Plan, at the RLI Corp. Annual Meeting of Shareholders to be held on May 7, 2015 or any adjournments thereof. If no vote is provided, the Trustee shall vote for each of the director nominees listed and upon Proposals 2, 3, 4, 5 and 6 pro rata with all shares of Common Stock held in the RLI Corp. Employee Stock Ownership Plan (based upon the vote of all other participants who provide voting instructions), and, in its discretion, upon such other business as may properly come before the meeting. These confidential voting instructions will be seen only by our tabulator, Broadridge Financial Solutions. (Continued and to be signed and dated on the reverse side.)